UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

LXP INDUSTRIAL TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Penn Plaza, Suite 4015

New York, New York 10119-4015

(212) 692-7200

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 24, 2022

To the Shareholders of LXP Industrial Trust:

The 2022 Annual Meeting of Shareholders of LXP Industrial Trust, a Maryland real estate investment trust, will be held on Tuesday, May 24, 2022, at 10:00 a.m., Eastern time, virtually via the internet at www.cesonlineservices.com/lxp22_vm for the following purposes:

(1)	to elect eight trustees to serve until the 2023 Annual Meeting of Shareholders or their earlier removal or resignation and until their respective successors, if any, are elected and qualify;

(2)	to consider and vote upon an advisory, non-binding resolution to approve the compensation of the named executive officers, as disclosed in the accompanying proxy statement;

(3)	to consider and vote upon a proposal to amend our Declaration of Trust to increase the number of authorized shares of beneficial interest;

(4)	to consider and vote upon a proposal to approve the LXP Industrial Trust 2022 Equity-Based Award Plan;

(5)	to consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

(6)	to transact such other business as may properly come before the 2022 Annual Meeting of Shareholders or any adjournment or postponement thereof.

Only holders of record at the close of business on March 18, 2022 are entitled to notice of and to vote at the 2022 Annual Meeting of Shareholders or any adjournment or postponement thereof.

Please note that Land & Buildings Investment Management, LLC (“L&B”) has notified us that it intends to nominate two individuals for election to our Board of Trustees at the Annual Meeting of Shareholders. You may receive solicitation materials from L&B, including a proxy statement and a proxy card of an as yet undisclosed color (“[COLOR]”). We are not responsible for the accuracy of any information provided by or relating to L&B or its nominees contained in solicitation materials filed or disseminated by or on behalf of L&B or any other statements L&B may make.

Our Board of Trustees does not endorse the L&B nominees and unanimously recommends that you vote “FOR” the election of all nominees proposed by our Board of Trustees on the WHITE proxy card or WHITE voting instruction form (including via the telephone or Internet methods of voting specified on each). Our Board of Trustees strongly urges you NOT to return or vote any [COLOR] proxy card sent to you by L&B. Please note that voting to “withhold” with respect to the L&B nominees on a [COLOR] proxy card sent to you by L&B is not the same as voting “for” our Board of

Trustees’ nominees, because a vote to “withhold” with respect to the L&B nominee on its [COLOR] proxy card will revoke any WHITE proxy you may have previously submitted.

To support our Board of Trustees’ nominees, you should vote FOR our Board of Trustees’ nominees on the WHITE proxy card and disregard, and not return, any [COLOR] proxy card sent to you by L&B. If you have previously submitted a [COLOR] proxy card sent to you by L&B, you can revoke that proxy and vote for our Board of Trustees’ nominees by using the enclosed WHITE proxy card or WHITE voting instruction form (including via the telephone or Internet methods of voting specified thereon) which will automatically revoke your prior proxy. Any later-dated [COLOR] proxy card that you send to L&B will also revoke your proxy, including WHITE proxies that you have voted FOR our Board of Trustees’ nominees, and we strongly urge you not to sign or return any [COLOR] proxy cards sent to you by L&B. Only the latest dated validly executed proxy that you submit will be counted.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we request that you read the proxy statement and vote your shares by signing and dating the enclosed WHITE proxy card or WHITE voting instruction form and returning it in the envelope provided to you or to use the telephone or Internet methods of voting described in your WHITE proxy card or voting instruction form so that your shares can be voted at the Annual Meeting in accordance with your instructions. If you are a shareholder of record and plan to attend the Annual Meeting in person via webcast, you are encouraged to authorize your vote beforehand by Internet, telephone or mail. You may also vote in person via webcast at the Annual Meeting. If you are a beneficial owner, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares if you wish to attend the Annual Meeting and vote in person via webcast.

Given the contested nature of the election, under the rules of the New York Stock Exchange, if your common shares are held through a broker, bank or other nominee in “street name” as of the close of business on the record date and you receive proxy materials from L&B, your broker, bank, or other nominee will only be able to vote your shares with respect to any proposals at the Annual Meeting if you have instructed them how to vote. Your bank, broker, or other nominee will not vote your shares unless you provide instructions to your bank, broker, or other nominee on how to vote your shares. Your broker, bank, or other nominee has enclosed a WHITE voting instruction form for you to use to direct them regarding how to vote your shares. Please instruct your broker, bank, or other nominee how to vote your shares using the WHITE voting instruction form you received from them. Please return your completed WHITE proxy card or WHITE voting instruction form to your broker, bank, or other nominee and contact the person responsible for your account so that your vote can be counted. In most instances, you will be able to do this over the Internet or by telephone, or by mail as indicated on your WHITE voting instruction form.

If you have questions about the matters described in this proxy statement or how to submit your proxy or if you need additional copies of this proxy statement, the enclosed WHITE proxy card or WHITE voting instruction form, you should contact D.F. King & Co., Inc., our proxy solicitor, toll free at (866) 811-1442 (banks and brokers may call collect at (212) 269-5550.

On behalf of our Board of Trustees, we thank you for your support and participation.

By Order of the Board of Trustees,

Joseph S. Bonventre Secretary New York, New York April 11, 2022

Whether or not you expect to participate at the 2022 Annual Meeting of Shareholders, we urge you to authorize your WHITE proxy electronically via the Internet or by telephone or by completing and returning the WHITE proxy card if you requested paper proxy materials. Voting instructions are printed on your WHITE proxy card and included in the accompanying proxy statement. Any person giving a proxy has the power to revoke it at any time prior to the meeting and shareholders who participate in the meeting may withdraw their proxies and vote in person via webcast.

One Penn Plaza, Suite 4015

New York, New York 10119-4015

(212) 692-7200

April 11, 2022

Dear Fellow Shareholders,

2021 was another outstanding year, which marked the significant accomplishment of substantially completing our transaction to an industrial REIT. We ended the year with 98.1% of our consolidated assets, excluding held for sale assets, consisting of warehouse and distribution assets. The benefits of our strategic plan are beginning to pay off as we accomplished the following in 2021:

●	Acquired/completed approximately $886 million of warehouse/distribution assets.

●	Leased 8.5 million square feet, including 1.7 million square feet leased from speculative development projects.

●	Increased industrial Base and Cash Base rents by 10.9% and 6.7%, respectively.

●	Maintained attractive leverage of 5.5x net debt to Adjusted EBITDA.

●	Raised $648 million of new equity and debt capital.

●	Delivered an annual total shareholder return of 52.9%.

Our portfolio is positioned to deliver sustainable shareholder value with over 577 acres available for future development.

We have continued to be a leader in corporate governance. Since 2015, we have refreshed the Board by adding six new independent trustees. Our non-employee trustees have an average tenure of less than 6 years. In April 2022, we announced the appointment of Arun Gupta to our Board of Trustees, who brings cybersecurity expertise and a diverse background to our Board.

Our ESG program was significantly expanded in 2021. We published our first Corporate Responsibility Report. We also obtained the first-place ranking in our peer group, U.S. Industrial Listed, in the GRESB Real Estate Assessment. We look forward to further enhancing our ESG program in 2022.

On February 8, 2022, after careful consideration, we announced that our Board of Trustees had initiated a review of our strategic alternatives, including a sale, merger or other business combination. On April 8, 2022, after conducting a robust and thorough review process and with the support of our independent financial and legal advisors, we announced the suspension of the review of our strategic alternatives. As always, we remain open to all opportunities to maximize shareholder value and we have been and will continue to work hard in this effort.

Your vote is especially important to us this year. Land & Buildings Investment Management, LLC has notified the company of its intention to nominate two individuals for election to our Board of Trustees at the 2022 Annual Meeting of Shareholders in opposition to the highly qualified nominees recommended by our Board of Trustees. Enclosed with your proxy materials is a WHITE proxy card or WHITE voting instruction form, which is being solicited on behalf of our Board of Trustees. We urge you to cast your vote as soon as possible.

We strongly urge you to read the accompanying Notice of Annual Meeting and Proxy Statement carefully and vote FOR the nominees recommended by our Board of Trustees and in accordance with the recommendation of our Board of Trustees on the other proposals by using the enclosed WHITE proxy card. If you have any questions, you should contact D.F. King & Co., Inc., our proxy solicitor, toll free at (866) 811-1442 or call collect at 212- 269-5550.

We value your investment in us, and we once again ask for your continued support by voting for the items in the accompanying proxy statement.

Sincerely,

T. Wilson Eglin Chairman and Chief Executive Officer	Richard S. Frary Lead Independent Trustee

PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 24, 2022

The Board of Trustees of LXP Industrial Trust, a Maryland real estate investment trust, is soliciting proxies to be voted at the 2022 Annual Meeting of Shareholders, which we refer to herein as the Annual Meeting. The Annual Meeting will be held Tuesday, May 24, 2022, at 10:00 a.m., Eastern time, virtually via the internet at www.cesonlineservices.com/lxp22_vm. This proxy statement summarizes the information you need to know to vote by proxy or in person via webcast at the Annual Meeting or any postponements or adjournments thereof. You do not need to attend the Annual Meeting in person via webcast in order to have your shares voted at the Annual Meeting.

All references to the “Trust,” “Company,” “we,” “our” and “us” in this proxy statement mean LXP Industrial Trust. All references to “Shareholder” and “you” refer to a holder of shares of beneficial interest, par value $0.0001 per share, of the Company, classified as “Common Stock,” which we refer to as common shares or shares, as of the close of business on March 18, 2022, which we refer to as the Record Date.

2021 COMPANY PERFORMANCE1

Industrial Growth Opportunities

●	Acquired/completed approximately $886 million of warehouse/distribution assets at aggregate weighted-average GAAP and Cash estimated stabilized capitalization rates of 4.9% and 4.6%, respectively.

●	Invested $111.5 million in five ongoing development projects.

●	Land bank of 577 acres following purchase of an aggregate of 490 acres of developable land in Q4 2021.

Focused Disposition Plan

●	Disposed of approximately $824 million at aggregate weighted-average GAAP and Cash capitalization rates of 7.5% and 7.3%, respectively.

●	Formed special purpose industrial joint venture, comprising of 22 manufacturing and cold storage assets, of which we own a 20% interest.

Proactive Asset Management

●	Leased 8.5 million square feet, including 1.7 million square feet leased from speculative development projects.

●	Stabilized Portfolio leased of 99.4%.

●	Increased industrial Base and Cash Base rents by 10.9% and 6.7%, respectively.

Strong Balance Sheet

●	Attractive leverage of 5.5x net debt to Adjusted EBITDA with ample cash and full credit facility availability.

●	Long-term debt with weighted-average interest rate of 2.8% and a weighted-average term of 7.5 years.

●	Credit facility availability of $600 million and 19.6 million common shares unsettled under forward sales contracts, which had an aggregate settlement price of $226.1 million.

ESG+R Strategy

●	Published ESG+R objectives and environmental targets on our website.

●	Earned the first place ranking for U.S. Industrial Listed in first GRESB Assessment.

●	Published first Corporate Responsibility Report.

●	Increased green building certifications to 20, achieving second highest BREEAM rating for an industrial property in the U.S., and received four 2021 ENERGY STAR certifications awarded for properties that perform in the top 25% of similar buildings in energy efficiency.

●	Received 3.96/5 overall satisfaction in first tenant satisfaction survey for industrial portfolio.

●	Signed on to support the UN Women’s Empowerment Principles and the CEO Action for Diversity and Inclusion.

●	Reported to the Bloomberg Gender Equality Index (Added to Index in 2022).

●	Aligned ESG+R reporting with the SASB standard and became a supporter of the TCFD framework, in addition to already aligning with the GRESB, INREV, GRI and UN PRI.

Successfully Transformed Portfolio

2015[2]	2018[2]	2021[2,3]

Improved Cost of Capital

Share price / Next twelve months AFFO Multiple – YE 2015 to YE 2021

Outperformance Since the 2018 DK JV Announcement4

Total Shareholder Returns Since 9/4/2018

(1)	See our Quarterly Supplemental Information, December 31, 2021 (available in the Investors section of www.lxp.com), for the definitions of GAAP and Cash capitalization rates, Base and Cash Base rents, AFFO, Adjusted EBITDA and a reconciliation to net income. Our Quarterly Supplemental Information and any other information contained on our web site are not incorporated herein.

(2)	Portfolio breakdown by Gross Book Value at year-end of each respective year, exclusive of held for sale assets.

(3)	In December 2021, 22 special purpose industrial assets recapitalized into a newly-formed joint venture. Exclusive of the warehouse/distribution portfolio, the remaining 2% of LXP’s portfolio was classified as Other.

(4)	Competitor peer group set forth in our Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on April 8, 2021.

BACKGROUND OF THE SOLICITATION

In September 2015, our Board of Trustees commenced a refreshment process that began with the appointment of Claire A. Koeneman to the Board of Trustees. Ms. Koeneman was also appointed as the Chair of the Nominating and Corporate Governance Committee of the Board of Trustees because of her vast knowledge and experience in corporate governance. In December 2015, a trustee stepped down and Lawrence L. Gray was appointed to the Board of Trustees. Also in December 2015, pursuant to a strategic vision developed by T. Wilson Eglin, our Chief Executive Officer, President and a trustee, we began focusing our efforts on acquiring high-quality primarily single-tenant industrial assets instead of primarily acquiring other single-tenant assets. From January 1, 2016 through December 31, 2021, we transformed our portfolio from 16% warehouse/distribution assets to 98% warehouse/distribution assets. As of December 31, 2021, we had 109 warehouse/distribution properties containing approximately 52.7 million square feet. Our assets are primarily Class A assets with modern specifications in top markets.

In February 2017, a trustee passed away and, in March 2017, Jamie Handwerker was appointed to the Board of Trustees. In November 2017, Howard Roth was appointed to the Board of Trustees. In May 2018, a trustee was not nominated for reelection due to our retirement policy and Mr. Roth was appointed as Chair of the Audit Committee. In March 2019, our then Chairman resigned, and in April 2019, Mr. Eglin was appointed Chairman due to his role in creating and implementing our strategy. In May 2021, Nancy Elizabeth Noe was appointed to the Board of Trustees and we announced our intention to explore diversifying the Board of Trustees with a racially or ethnically diverse member or a member of the LBGTQ community and the expectation of an appointment of a candidate by the end of 2022. The Nominating and Corporate Governance Committee commenced a thorough search for such a diverse candidate.

On September 10, 2021, Mr. Eglin and Heather Gentry, our Senior Vice President of Investor Relations, met with representatives of L&B, including Jonathan Litt.

On September 13, 2021, L&B, by email to Mr. Eglin, requested a meeting with Richard Frary, the Lead Independent Trustee of the Board of Trustees, and Ms. Handwerker.

On September 22, 2021, Mr. Frary and Ms. Handwerker met with representatives of L&B, including Mr. Litt. Following the meeting on September 23, 2021, L&B sent a letter to Mr. Frary and Ms. Handwerker requesting a meeting with the Nominating and Corporate Governance Committee, which was filed as Exhibit 99.2 to our Current Report on Form 8-K filed on October 6, 2021.

On September 24, 2021, the Board of Trustees met with members of Company management and representatives of Paul Hastings LLP, the Company's counsel, and discussed, among other things, the status of the Nominating and Corporate Governance Committee's search for a diverse candidate and discussions with L&B. The meeting concluded in an executive session without members of Company management.

On October 4, 2021, the Nominating and Corporate Governance Committee met with representatives of L&B, including Mr. Litt. Also on October 4, 2021, L&B sent a letter to the Nominating and Corporate Governance Committee in which L&B proposed the following:

●	“Reconstitute the Board with four new directors recommended by Land & Buildings including a direct representative of Land & Buildings to be appointed immediately and two current Lexington directors to step down immediately.”

●	“Formation of a committee to evaluate strategic alternatives and CEO succession, comprised of two Land & Buildings nominees and two existing Lexington directors.”

On October 6, 2021, Messrs. Eglin and Frary issued a letter to our shareholders detailing our successful portfolio transformation and reiterating the commitment of the Board of Trustees and management team to enhancing value for all of our shareholders, which was filed as Exhibit 99.1 to our Current Report on Form 8-K filed on October 6, 2021. The Company also made public the September 23rd and October 4th L&B letters, which were respectively filed as Exhibits 99.2 and 99.3 to our Current Report on Form 8-K filed on October 6, 2021.

On October 15, 2021, the Nominating and Corporate Governance Committee met with representatives of L&B, including Mr. Litt. During the meeting, Ms. Koeneman explained the candidate review process used by the Nominating and Corporate Governance Committee and expressed willingness to subject any candidates identified by L&B to such review process. Mr. Litt rejected this approach, indicating that the board composition proposal in the October 4th L&B letter to add four new L&B-designated trustees should be accepted or negotiated before L&B identified additional individual candidates beyond Mr. Litt himself. Ms. Koeneman indicated that the Company would not entertain the October 4th board composition proposal, and the meeting then ended.

On October 18, 2021, L&B sent a letter to the Nominating and Corporate Governance Committee of the Board of Trustees regarding its disappointment due to its perception that the Nominating and Corporate Governance Committee chose not to respond to its proposal.

On November 15, 2021, L&B issued an open letter to our shareholders announcing its intention to nominate candidates to the Board of Trustees, but only named Mr. Litt as a nominee.

On November 19, 2021, the Board of Trustees met with members of Company management and representatives of BofA Securities, Evercore and Paul Hastings LLP and discussed, among other things, the Nominating and Corporate Governance Committee’s discussions with L&B and various aspects of the board nomination process.

On December 6, 2021, L&B delivered notice to us of its intention to nominate Mr. Litt and Donna Brandin (the “L&B nominees”) to the Board of Trustees at the 2022 Annual Meeting of Shareholders. Ms. Brandin was previously considered by the Nominating and Corporate Governance Committee when Mr. Roth was appointed in 2017.

Also on December 6, 2021, the Company issued a press release commenting on L&B’s nominations and referenced the refreshment the Board of Trustees has undergone since 2015.

On December 7, 2021, Mr. Litt requested a meeting with Mr. Eglin.

On December 8, 2021, L&B delivered an updated notice of its intention to nominate the L&B nominees to the Board of Trustees at the 2022 Annual Meeting of Shareholders to correct an inaccuracy in its shareholdings set forth in the December 6, 2021 notice.

On December 8-9, 2021, the Board of Trustees met with members of Company management and representatives of BofA Securities, Evercore and Wells Fargo Securities, its financial advisors, and Paul Hastings LLP to begin a discussion of our strategic direction and the alternatives available for maximizing shareholder value. Following the meeting, with the assistance of Cushman & Wakefield, our financial advisors and legal counsel, we conducted a comprehensive review of our business plan and the assumptions in our business plan.

On December 14, 2021, we acknowledged receipt of the L&B nominations by letter to L&B and its counsel and explained the Nominating and Corporate Governance Committee’s process, specifically mentioning a questionnaire, interviews and a background check.

On December 15, 2021, counsel to L&B confirmed that L&B “is willing to have its nominees complete the proposed trustee questionnaire and arrange for interviews with the Nominating and Corporate Governance Committee to the extent the Company is willing to pursue a parallel process of reaching a constructive resolution through a negotiated settlement.”

On January 3, 2022, we sent our standard Trustee candidate questionnaires to L&B’s counsel for the L&B nominees to complete and once again informed L&B’s counsel that the Nominating and Corporate Governance Committee’s standard process required completion of the questionnaires and, following receipt of the completed questionnaires, the Nominating and Corporate Governance Committee would then schedule interviews with the L&B nominees.

On January 4, 2022, Mr. Eglin met with Mr. Litt pursuant to Mr. Litt’s December 7 request. Mr. Litt made no further proposal regarding the trustee nomination process during this meeting, and Mr. Eglin did not suggest any change to the Company’s approach of evaluating L&B’s candidates in the Company’s customary manner.

On January 18, 2022, L&B’s counsel informed us that L&B would only allow the L&B nominees to go through the evaluation process, including by completing the questionnaire and scheduling interviews, after there was an agreed framework pursuant to which the L&B nominees would be added to the Board of Trustees.

On January 19, 2022, the Board of Trustees met with members of Company management and representatives of Wells Fargo Securities, Paul Hastings LLP and Venable, LLP, the Company's Maryland counsel. Counsel reviewed with the members of the Board their applicable statutory duties. The representatives of Wells Fargo Securities led a discussion with the Board of the ongoing internal review of the Company's business plan and strategic direction and alternatives. The representatives of Wells Fargo Securities then left the meeting, and the Board discussed next steps with respect to this review, including receiving the views of BofA Securities and Evercore.

On January 20, 2022, we informed L&B’s counsel that the Nominating and Corporate Governance Committee stated it would consider the L&B nominees among other candidates, but that consistent with our corporate governance practices, we require all candidates to go through the same evaluation process, including completing the questionnaire and scheduling interviews.

On January 25, 2022, L&B’s counsel indicated L&B’s willingness to voluntarily provide the requested questionnaires despite L&B’s disagreement with the approach the Company was taking and that the nominees were working on their questionnaires, which they would subsequently provide.

On January 28, 2022, L&B sent a letter to Mr. Eglin regarding its “willingness to offer to acquire LXP Industrial Trust…through an appropriate acquisition entity by merger or otherwise, at a price of $16.00 per share in cash…” The letter mentioned “discussions with several debt and equity financing sources”, but did not provide any specifics on the financing.

On January 30, 2022, the Board of Trustees met with members of Company management and representatives of Paul Hastings LLP to discuss the January 28th L&B letter and the ongoing internal review of the Company's business plan and strategic direction and alternatives. The Board of Trustees determined to publicly announce its receipt of the letter and discuss the letter further with its financial advisors in the context of such internal review. Accordingly, we issued a press release announcing we received the January 28th L&B letter, setting forth the entire letter and announcing that the Board of Trustees would review the letter consistent with its statutory duties.

On February 4, 2022, the Board of Trustees met with members of Company management and representatives of BofA Securities, Wells Fargo Securities, Evercore and Paul Hastings LLP. The Board of Trustees had discussions with each of the financial advisors in turn. After extensive discussion, the Board of Trustees determined that (i) the best interests of the Company's shareholders would be served by a publicly announced process to explore strategic alternatives, (ii) the January 28th L&B’s letter did not constitute an actionable proposal as L&B did not have the equity or debt financing to complete an acquisition of the Company, or a track record of previously acquiring private or public companies, and (iii) L&B would nonetheless be invited to participate in the strategic alternatives process on the same terms as other process participants.

On February 8, 2022, we issued a press release announcing that the Board of Trustees had initiated a review of the Company’s strategic alternatives, including a sale, merger or other business combination, which was filed as Exhibit 99.1 to our Current Report on Form 8-K filed on February 8, 2022. That same day, representatives of BofA Securities contacted representatives of L&B and delivered the form of non-disclosure agreement being requested of all persons participating in the strategic alternatives review process in order to access a confidential virtual data room.

On February 14, 2022, L&B, through its counsel, sent its comments to the non-disclosure agreement, which, among other things, included comments to the standstill provisions of the non-disclosure agreement that would permit L&B to pursue a proxy fight at the 2022 Annual Meeting of Shareholders with respect to the L&B nominees (the “Proxy Fight Provision”).

On February 17, 2022, representatives of Paul Hastings LLP sent a revised version of the non-disclosure agreement to L&B’s counsel which, among other things, rejected the Proxy Fight Provisions (as was consistent with the negotiations of all other non-disclosure agreements in order to access the confidential virtual data room).

On February 23, 2022, L&B returned completed questionnaires for the L&B nominees. Also, on February 23, 2022, representatives of Paul Hastings LLP discussed the proposed non-disclosure agreement with L&B’s counsel. During that discussion, L&B's counsel indicated that they did not believe L&B would be willing to continue discussing other aspects of the proposed non-disclosure agreement, unless the Company would accept the Proxy Fight Provision. The representatives of Paul Hastings LLP made clear that L&B would not be able to access the confidential virtual data room in the absence of a non-disclosure agreement (and that the Proxy Fight Provision was not acceptable to the Company).

On February 24, 2022, by email L&B’s counsel confirmed that L&B would not enter into a non-disclosure agreement unless it included the Proxy Fight Provisions.

On March 2, 2022, the Nominating and Corporate Governance Committee met to discuss the L&B nominees and two other new candidates that had completed questionnaires and been interviewed by each member of the Board of Trustees.

On March 3, 2022 and on March 7, 2022, L&B, through its counsel, informed us that it would not allow its candidates to be interviewed by the Nominating and Corporate Governance Committee, which is an essential part of the candidate process.

On March 28, 2022, the Nominating and Corporate Governance Committee met to discuss the nominees for the 2022 Annual Meeting of Shareholders.

On March 31, 2022, the Nominating and Corporate Governance Committee determined that it could no longer consider the L&B nominees because L&B refused to allow the L&B nominees to be interviewed and submit to a background check and approved our slate of nominees for the 2022 Annual Meeting of Shareholders.

On April 1, 2022, we announced that Arun Gupta was appointed to the Board of Trustees and we disclosed our slate of nominees for the 2022 Annual Meeting of Shareholders, consisting of T. Wilson Eglin, Richard S. Frary, Lawrence L. Gray, Arun Gupta, Jamie Handwerker, Claire A. Koeneman, Nancy Elizabeth Noe and Howard Roth. We also announced that, if elected, Mr. Frary would retire from the Board of Trustees and not stand for reelection at the 2023 Annual Meeting of Shareholders.

On April 6, 2022, the Board of Trustees met with members of Company management and representatives of BofA Securities, Wells Fargo Securities, Evercore, Paul Hastings LLP and Venable LLP. Counsel reviewed with members of the Board their applicable statutory duties. The representatives of the Company’s financial advisors led a discussion with the Board of the feedback received as a result of the Company’s publicly announced process to explore strategic alternatives. The Board determined to meet again to discuss this feedback amongst themselves and determine next steps.

 On April 7, 2022, after market close, the Board of Trustees met with Joseph S. Bonventre, the Company’s Executive Vice President, Chief Operating Officer, General Counsel and Secretary, and a representative of Paul Hastings LLP. After further discussion of the feedback received as a result of the strategic alternatives process, the Board unanimously determined to suspend that process.

On April 8, 2022, before market open, the Company issued a press release announcing the Board’s unanimous determination to suspend its strategic alternatives process.

PROPOSALS

PROPOSAL NO. 1 ELECTION OF TRUSTEES

Our Board of Trustees currently consists of eight trustees and no vacancies. All of our current trustees are nominated for election at the 2022 Annual Meeting of Shareholders. Our Board of Trustees has continually refreshed since 2015 and our Board of Trustees members have a diverse range of relevant backgrounds.

Trustee Name	Age	Independent	Audit	Compensation	Nominating/ Corporate Governance	Executive
T. Wilson Eglin	57					•
Richard S. Frary	74	•	•	•		C
Lawrence L. Gray	57	•		C		•
Arun Gupta	53	•
Jamie Handwerker	61	•	•	•
Claire A. Koeneman	52	•		•	C
Nancy Elizabeth Noe	57	•			•
Howard Roth	65	•	C		•

C = Chair

Each nominee currently serves on our Board of Trustees and has consented to being named in this proxy statement and to serve if elected. All trustees serve until our 2022 Annual Meeting of Shareholders or their earlier resignation or removal and until their respective successors, if any, are elected and qualify. Background information relating to our nominees begins on page 16 of this Proxy Statement.

In an uncontested election, the election of each trustee requires the affirmative vote of a majority of the votes cast with respect to each nominee at the Annual Meeting. Because L&B has notified us of their intent to nominate two individuals for election to our Board of Trustees, the number of nominees will exceed the number of trustees to be elected. Under our bylaws, when the number of nominees exceeds the number of trustees to be elected, trustees are elected by the vote of a plurality of the votes cast at the Annual Meeting, which means that the eight trustee nominees with the greatest number of votes cast, even if less than a majority, will be elected.

The Board of Trustees unanimously recommends using and submitting the enclosed WHITE proxy card to vote FOR each of the Board of Trustee’s eight nominees for trustee. L&B’s nominees have NOT been endorsed by our Board of Trustees. The Board of Trustees unanimously recommends that you disregard any [COLOR] proxy card that may be sent to you by L&B. Voting against L&B’s nominees on its [COLOR] card is not the same as voting for our Board of Trustees’ nominees, because a vote against L&B’s nominees on its [COLOR] proxy card will revoke any previous proxy submitted by you. If you have already voted using a [COLOR] proxy card sent to you by L&B, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board of Trustees’ nominees by using and submitting the enclosed WHITE proxy card, by voting beforehand by Internet or telephone, by attending the Annual Meeting in person via webcast or by notifying our Secretary beforehand. Only the latest validly executed proxy that you submit will be counted.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE ABOVE NOMINEES.

PROPOSAL NO. 2 ADVISORY RESOLUTION TO APPROVE THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act and Section 14A of the Exchange Act require that we seek an advisory resolution from our Shareholders to approve the compensation awarded to our named executive officers as disclosed in this proxy statement. Although the advisory resolution is non-binding, the Board of Trustees and the Compensation Committee will review the results of the vote and will consider our Shareholders’ views and take them into account in future determinations concerning our executive compensation programs. Please refer to the section entitled “Compensation Discussion and Analysis” for details about our executive compensation programs.

A proposal in the form of the following resolution will be submitted for a non-binding, advisory vote at the Annual Meeting:

“RESOLVED, that the Shareholders approve, on a non-binding, advisory basis, the compensation of the Trust’s named executive officers set forth in the 2022 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and accompanying compensation tables and related information).”

The advisory resolution to approve the compensation of our named executive officers requires a majority of the votes cast on the proposal at the Annual Meeting. Although the vote on this Proposal No. 2 is a nonbinding, advisory vote, the Board of Trustees will carefully consider the voting results.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL NO. 2.

PROPOSAL NO. 3 AMENDMENT TO OUR DECLARATION OF
TRUST TO INCREASE THE NUMBER OF AUTHORIZED SHARES
OF BENEFICIAL INTEREST

On April 1, 2022, our Board of Trustees approved and declared advisable an amendment to our Declaration of Trust that increases the number of shares of beneficial interest, par value $0.0001 per share, from 1,000,000,000 shares to 1,400,000,000 shares of which 600,000,000 shares will be classified as common shares, 700,000,000 shares will be classified as excess stock, or excess shares, and 100,000,000 shares will be classified as preferred shares. As of December 31, 2021, (1) 283,752,726 common shares were issued and outstanding, including common shares subject to outstanding equity awards (time-based and performance-based non-vested shares), (2) 1,410,110 common shares were reserved for future issuance under our Amended and Restated 2011 Equity-Based Award Plan, (3) 2,864,457 common shares were reserved for issuance upon the redemption of our operating partnership units, (4) 27,600,000 common shares were reserved for future issuance under forward sales contracts, (5) 1,003,914 common shares were reserved for future issuance under our 1994 Employee Stock Purchase Plan, (6) 2,766,666 common shares were reserved for future issuance under our Direct Share Purchase Plan, including the Dividend Reinvestment Component, (7) 17,384,489 common shares were reserved for future issuance under our ATM equity distribution plan, and (8) 4,710,570 common shares were reserved for future issuance upon the conversion of our 6.50% Series C Convertible Preferred Shares. As a result, at December 31, 2021, only 58,507,068 common shares were unreserved.

Our Board of Trustees has determined that it is advisable and in the best interest of us and our shareholders to amend our Declaration of Trust in order to have available additional authorized but unissued common shares in an amount adequate to provide for our future needs, which may include possible future equity financings, future opportunities for expanding our business through investments or acquisitions, management incentives and employee benefit plans, share dividends or share splits, and for other general corporate purposes. If our Shareholders do not approve this proposal, we believe that we may be substantially limited in our ability to advance our operational and future strategic plans, including our ability to access the capital markets, finance the acquisition and development of properties, complete corporate collaborations, partnerships or other strategic transactions, attract, retain and motivate employees, and pursue other business opportunities integral to our growth and success.

Our issuance of common shares, including the additional shares that will be authorized if this proposal is approved by Shareholders, may dilute the equity ownership position of current common shareholders and may be made without shareholder approval, unless otherwise required by applicable law or the New York Stock Exchange (“NYSE”).

If our Board of Trustees were to increase the number of issued common shares, it could have an anti-takeover effect, although this is not the intent of our Board of Trustees in proposing the amendment. For instance, our authorized but unissued common shares could be issued in one or more transactions that would make a change in control of us more difficult or costly, and less likely.

Our common shareholders have no preemptive rights, and our Board of Trustees has no plans to grant such rights with respect to any such shares.

The full text of the amendment to our Declaration of Trust is attached as Appendix A to this Proxy Statement and is incorporated by reference into this proposal.

The Amendment to our Declaration of Trust to Increase the Number of Authorized Shares of Beneficial Interest requires the affirmative vote of a majority of the votes entitled to be cast on the proposal at the Annual Meeting. An abstention or broker non-vote, if any, will have the same effect as a vote against the Proposal.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL NO. 3.

PROPOSAL NO. 4 APPROVAL OF THE LXP INDUSTRIAL TRUST
2022 EQUITY-BASED AWARD PLAN

The Compensation Committee of our Board of Trustees adopted the LXP Industrial Trust 2022 Equity-Based Award Plan, which we refer to as the 2022 Plan, on April 1, 2022. The 2022 Plan is subject to approval at this Annual Meeting. A summary of the principal provisions of the 2022 Plan and its operation begins on page 61 of this Proxy Statement. The full text of the 2022 Plan is attached as Appendix B to this Proxy Statement and is incorporated by reference into this proposal.

The amount and nature of future awards under the 2022 Plan have not been determined, although the 2022 Plan permits grants of:

●	Share Options

●	Share Appreciation Rights

●	Restricted Shares or Restricted Share Units

●	Unrestricted Shares

●	Performance Awards

●	Dividend Equivalent Rights.

The 2022 Plan is intended to replace the Amended and Restated Lexington Realty Trust 2011 Equity-Based Award Plan (the “2011 Plan”). If the 2022 Plan is approved by shareholders, the 2011 Plan will terminate as of the date of such approval, and no further awards will be granted under the 2011 Plan, and the outstanding awards granted under the 2011 Plan will be governed by the 2022 Plan. If the 2022

Plan is not approved, the 2011 Plan will remain in effect and will expire pursuant to its terms, after which date no further awards may be granted under the 2011 Plan.

As of the Record Date, 539,341 common shares remained available for grant under the 2011 Plan and 2,199,837 common shares were subject to outstanding awards under the 2011 Plan, including 1,626,683 performance-based non-vested shares at maximum. The 2022 Plan authorizes the issuance of the sum of (x) 4,000,000 common shares, and (y) any shares subject to outstanding awards under the 2011 Plan.

If the 2022 Plan is approved by the Shareholders, our Board of Trustees intends to cause the additional common shares that will become available for issuance to be registered on a Form S-8 registration statement to be filed with the SEC at our expense.

On April 8, 2022, the closing price of our common shares as reported by the New York Stock Exchange was $13.42 per share.

Why You Should Vote for the 2022 Plan

Our Board of Trustees believes that awards under the 2022 Plan will focus participants on the objective of creating shareholder value and promoting our success, as well as further aligning participants’ interests with those of our shareholders and encouraging their long-term commitment to us. In addition, the 2022 Plan has the following features:

●	Limitation on individual grants.

●	Limitation on terms of options and share appreciation rights.

●	No repricing or cash buyout of options or share appreciation rights without prior shareholder approval.

●	No in-the-money share option or share appreciation right grants.

●	No liberal change-of-control definition.

●	Limitation on share counting.

●	Independent administration.

●	No reload options.

●	No evergreen funding.

●	No excise tax gross-ups.

●	Clawback right.

●	Increases in shares available for issuance require shareholder approval.

The Approval of the LXP Industrial Trust 2022 Equity-Based Award Plan requires a majority of the votes cast on the proposal at the Annual Meeting.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL NO. 4.

PROPOSAL NO. 5 RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Although Shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Deloitte for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may appoint an alternative independent registered public accounting firm if it deems such action appropriate. If the Audit Committee’s selection is not ratified by the Shareholders, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.

There are no affiliations between us and Deloitte’s partners, associates or employees, other than as pertaining to Deloitte’s engagement as our independent registered public accounting firm. Representatives of Deloitte are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

Ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 5.

Board of Trustees and Corporate Governance

The following information relates to the nominees for election as our trustees:

Name	Business Experience
T. WILSON EGLIN

Mr. Eglin has served as a trustee since May 1994. Mr. Eglin has over 35 years of experience in commercial real estate investment and corporate finance.

Experience:

●     Chairman of LXP Industrial Trust since April 2019

●     Chief Executive Officer of LXP Industrial Trust since January 2003

●     President of LXP Industrial Trust since April 1996

●     Executive Vice President of LXP Industrial Trust from October 1993 to April 1996

●     Chief Operating Officer of LXP Industrial Trust from October 1993 to December 31, 2010

●     Previously a Trustee and the Chair of the Finance Committee of Connecticut College

Mr. Eglin, as our Chief Executive Officer, provides our Board of Trustees with extensive experience in net-lease and industrial investing, real estate operations and capital markets having led us through various cycles of growth. Mr. Eglin was the chief architect of our transition to an industrial-focused REIT.

RICHARD S. FRARY

Mr. Frary has served as an independent trustee since December 2006. Mr. Frary has over 50 years of experience in commercial real estate investment and corporate finance.

Experience:

●     Founding partner and majority shareholder of Tallwood Associates, Inc., a private real estate investment firm, since 1990

●     Partner of Brookwood Financial Partners, L.P., a private equity firm that acquires real estate and invests in private companies, since 1993

●     Co-owner of a portfolio of office, multifamily and community development assets

●     Board director of Nexus BSP, Inc., a private oil and gas exploration company

●     Previously a managing director at Drexel Burnham Lambert

●     Previously a board director/trustee of:

○      Washington Homes Inc.

○      Value Property Trust

○      Tarragon Corp.

○      Newkirk Realty Trust, Inc.

○      The Johns Hopkins University

Mr. Frary is a CPA and provides our Board of Trustees with extensive real estate investment and development and corporate finance experience.

LAWRENCE L. GRAY

Mr. Gray has served as an independent trustee since December 2015. Mr. Gray has over 30 years of experience in commercial real estate investment and corporate finance.

Experience:

●     Chief Executive Officer of GrayCo, Inc., a private real estate company that owns and manages apartment communities, master planned community investments and timberlands located throughout the Southeast region of the United States, since 2010

●     Previously:

○     Managing Director of Wachovia Corporation where he had direct responsibility for the Real Estate Investment Banking, Corporate Banking, Private Equity, Homebuilder Finance and Structured Finance groups

○     Real estate investment banking groups at J.P. Morgan and Morgan Stanley

Mr. Gray provides our Board of Trustees with extensive real estate investment and development and corporate finance experience.

ARUN GUPTA

Mr. Gupta has served as an independent trustee since March 2022. Mr. Gupta has over 25 years of experience in private equity, venture capital and information technology/cybersecurity.

Experience:

●     Adjunct Entrepreneurship Professor and Senior Advisor to Provost at Georgetown University and Member of Georgetown Entrepreneurship Advisory Board

●     Lecturer, Stanford University and Member of Stanford in Washington Advisory Board and Freeman-Spogli Institute of International Studies Advisory Council

●     Venture Partner of Columbia Capital, a venture capital firm focused on Enterprise IT, Mobility and Digital Infrastructure, since 2000

●     Tech & Cybersecurity Advisory Committee Member for U.S. Senator Mark Warner

●     Board director of:

○     C5 Acquisition Corp. (NYSE:CXAC)

○     Logistics Management Institute – a government focused consulting group

○     Daz 3D

●     Previously a board director of:

○     Millennial Media (NYSE:MM)

○     Altamira

○     Endgame

○     1901 Group

○     Verato

○     Webs

●     Previously:

○     Carlyle Venture Partners – focused on software investments

○     Arthur D. Little – telecom and technology consulting

Mr. Gupta provides our Board of Trustees with extensive mergers and acquisitions/private equity, venture capital and cybersecurity expertise.

JAMIE HANDWERKER

Ms. Handwerker has served as an independent trustee since March 2017. Ms. Handwerker has over 40 years of experience in commercial real estate, including through sell-side research, hedge funds and direct investments.

Experience:

●     Partner of KSH Capital, providing real estate entrepreneurs with capital and expertise to seed or grow their platform, since May 2016

●     Independent director and compensation committee chair of the Board of Directors of Franklin BSP Realty Trust, Inc.

●     Member of the University of Pennsylvania School of Arts & Sciences Board of Overseers

●     Founder and Chairperson of Penn Arts & Sciences Professional Women’s Alliance

●     Previously, Ms. Handwerker held senior roles at Cramer Rosenthal McGlynn LLC, where Ms. Handwerker managed the CRM Windridge Partners hedge funds

In 2019, Ms. Handwerker was named to WomenInc.’s “Most Influential Corporate Directors” list recognizing ESG best practices.

Ms. Handwerker has extensive experience analyzing and investing in real estate investment trusts and provides our Board of Trustees with related insight.

CLAIRE A. KOENEMAN

Ms. Koeneman has served as an independent trustee since September 2015. Ms. Koeneman has over 25 years of experience in transaction, corporate, financial and crisis communications.

Experience:

●     Managing Director, Financial Communications at Ketchum, a global public relations and communications firm

●     Senior positions at global public relations agencies, including GOLIN and Hill+Knowlton, as well as at Bully Pulpit Interactive, a boutique digital-first communications firm

●     Previously president of Financial Relations Board (FRB), an investor relations firm where she established the leading REIT & real estate practice in the U.S.

In 2019, Ms. Koeneman was named to WomenInc.’s “Most Influential Corporate Directors” list recognizing ESG best practices.

Ms. Koeneman has many years of expertise as a corporate governance expert and as a strategic advisor to CEOs and boards of directors on all types of communications, and provides our Board of Trustees with public and investor relations knowhow.

NANCY ELIZABETH NOE

Ms. Noe has served as an independent trustee since May 2021. Ms. Noe has over 30 years of experience as a practicing attorney focused on capital markets transactions, mergers and acquisitions, corporate governance and securities regulation.

Experience:

●     Chair of the Board of Trustees of Agnes Scott College

●     Former Partner of Paul Hastings LLP, a global law firm, from February 2001 until February 2020

○     Chair of the Corporate Department from February 2010 until February 2020

Ms. Noe brings expertise in securities regulation, capital markets transactions and the governance of public companies to our Board of Trustees.

HOWARD ROTH

Mr. Roth has served as an independent trustee since November 2017. Mr. Roth has over 40 years of experience as a certified public accountant focused on taxation of real estate companies and has led the global real estate, hospitality and construction group at a “Big Four” accounting firm.

Experience:

●     Principal of HSR Advisors, a consulting firm that provides strategic and financial advice

●     Advisor to the CEO of Avison Young

●     Advisory Board Member of Hodes Weill & Associates

●     Advisory Board Member of the BlackChamber Group

●     Previously:

○     Partner and the leader of Ernst & Young LLP’s global Real Estate, Hospitality & Construction (RHC) practice

○     Partner of Kenneth Leventhal & Co.

Mr. Roth provides our Board of Trustees with extensive public accounting experience, including knowledge of tax laws applicable to real estate companies, generally accepted accounting principles and public company reporting requirements.

Board Skills

Our Board of Trustees has a diverse skill set:

Trustee	CEO / Other Public Company Director	Finance / Analysis	Commercial Real Estate	Strategic Planning	Legal	ESG	Cyber- Security
Eglin	✓	✓	✓	✓
Frary	✓	✓	✓	✓
Gray	✓	✓	✓	✓
Gupta	✓	✓		✓			✓
Handwerker	✓	✓	✓	✓
Koeneman			✓	✓		✓
Noe				✓	✓	✓
Roth		✓	✓	✓

The absence of a check mark for a particular skill does not mean that the trustee does not possess that qualification, skill, or experience. We look to each trustee to be knowledgeable in these areas; however, the check mark indicates that the item is a particularly prominent qualification, skill, or experience that the trustee brings to our Board of Trustees.

Board Demographics

Our Board of Trustees is focused on certain demographics as part of its refreshment process. During 2021, we met with shareholders holding in excess of 41% of our common shares as of December 31, 2021, including shareholders holding 28% of our common shares who met with independent members of our Board of Trustees, to discuss, among other things, the demographics of our Board of Trustees.

Diversity:

●	Our Board of Trustees began focusing on refreshment with an emphasis on gender diversity in 2015, when Ms. Koeneman was appointed to our Board of Trustees.

●	Since 2017 when Ms. Handwerker was appointed to our Board of Trustees, our Board of Trustees has had two female members.

●	In May 2021, our Board of Trustees appointed Ms. Noe to our Board of Trustees. Our Board of Trustees is now 38% female.

●	In May 2021 and in response to a concern raised directly to us by representatives of The Vanguard Group, one of our largest shareholders, we announced that our Board of Trustees is focused on furthering the diversity of its membership as opportunities arise, with a specific emphasis on racial and ethnic diversity and members of the LGBTQ community, and we announced our expectation to appoint such a diverse candidate to our Board by the end of 2022. In April 2022, we announced the appointment of Arun Gupta to our Board of Trustees.

Gender Diversity	Racial/Ethnic Diversity

Tenure/Outside Commitments:

●	Our Board of Trustees believes that trustee refreshment ensures a diversity of perspectives.

●	We require all trustees attaining the age of 75 to submit a resignation on an annual basis to allow our Board of Trustees to determine whether they should continue as a trustee. In April 2022, we announced that, if elected at the 2022 Annual Meeting of Shareholders, Mr. Frary would not seek reelection at the 2023 Annual Meeting of Shareholders under our trustee retirement policy.

●	Since 2015, we have added six new trustees and our non-employee trustees have an average tenure of less than 6 years.

●	No trustee serves on the board of three or more other public companies.

Tenure

Independence:

●	Our Corporate Governance Guidelines and the rules and regulations of the NYSE each require that a majority of our Board of Trustees are “independent” as that term is defined in the rules and regulations of the NYSE.

●	The Nominating and Corporate Governance Committee, on behalf of our Board of Trustees, performed its annual review and determined that, except for Mr. Eglin, our trustees are independent. Mr. Eglin is not independent because of his role as an executive officer of us.

Independence

CORPORATE RESPONSIBILITY

We seek to create a sustainable Environmental, Social, Governance and Resilience, or ESG+R, platform that enhances both our company and shareholder value. We are committed to supporting our shareholders, employees, tenants, suppliers, creditors, and communities as we execute on our ESG+R objectives and initiatives. The ESG+R objectives below are integrated throughout our investment process and contribute to our ongoing long-term success on behalf of our shareholders.

Due to the properties in our portfolio primarily being subject to net leases where tenants are responsible for maintaining the buildings and are in control of their energy usage and environmental sustainability practices, our ability to implement ESG+R initiatives throughout our portfolio may be limited.

The Nominating and Corporate Governance Committee of our Board of Trustees oversees our ESG+R strategy and initiatives.

Environmental, Sustainability and Climate Change

Developing strategies that reduce our environmental impact and operational costs is a critical component of our ESG+R program.

Actions	Performance

●      Track and monitor all landlord-paid utilities and track tenant utility data wherever possible.

●      Strategically implement green building certifications to highlight sustainability initiatives.

●      Annually review and evaluate sustainability opportunities to increase efficiency and reduce costs.

●      Evaluate the opportunity to increase renewable energy (e.g. solar) across the portfolio

●      Benchmarked landlord paid energy, water, waste and recycling across the portfolio, and working to expand tenant-paid utility coverage.

●      Evaluated the portfolio for green building certifications and energy ratings and obtained 23 certifications or ratings for our properties in our portfolio as of December 31, 2021. In 2021, six properties received BREEAM USA In Use certifications. BREEAM is the Building Research Establishment Environmental Assessment Methodology, which is an environmental sustainability accreditation.

●      Maintained sustainability focused resources for tenants and property managers including a Tenant Fit-Out Guide and Industrial Tenant Sustainability Guide.

●      Continued to evaluate sustainability and efficiency initiatives across the portfolio to reduce energy consumption and drive down greenhouse gas emissions.

●      Incorporated ESG into metrics for executive cash incentive awards.

●      Engaged a third-party to perform climate change analytics for the implementation of our resiliency strategy.

●      Published (i) ESG+R Objectives, including greenhouse gas, or GHG, emissions, energy consumption, water consumption, and diversion rate targets in accordance with the Paris Agreement, and (ii) a stakeholder engagement policy, each available at http://www.lxp.com/corporate-responsibility

Our 10-Year Environmental Targets

40% diversion rate	25% reduction in GHG emissions	25% reduction in energy consumption	15% reduction in water consumption

Social

We believe that actively engaging with stakeholders is critical to our business and ESG+R efforts, providing valuable insight to inform strategy, attract and retain top talent, and strengthen tenant relationships.

Actions	Performance

●       Routinely engage with our tenants to understand leasing and operational needs at our assets and provide tools and resources to promote sustainable tenant operations.

●       Coordinate with tenants and property managers on health and well-being focused initiatives.

●      Assess our tenant satisfaction and feedback through periodic tenant surveys.

●       Provide our employees with periodic trainings, industry updates and access to tools and resources related to ESG+R.

●       Provide our employees with health and well-being efforts focused on physical, emotional and financial health.

●       Support the communities in which we live and work through philanthropic events and support local charities through volunteer events.

●      Collected and assessed feedback from our tenants through a survey conducted by a third party.

●      Engaged with our employees through regular surveys, including an employee satisfaction survey and obtained an 86% satisfaction rate.

●      Participated in clothing and food drives, and implemented a paid-time off policy for employees to volunteer in their local communities.

●      Organized step and other health-related challenges for our employees, including participating in the J.P. Morgan Corporate Challenge, the world's largest corporate running event.

●      Provide an employee assistance program with 24/7 unlimited access to referrals and resources for all work-life needs, including access to face-to-face and telephonic counseling sessions, legal and financial referrals and consultations.

We maintain a variety of training programs for our employees, including those for sustainability, accounting, cybersecurity, harassment, anti-corruption/bribery and human rights.

We also focus on our diversity strategy to ensure appropriate gender representation and appropriate racial and ethnic representation at the senior management and workforce levels. As of December 31, 2020, 58% of our full-time employees and 38% of our senior management were female, and 38% of our full-time employees and 6% of our senior management were non-white. As of December 31, 2021, 61% of our full-time employees and 47% of our senior management were female, and 42% of our full-time employees and 11% of our senior management were non-white. We believe our diversity, equity and inclusion efforts are making an impact on our demographics.

Additional Resources on our Social Priorities

Stakeholder Engagement Policy	Diversity, Equity and Inclusion Policy

Resilience

We believe that our resilience to climate change-related physical and transition risks is critical to our long-term success. long-term success.

Actions	Performance

●      Align our resilience program with the Task Force on Climate-Related Financial Disclosures (TCFD) framework.

●      Evaluate physical and transition climate-related risks as part of our acquisition due diligence process.

●      Utilize climate analytics metrics to (1) identify physical risk exposure across the portfolio, (2) identify high risk assets and (3) expect to implement mitigation measures and emergency preparedness plans.

●      Assess transition risks and opportunities arising from the shift to a low-carbon economy, including market, reputation, policy & legal, and technology.

●      Engaged a third-party consultant to conduct ESG+R assessments on all acquisitions.

●     Continued to be a supporter of the TCFD reporting framework.

●      Engaged a climate analytics firm to evaluate physical risk across the portfolio due to climate change.

Key New Commitments

Became a supporter in December 2020

Governance

Transparency to our stakeholders is essential. We pride ourselves on providing our stakeholders with regular reports and detailed disclosures on our operational and financial health, and ESG efforts.

Actions	Performance

●      Strive to implement governance practices aligned with our strategy and shareholder expectations.

●      Increase our ESG+R transparency and disclosure through reporting to frameworks, such as GRESB (the global ESG+R benchmark for real assets), and providing regular ESG updates to shareholders and other stakeholders.

●      Monitor compliance with applicable benchmarking and disclosure legislation, including utility data reporting, audit and retro-commissioning requirements, and GHG emission laws.

●      Evaluate various industry groups that promote our alignment with recognized industry and ESG+R frameworks.

●      Maintain a Code of Business Conduct and Ethics, which includes a whistleblower policy, and provide annual training.

●      Perform enterprise risk assessments and management succession planning.

●      Became a GRESB Member and participated in GRESB Real Estate Assessment for the first time in 2021, earning the first-place ranking in our peer group, U.S. Industrial Listed.

●      Published our first corporate responsibility report in 2021 aligned with SASB Real Estate Standards.

●      Developed a Stakeholder Engagement Policy to disclose our process when working with our key stakeholders including investors, property management teams, and tenants, which is available at www.lxp.com/corporate-responsibility.

●      Signed on to support the UN Women's Empowerment Principles and the CEO Action for Diversity & Inclusion.

●      Conducted annual ESG+R training for asset managers.

Reporting Initiatives	Awards and Recognition

In addition to the items disclosed elsewhere, we maintain the following corporate governance practices:

Proxy Access	Our bylaws provide for proxy access.
Trustee Refreshment	Our Board of Trustees began a refreshment process in 2015. Since 2015, we have added six new independent trustees. Each trustee, upon attaining the age of 75 and annually thereafter, is required to tender a letter of resignation, which is accepted at the discretion of the other trustees. Mr. Frary turns 75 in 2023 and will not stand for re-election at the 2023 Annual Meeting of Shareholders.
Management Succession Plan	On at least an annual basis, our Chief Executive Officer submits a management succession plan that provides for the ordinary course and emergency succession for our Chief Executive Officer and other key members of management, which is reviewed by the Nominating and Corporate Governance Committee.
Self-Assessment	Our Board of Trustees and its committees each perform an annual self-assessment.
Board Independence	Our Board of Trustees is at least two-thirds independent, with 88% independent currently.
Independent Lead Trustee	We have an independent Lead Trustee with robust duties because our Chairman is also our Chief Executive Officer.
Anti-Pledging/Hedging	We prohibit margin and/or pledging and/or hedging arrangements by our trustees, executive officers and employees.
Share Ownership

We have the following common share beneficial ownership requirements (after a phase-in period):

●     Chief Executive Officer: at least six times annual base salary.

●     Three next most highly compensated executive officers: at least three times annual base salary.

●     The fifth most highly compensated executive officer: at least two times annual base salary.

●     Non-management trustees: at least three times annual retainer.

Share Retention	We require our executive officers to maintain beneficial ownership of at least 50% of any common shares acquired by them through our equity award plans from the later of November 2009 and the date of appointment as an executive officer of the Company, including, without limitation, through option awards and vesting of restricted shares, after taxes and transaction costs, until retirement or other termination of employment.
Trustee Compensation	Our non-management trustees are paid 67% of their base annual retainer in our common shares.
Share Options	Our equity plan prohibits cash buyouts of underwater options.
Tax Gross-Ups	We have no tax gross-ups or single-trigger change-in-control severance arrangements.
Tenure	The average tenure of our independent trustees is less than 6 years as of the date of this proxy statement.
Declawed Blank Check Preferred	Blank check preferred shares cannot be issued as a “takeover” defense.

Shareholder Written Consent	Shareholders can act by written or electronic consent to the same extent shareholders can act at a meeting at which all shares are present and voted.
Special Meetings	Shareholders holding at least 25% of our outstanding common shares can call a special meeting of the shareholders.
No Exclusive Venue/Forum	There is no exclusive venue or forum for shareholder litigation.
No Fee Shifting	There is no fee shifting provision for unsuccessful shareholder litigants.
No Poison Pill	We do not have a poison pill.
Bylaw Amendment	Shareholders have concurrent power to amend our bylaws.

MANAGEMENT AND CORPORATE GOVERNANCE

Our Board of Trustees

Our Board of Trustees held 11 meetings during the fiscal year ended December 31, 2021. Each individual that was a trustee at the time of such meetings attended at least 75% of the aggregate of the total number of meetings of our Board of Trustees and all committees of the Board of Trustees on which he or she served during his or her tenure.

We expect all trustees to attend each annual meeting of shareholders, but from time to time other commitments prevent all trustees from attending each meeting. All of our then trustees attended the 2021 Annual Meeting of Shareholders, which was held on May 18, 2021.

Committees of our Board of Trustees

Our Board of Trustees has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Executive Committee. Each of our committees, other than the Executive Committee, consists solely of trustees meeting the independence requirements of applicable NYSE rules and our independence standards and are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, and our Audit Committee consists solely of trustees meeting the independence requirements of Rule 10A-3 under the Exchange Act.

Each committee operates under a written charter, all of which were reviewed by their respective committees during 2021. The charters of each of our standing committees are available on our web site at www.lxp.com.

Audit Committee Members: Howard Roth (Chair) Richard S. Frary Jamie Handwerker Independence: All Meetings in 2021: 8

Summary of Responsibilities:

●     Overseeing:

○     the integrity of our financial statements;

○     the qualifications, independence and performance of our independent registered public accounting firm;

○     the performance of the personnel responsible for the Trust’s internal audit function; and

○     compliance with legal and regulatory requirements.

●     Providing assistance to our Board of Trustees in its oversight of cybersecurity, information technology, and other data privacy risks that may affect our financial statements, operations, business continuity and reputation.

●     Appointing, setting compensation for, retaining and overseeing the work of the independent registered public accounting firm.

●     Pre-approving all auditing services and, to the extent permitted under applicable law, non-audit services to be provided to the Company by the independent registered public accounting firm engaged by the Company.

●     Preparing and approving an Audit Committee report.

Our Board of Trustees has determined that Messrs. Roth and Frary each qualify as an “Audit Committee Financial Expert” in accordance with Item 407(d)(5) of Regulation S-K and that all members of the Audit Committee are financially literate under NYSE rules.

The Audit Committee previously adopted an Internal Audit Charter, which formalizes the internal audit function of the Company. For the year ended December 31, 2021, the Audit Committee retained Ernst & Young LLP to provide internal audit assistance.

Compensation Committee Members: Lawrence L. Gray (Chair) Richard S. Frary Claire A. Koeneman Jamie Handwerker Independence: All Meetings in 2021: 7

Summary of Responsibilities:

●     Reviewing and approving of:

○      corporate goals and objectives relevant to executive officer compensation;

○      evaluating executive officer performance;

○      and determining and approving executive officer compensation.

●     Determining and approving the compensation of non-employee members of the Board of Trustees.

●     Reviewing and approving incentive-compensation and equity-based plans.

●     Overseeing the drafting and reviewing of the Compensation Disclosure & Analysis and related disclosures.

●     Preparing and approving an annual report of the Compensation Committee.

Nominating and Corporate Governance Committee Members: Claire A. Koeneman (Chair) Howard Roth Nancy Elizabeth Noe Independence: All Meetings in 2021: 4

Summary of Responsibilities:

●     Identifying individuals qualified to become trustees and/or executive officers.

●     Monitoring corporate governance, including ESG strategy, initiatives and policies (including our Human Rights Policy).

●     Leading the annual review of our Board of Trustees and make recommendations for service on all other committees.

●     Overseeing succession planning for our executive management.

●     Monitor the refreshment of the membership of the Board of Trustees.

Executive Committee Members: Richard S. Frary (Chair) Lawrence L. Gray T. Wilson Eglin Independence: Two thirds Meetings in 2021: 1

The principal function of the Executive Committee is to exercise the authority of our Board of Trustees regarding routine matters performed in the ordinary course of business or specific authority as authorized and approved by our Board of Trustees.

The Executive Committee does not meet regularly, but meets as necessary or as directed by our Board of Trustees.

In an effort led by the Nominating and Corporate Governance Committee, each committee annually reviews its charter and makes recommended revisions.

Each committee has the authority to consult with its own legal or other advisors, all in accordance with the authority granted to such committee under its charter. Each committee may form and delegate authority to subcommittees when and as such committee deems necessary and appropriate.

Board Leadership Structure and Strategy and Risk Oversight

Our board leadership structure currently consists of an independent Lead Trustee and an executive Chairman. Our Board of Trustees believes that it is appropriate to combine the positions of Chairman and Chief Executive at this time due to Mr. Eglin’s critical role in creating and implementing our current strategy. Mr. Eglin has guided us through various market cycles, and our Board of Trustees believes that he is the appropriate person to serve as our Chairman.

Our Board of Trustees believes that a Lead Trustee, who is independent, is necessary and appropriate to provide additional, independent leadership to the Board. Our Corporate Governance Guidelines provide that the Lead Trustee shall have the following authority and specific responsibilities:

●	Preside at all meetings of our Board of Trustees at which the Chairman is not present.

●	Preside at all executive sessions of the non-management Trustees and Independent Trustees and set the format and agenda, with input from other Independent Trustees, at such executive sessions.

●	Call additional meetings of the non-management Trustees and Independent Trustees, as deemed necessary.

●	Facilitate discussion and open dialogue among the Independent Trustees during Board of Trustee meetings, executive sessions and outside of Board of Trustee meetings.

●	Serve as principal liaison between the Independent Trustees and the Chairman and management.

●	Communicate to the Chairman and management, as appropriate, any decisions reached, suggestions, views or concerns expressed by Independent Trustees in executive sessions or outside of Board of Trustee meetings.

●	Provide the Chairman with comments to Board of Trustee meeting agendas and meeting schedules.

●	Periodically meet with Independent Trustees, as a group or individually, to discuss Board of Trustee and Committee performance, effectiveness and composition.

●	If appropriate, and in coordination with executive management, be available for consultation and direct communication with major shareholders.

Mr. Frary has been our independent Lead Trustee since February 6, 2017 and continues in this role in 2022.

Strategy and risk are an integral part of our Board of Trustees and Committee deliberations throughout the year. Management regularly updates, and reports to our Board of Trustees with respect to, our business plan. Management also performs a quarterly fraud risk assessment, which is reported to our Board of Trustees. The quarterly fraud risk assessment assesses the critical risks we face (e.g., strategic, operational, financial, legal/regulatory, and reputational), their relative magnitude and management’s actions to mitigate these risks. In addition, the Audit Committee assists our Board of Trustees with the oversight of our risk management program, including its oversight of our internal audit function, enterprise risk management and cybersecurity risks.

Information Security

As a smaller company, we use third-party vendors to assist us with our network and information technology requirements. Since 2019, BDO USA, LLC has provided us with virtual chief technology officer services, including cybersecurity. In 2022, our Board of Trustees added a cybersecurity expert to its membership.

On at least a quarterly basis, we report to our Board of Trustees or the Audit Committee on information technology matters. On an annual basis, our Audit Committee commissions an internal audit of our cybersecurity practices and receives a report from our internal auditor on our cybersecurity risks. In addition, our management participates in tabletop exercises and simulations as part of our business continuity, incident response and disaster recovery planning.

The net expenses we incurred from information security breaches, penalties and settlements over the last three years have been immaterial and nominal relative to total revenue. We did not experience an information security breach in the last fiscal year.

Shareholder Nominations

Our Board of Trustees believes that the Nominating and Corporate Governance Committee is qualified and in the best position to identify, review, evaluate and select qualified candidates for membership on our Board of Trustees based on the criteria described in the next paragraph. However, the Nominating and Corporate Governance Committee intends to consider nominees recommended by shareholders, but only if the submission of a recommendation includes a current resume and curriculum vitae of the candidate, a statement describing the candidate’s qualifications, contact information for personal and professional references, the name and address of the shareholder who is submitting the candidate for nomination, the number of shares which are owned of record or beneficially by the submitting shareholder and a description of all arrangements or understandings between the submitting shareholder and the candidate for nomination. Submissions should be made to: LXP Industrial Trust, One Penn Plaza, Suite 4015, New York, NY 10119-4015, Attention: Secretary. The Nominating and Corporate Governance Committee’s consideration process includes completion of a standard questionnaire, interviews with the Nominating and Corporate Governance Committee and other members of the Board of Trustees and a background check. The Nominating and Corporate Governance Committee has no obligation to recommend such candidates for nomination except as may be required by contractual obligations of the Company.

In recommending candidates for membership on our Board of Trustees, the Nominating and Corporate Governance Committee’s assessment includes consideration of issues of judgment, diversity, expertise, and experience. The Nominating and Corporate Governance Committee believes that a diverse board is one that includes differences of viewpoints, professional experience, education, skill, and other individual qualities and attributes that contribute to board heterogeneity. The Nominating and Corporate Governance Committee also considers other relevant factors as it deems appropriate. Generally, qualified candidates for board membership should (i) demonstrate personal integrity and moral character, (ii) be willing to apply sound and independent business judgment for the long-term interests of shareholders, (iii) possess relevant business or professional experience, technical expertise, or specialized skills, (iv) possess personality traits and backgrounds that fit with those of the other trustees to produce a collegial and cooperative environment, (v) be responsive to our needs, and (vi) have the ability to commit sufficient time to effectively carry out the duties of a trustee.

The Nominating and Corporate Governance Committee follows legal and regulatory requirements, such as those relating to independence, and gives due consideration to characteristics, such as race, gender, ethnicity and sexual orientation.

Our Board of Trustees believes its effectiveness is enhanced by being comprised of individuals with diverse skills, experience and backgrounds that are relevant to the role of our Board of Trustees and the needs of our business. The objective of our Board of Trustees is to foster a diverse and inclusive culture which solicits multiple perspectives and views and is free of conscious or unconscious bias and discrimination. Accordingly, the Nominating and Corporate Governance Committee regularly reviews the changing needs of our business and the skills, experience and backgrounds of its members, with the intention that our Board of Trustees will be periodically “renewed” as certain Trustees rotate off and new Trustees are recruited. Our Board of Trustee’s commitment to diversity and “renewal” will be tempered by the need to balance change with continuity, experience and a collaborative approach with each other and our Chief Executive Officer.

After completing this evaluation and review, the Nominating and Corporate Governance Committee makes a recommendation to our Board of Trustees as to the persons who should be nominated by our Board of Trustees, and our Board of Trustees determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

To the extent there is a vacancy on our Board of Trustees, the Nominating and Corporate Governance Committee will either identify individuals qualified to become trustees through relationships with our trustees or executive officers or by engaging a third party. Our Board of Trustees currently consists of eight individuals, but the size of our Board of Trustees may increase by a limited number to further diversify the membership of our Board of Trustees.

In addition, our bylaws provide that any shareholder that complies with the “proxy access” provisions in our bylaws may also nominate a trustee for inclusion in our proxy materials.

Shareholder Communications

Parties wishing to communicate directly with our Board of Trustees, an individual trustee, the Lead Trustee or the non-management members of our Board of Trustees as a group should address their inquiries to our General Counsel by mail sent to our principal office located at One Penn Plaza, Suite 4015, New York, New York 10119-4015. The mailing envelope should contain a clear notification indicating that the enclosed letter is an “Interested Party/Shareholder-Board Communication,” “Interested Party/Shareholder-Trustee Communication,” “Interested Party/Shareholder-Lead Trustee Communication” or “Interested Party/ Shareholder-Non-Management Trustee Communication,” as the case may be.

Complaint Procedures for Accounting and Auditing Matters

We have established procedures set forth in our Code of Business Conduct and Ethics for (1) the receipt, retention and treatment of complaints and allegations regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”) and (2) the confidential, anonymous submission by Covered Persons (as defined therein) of concerns regarding Accounting Matters. Under these procedures, anyone with concerns regarding accounting matters or otherwise, may, as applicable, report their concerns to our compliance hotline by telephone at 844-502-7786 or on the web at http://LXP.ethicspoint.com. Complaints are reviewed by the Chairman of the Audit Committee and our General Counsel, as appropriate, and reported to our Board of Trustees on an as needed basis, but not less than quarterly.

Periodic Reports, Code of Ethics, Committee Charters and Corporate Governance Guidelines

Our Internet address is www.lxp.com. We make available free of charge through our web site our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, other filings with the SEC, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such materials with the SEC. We also have made available on our web site copies of our current Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Executive Committee Charter, Code of Business Conduct and Ethics, and Corporate Governance Guidelines. In the event of any changes to these charters or the code or the guidelines, updated copies will also be made available on our web site. The contents of our web site are not incorporated into this Proxy Statement.

You may request a copy of any of the documents referred to above, without charge to you, by contacting us at the following address, email or telephone number:

LXP Industrial Trust
One Penn Plaza, Suite 4015 New York, NY 10119-4015

Attention: Investor Relations ir@lxp.com

(212) 692-7200

Certain Relationships and Related Transactions

Policy. Under our policy regarding the review, approval and ratification of any related party transaction, the Audit Committee or the Board of Trustees (consisting of all of the non-conflicted members) reviews the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, and the Audit Committee or the Board of Trustees (consisting of all of the non-conflicted members) either approves or disapproves the related party transaction. Any related amendment to, or waiver of any provision of, our Code of Business Conduct and Ethics for executive officers or trustees must be approved by the Nominating and Corporate Governance Committee (consisting of the non-conflicted members) and will be promptly disclosed to our shareholders as required by applicable laws, rules or regulations including, without limitation, the requirements of the NYSE.

Any related party transaction will be consummated and continue only if the Audit Committee or the Board of Trustees (consisting of all of the non-conflicted members) has approved or ratified such transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party” is:

(1)	any person who is, or at any time since the beginning of our last fiscal year was, one of our trustees or executive officers or a nominee to become one of our trustees;

(2)	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

(3)	any immediate family member of any of the foregoing persons, which means any spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law; and

(4)	any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner, principal, or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

Indemnification Agreements. Our trustees and certain of our executive officers have entered into indemnification agreements with us. Pursuant to these agreements, we agree to indemnify the trustee or executive officer who is a party to such an agreement against any and all judgments, penalties, fines, settlements, and reasonable expenses (including attorneys’ fees) actually incurred by the trustee or executive officer or in a similar capacity for any other entity at our request. These agreements include certain limitations on our obligations in certain circumstances, particularly in situations in which such indemnification is prohibited or limited by applicable law.

Hedging Policy

We have adopted a policy that prohibits our trustees, officers and employees, as well as certain of their immediate family members, from buying or selling Company securities while in possession of material, non-public information. In addition, we have adopted a policy prohibiting trustees, officers, and employees from pledging our securities and from establishing short positions and hedging transactions, including through prepaid variable forwards, equity swaps, collars and exchange funds.

Charitable Contributions

During 2021, we did not make any charitable contribution to any tax-exempt organization in which any independent trustee serves as an executive officer.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2021 is or has been one of our executive officers. Further, none of our executive officers has ever served as a member of the compensation committee or as a director of another entity whose executive officers served on our Compensation Committee or as a member of our Board of Trustees.

EXECUTIVE OFFICERS

The following table sets forth certain information as of the close of business on the Record Date concerning our executive officers:

Name	Age	Business Experience
T. Wilson Eglin Chairman, Chief Executive Officer & President	57	Mr. Eglin’s business experience is set forth in this Proxy Statement under “Trustee Nominees” on page 16.
Beth Boulerice Executive Vice President, Chief Financial Officer & Treasurer	57	Ms. Boulerice is an Executive Vice President and serves as Chief Financial Officer and Treasurer. She previously served as our Chief Accounting Officer. Prior to joining the firm in 2007, Ms. Boulerice was employed by First Winthrop Corporation and was the Chief Accounting Officer of Newkirk Realty Trust. She graduated from the University of Rhode Island and is a Certified Public Accountant.
Joseph S. Bonventre Executive Vice President, Chief Operating Officer, General Counsel & Secretary	46	Mr. Bonventre is an Executive Vice President and serves as Chief Operating Officer, General Counsel and Secretary. Prior to joining us in September 2004, he was an associate in the corporate department of the law firm now known as Paul Hastings LLP. He received his B.A. from New York University in 1998 and his J.D. from Benjamin N. Cardozo School of Law/Yeshiva University in 2001. Mr. Bonventre is admitted to practice law in the State of New York.
Brendan Mullinix Executive Vice President & Chief Investment Officer	47	Mr. Mullinix is an Executive Vice President and serves as Chief Investment Officer. He joined us in 1996 and previously served as a Senior Vice President and a Vice President. Mr. Mullinix graduated from Columbia College, Columbia University.
Lara Johnson Executive Vice President	49	Ms. Johnson is an Executive Vice President focusing on dispositions and strategic transactions. Prior to joining us in 2007, Ms. Johnson was an executive vice president of Newkirk Realty Trust and a member of its board of directors. From April 1996 to March 2003, and since April 2005 she served as senior vice president of Winthrop Financial Associates. Ms. Johnson also served as a vice president of Shelbourne I, Shelbourne II and Shelbourne III, three publicly-traded REITs. Ms. Johnson was Director of Investor Relations for National Property Investors, Inc. from 1994 until 1996. Ms. Johnson received a B.A. from Transylvania University and an M.B.A. from the University of Kentucky.
James Dudley Executive Vice President & Director of Asset Management	41	Mr. Dudley is an Executive Vice President and Director of Asset Management. He has been with us since 2006 and has held various roles within the Asset Management Department. Prior to joining the firm, Mr. Dudley was employed by ORIX Capital Markets. Mr. Dudley has a B.A. from Angelo State University and an M.S. from The University of Texas at Arlington.
Mark Cherone Senior Vice President & Chief Accounting Officer	40	Mr. Cherone serves as Chief Accounting Officer. Prior to joining us in March 2019, he served as Corporate Controller for Brandywine Realty Trust since 2012. Mr. Cherone graduated from The Pennsylvania State University and is a Certified Public Accountant.

Name	Age	Business Experience
Patrick Carroll Executive Vice President & Chief Risk Officer	58	Mr. Carroll is an Executive Vice President and serves as Chief Risk Officer. He previously served as our Chief Financial Officer and Treasurer. Prior to joining the firm in 1998, he was in the real estate practice of Coopers & Lybrand L.L.P., a public accounting firm that was one of the predecessors of PricewaterhouseCoopers LLP, from 1986 to 1998. Mr. Carroll received his B.B.A. from Hofstra University and his M.S. in Taxation from C.W. Post. Mr. Carroll is a Certified Public Accountant.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Introduction.

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our named executive officers.

2021 Company Highlights. During 2021, our management team accomplished the following:

Acquisitions ~$886mm warehouse/distribution $111.5mm invested in ongoing development	Dispositions ~$824mm Recapitalized 22-property non-core portfolio

Leasing 8.5mm square feet 10.9% and 6.7% increases in industrial Base and Cash Base rents	Balance Sheet 5.5x Net debt to adjusted EBITDA $648mm capital raised

Named Executive Officers. Our named executive officers are:

Name	Title
T. Wilson Eglin	Chairman, Chief Executive Officer and President
Beth Boulerice	Executive Vice President, Chief Financial Officer and Treasurer
Joseph S. Bonventre	Executive Vice President, Chief Operating Officer, General Counsel and Secretary
Brendan P. Mullinix	Executive Vice President and Chief Investment Officer
Lara Johnson	Executive Vice President

Compensation Committee Responsibility and Philosophy. The Compensation Committee administers the compensation policies and programs for our named executive officers and regularly reviews and approves our compensation strategy and principles to ensure that they are aligned with our business strategy and objectives, encourage high performance, promote accountability and ensure that management’s interests are aligned with the interests of our shareholders. The Compensation Committee believes that the compensation program should further both short-term and long-term business goals and strategies while enhancing shareholder value. In keeping with this philosophy, the compensation program’s objectives are to:

●	maintain a transparent compensation program that is easy for all of our shareholders to understand;

●	further align the interests of our named executive officers with those of our shareholders;

●	strengthen the relationship between executive pay and company performance; and

●	retain key members of management.

The Compensation Committee believes that the business judgment of its members is necessary to properly evaluate and design an executive compensation program.

2021 “Say on Pay” Advisory Vote

In 2021, approximately 99% of our shareholders (excluding broker non-votes) voted “FOR” the compensation of our named executive officers as disclosed in the related proxy statement, which has been consistent with the votes for the previous years.

Based on such approvals, the Compensation Committee has largely maintained the compensation framework approved in 2021 for 2022 with modifications for our 2022 business plan objectives and our strategic alternative review.

Shareholder Engagement

We regularly engage with our shareholders on a variety of matters, including:

●	general business updates;

●	our transformation initiatives;

●	board composition, risk oversight and refreshment;

●	corporate governance practices;

●	ESG strategy (including diversity, climate change, environmental sustainability and disclosures); and

●	executive compensation.

During 2021, we:

●	contacted and offered to meet with shareholders holding in excess of 63% of our common shares as of December 31, 2021;

●	scheduled meetings with shareholders holding in excess of 41% of our common shares as of December 31, 2021; and

●	had one or more independent members of our Board of Trustees meet with shareholders holding 28% of our common shares as of December 31, 2021, including two separate meetings between an independent member of our Board of Trustees and a fund manager affiliated with FMR LLC.

Executive Compensation Best Practices.

The following is a summary of our executive compensation practices:

What we do:	What we don’t do:

We pay for performance

We disclose our compensation programs with transparency

We assess compensation risk

We use an independent compensation consultant

We use competitor and size-based peer groups

We require hold periods and have minimum share ownership guidelines

We have a robust clawback policy

We do not provide tax gross-up payments
We do not have excessive severance arrangements or single-trigger change in control severance payments
We do not encourage unnecessary or excessive risk taking as a result of our compensation policies
We do not guarantee compensation or uncapped bonus payments
We do not allow for repricing of stock options.
We do not allow hedging or pledging of our stock

Independent Compensation Consultant

During 2021, the Compensation Committee retained Ferguson Partners Consulting, L.P., a nationally known executive compensation and benefits consulting firm, which we refer to as FPC. Other than reviewing and advising the Compensation Committee with respect to executive and trustee compensation, FPC does not provide any non-executive compensation or other services for us. As a result, FPC is an independent compensation consultant. Management does not retain any executive compensation consultant.

Peer Group Benchmarking Analysis.

We are always competing for the best talent with our direct industry peers and with the broader market. Accordingly, the Compensation Committee regularly reviews the market data, pay practices and ranges of our “peer” companies and the broader market to ensure that we continue to offer a relevant and competitive executive pay program each year. Throughout this Compensation Discussion and Analysis, we refer to two distinct peer groups, as described below, which were established by the Compensation Committee’s independent compensation consultant, the Compensation Committee and our Chief Executive Officer in 2021.

●	Competitor Peer Group. For 2021, this group consisted of 12 public REITs, which are either (1) our competitors for industrial property acquisitions and tenants in the single-tenant industrial space or (2) owners of a portfolio of primarily net-leased assets. The companies included in this peer group are as follows:

Broadstone Net Lease, Inc.	EastGroup Properties, Inc.	Essential Properties Realty Trust, Inc.
First Industrial Realty Trust Inc.	Getty Realty Corp.	National Retail Properties, Inc.
PS Business Parks, Inc.	Rexford Industrial Realty, Inc.	STAG Industrial, Inc.
STORE Capital Corporation	Terreno Realty Corporation	W.P. Carey Inc.

This competitor peer group helped the Compensation Committee understand how each named executive officer’s total compensation compares with the total compensation for reasonably similar positions at our most direct REIT competitors.

●	Size Peer Group. For 2021, this group consisted of 20 public REITs, which operate across multiple asset classes and are similar in size to our total capitalization. The total capitalization range for this peer group was $4.1 billion to $7.1 billion as of October 31, 2021. Our total capitalization was at approximately the 65th percentile ($5.7 billion) of this peer group as of October 31, 2021. The companies included in this peer group are as follows:

Apple Hospitality REIT, Inc. Corporate Office Properties Trust Healthcare Realty Trust Incorporated JBG SMITH Properties Physicians Realty Trust Retail Properties of America Inc. SITE Centers Corp.	Brandywine Realty Trust Empire State Realty Trust, Inc. Innovative Industrial Properties, Inc. Preferred Apartment Communities, Inc. RLJ Lodging Trust Terreno Realty Corporation	Broadstone Net Lease, Inc. Essential Properties Realty Trust, Inc. iStar Inc. Pebblebrook Hotel Trust PS Business Parks, Inc. Sabra Health Care REIT, Inc. Veris Residential, Inc.

The size-based peer group helped the Compensation Committee compare our overall compensation practices against a broader mix of REITs to ensure that our compensation practices are reasonable in light of the size of our organization. The Compensation Committee generally focuses on the average of the two peer groups, except in cases where such average is determined to be excessive in light of the circumstances.

Although the two peer groups are comprised solely of REITs, we also compete with other public and private companies in the New York metropolitan, Dallas and West Palm Beach marketplaces for talent. Therefore, we also consider other information regarding market trends in compensation in addition to the data derived from these peer group reviews.

FPC prepared a compensation study for the Compensation Committee that contains:

●	A summary of market findings;

●	High-level performance information and its impact on compensation trends within the real estate industry;

●	Certain background information, including size and performance statistics for our company and the peer group constituents; and

●	The results of a competitive benchmarking analysis for our named executive officers and certain other employees on both an individual and aggregate basis.

Determining the Amount of Each Element of Compensation.

The Compensation Committee reviews the performance of each of our named executive officers, including our Chief Executive Officer, on an annual basis. The Compensation Committee considers, among other things, (1) the scope of the individual’s responsibilities, including the demands and profile of the positions held by the individual, (2) the individual’s experience and tenure with us, (3) the individual’s performance and contribution to our performance, (4) our performance against annual objectives set forth in management’s business plan, and (5) competitive salaries. The Compensation Committee considers the results of compensation studies prepared for it by FPC and by industry and trade associations.

Our Chief Executive Officer assists in the annual review of our named executive officers and makes recommendations to the Compensation Committee. However, the Compensation Committee makes all determinations with respect to the actual compensation of our named executive officers, including our Chief Executive Officer.

The independent compensation consultant provides the following services to the Compensation Committee:

●	Management Data Collection:

○	reviewing historical pay philosophy and practices;

○	confirming the existing compensation philosophy; and

○	reviewing the Chief Executive Officer’s recommendations.

●	Compensation Guidance and Commentary:

○	providing initial thoughts and reactions to the Chief Executive Officer’s recommendations in light of current market practices and performance;

○	providing thoughts and perspectives on the broader REIT market, from a compensation perspective, based on ongoing conversations with executives/board members and up-to-date compensation data; and

○	providing a compensation study described above and recommendations regarding peer group data.

Compensation Risk Assessment

The Compensation Committee does not believe our executive compensation programs encourage unnecessary or excessive risk taking for the following reasons:

●	There are no guaranteed minimum payouts.

●	The annual cash incentive opportunity does not rely on total return to shareholders.

●	The annual cash incentive opportunity is based on multiple operational performance metrics.

●	Net Debt to Adjusted EBITDA is the only adjusted/non-GAAP metric, but we regularly disclose this metric, including a reconciliation, and analysts and investors use it as a balance sheet metric to compare us to our peers.

●	The annual long-term incentive opportunity has a three-year performance period based on total shareholder return relative to a competitor peer group and an index.

While we are focused on long-term shareholder value, the Compensation Committee believes that three-year vesting for share awards is an appropriate length of time due to the need to retain and reward results. Furthermore, our Compensation Committee believes the overall amount of our long-term incentive awards is relatively conservative.

We also pay dividends currently on the time-based portion of our annual long-term incentive awards and dividends accrue on the performance-based portion of our annual long-term incentive awards and are paid upon vesting. Since we are a REIT, dividends are a necessary part of our business. Furthermore, all dividends are declared by our Board of Trustees. Accordingly, we do not believe that dividends are a risk in our compensation arrangements.

We maintain a clawback policy that allows for the recoupment of certain compensation if and to the extent:

●	the granting, vesting, or payment of such compensation was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement; or

●	the recipient of such compensation engaged in intentional or willful misconduct, or failed to supervise a subordinate employee who engaged in intentional or willful misconduct which the recipient knew, or was reckless in not knowing, was occurring, and such intentional or willful misconduct resulted in a material violation of law or one of our written policies that caused significant financial or reputational harm to us.

Pay for Performance.

A significant portion of the total target compensation for our named executive officers is in the form of performance-based incentive compensation, with the only “fixed” or “guaranteed” compensation in the form of annual base salaries and time-based long-term incentive awards.

●	Annual Cash Incentive Target Opportunity:

°	70% based on annual pre-defined objective performance measures.

°	30% based on subjective measures.

●	Annual Long-Term Incentive Target Opportunity:

°	60% based on future total return to shareholders relative to peer and index groups.

°	40% based on continued service.

In setting the pre-defined objective performance measures for the annual cash incentive target opportunity, multiple factors are considered.

Recap of 2021 Executive Compensation Program.

The 2021 executive compensation program consisted of (1) base salary, (2) annual cash incentive opportunity, and (3) annual long-term opportunity.

Base Salaries and Annual Cash Incentive Awards. Base salaries and annual cash incentives awarded under the 2021 executive compensation program were as follows:

Officer	2021 Base Salary	Target Cash Incentive (as a % of salary)	Target Cash Incentive	2021 Award	% of Target	% Change from 2020
T. Wilson Eglin	$785,000	112.5%	$883,125	$1,468,931	166%	7%
Beth Boulerice	$400,000	100%	$400,000	$725,333	181%	20%
Joseph S. Bonventre	$420,000	100%	$420,000	$761,600	181%	23%
Brendan P. Mullinix	$375,000	100%	$375,000	$680,000	181%	38%
Lara Johnson	$320,000	100%	$320,000	$580,267	181%	18%

The target annual cash incentive opportunity for our named executive officers was a percentage of base salary as follows: 112.5% for Mr. Eglin; and 100% for the others. Seventy percent (70%) of the annual cash incentive opportunity was based on pre-defined objective measures (from January 1, 2021 to December 31, 2021) and 30% was based on subjective measures.

Objective Measures

The following sets forth the pre-defined objective measures, the weighting and the rationale for each measure. In the first quarter of 2022, the Compensation Committee evaluated the Company’s performance on the objective and subjective measures and made the determinations as detailed below.

	Weighting	Target	Actual at 12/31/2021	Determination
Investments	40%			Maximum
Volume		$350 million	$761 million
New Development Project Funding		$100 million	$290 million

Rationale: External growth is an important part of our 2021 business plan. Assembling a portfolio of high-quality warehouse/distribution facilities is essential for us to achieve external growth. We separated new development project funding from our investment volume as we expect our development business to aid our growth.

Result: 2021 was an exceptional year for investments. We exceeded our targets as we substantially completed our transformation to an industrial focused REIT. We are now positioned as a growth-orientated company with an extensive development pipeline.

	Weighting	Target	Actual at 12/31/2021	Determination
Dispositions	15%			Maximum
Volume		$200 million	$715 million

Rationale: As of December 31, 2020, our non-industrial portfolio represented 9.2% of our gross book value and consisted of 20 properties. Accordingly, for 2021, we lowered the volume and weighting of dispositions year over year. Nonetheless, we expected management to continue to be a prudent seller of these remaining non-industrial assets as we believe the degree of difficulty of the selling effort may increase as the amount of non-industrial assets decreases.

Result: Management remained a prudent seller of non-industrial assets and we exceeded our targets primarily due to the recapitalization of our 22-property special purpose industrial portfolio. We made significant headway in reducing our non-warehouse/distribution exposure and, at year end, only 1.9% of our assets were non-warehouse/distribution, excluding held for sale assets.

	Weighting	Target	Actual at 12/31/2021	Determination
Portfolio Management	25%			Target/Maximum
Composition (Industrial/Other)		95%/5%	98.1%/1.9%
Industrial Same Store NOI Growth		2%	0.9%
Warehouse/Distribution Leasing Spreads		5%	6.7%

Rationale: We believe successful portfolio management safeguards income and supports internal growth.

●	With respect to the composition of our portfolio, we believed that exiting the remaining non-industrial properties, during 2021, at what we believe are the best prices may take until the end of 2022. As a result, the target for our industrial assets at the end of 2021 was 95% and not 100%.

●	Our investment strategy is based on our belief that warehouse/distribution rents have better growth potential than suburban office rents. Accordingly, for 2021, we added two metrics related to leasing. The first was industrial same store NOI growth and the second was warehouse/distribution leasing spreads. The leasing spreads are the difference between the expiring rent per square foot and the renewal or new rent per square foot for leases signed or renewed during 2021.

Result: Our composition exceeded our targets and now our portfolio consists of 98.1% warehouse/distribution assets and 1.9% other assets, which include some non-warehouse/distribution industrial assets. We achieved same store NOI growth and our leasing spreads were strong, but our long-term leases weighed on both leasing spreads and our same store NOI growth in 2021.

	Weighting	Target	Actual at 12/31/2021	Determination
Balance Sheet	10%			Target
Credit Rating		Maintain current ratings	Maintained

Rationale: We take pride in our balance sheet and the opportunities it provides. In 2013, we became an investment-grade rated issuer and we continually seek to maintain our ratings.

Result: During 2021, we continued to manage our balance sheet in favor of flexibility over leveraged returns. We took advantage of a strong debt market to opportunistically refinance certain of our indebtedness. Our credit ratings were unchanged over the course of 2021.

	Weighting	Target	Actual at 12/31/2021	Determination
ESG	10%			Maximum
ESG reporting frameworks		2	3
ISS Monthly Governance Score Average		3	1

Rationale: In 2020, our management commenced, in earnest, efforts to establish an ESG platform. We believe that ESG focused investing and operations are an important contributor to our ongoing long-term success. However, due to the properties in our portfolio primarily being subject to net leases where tenants are responsible for maintaining the buildings and are in control of their energy usage and environmental sustainability practices, our ability to implement ESG initiatives throughout our portfolio may be limited. For 2021, we selected two ESG metrics that we believed are important objective measurements of our developing ESG platform.

Result: Our ESG program expanded significantly in 2021 and we reported to the GRESB® Assessment, the Bloomberg Gender-Equality Index and we published our first annual Corporate Responsibility Report aligned with the Sustainability Accounting Standards Board (SASB) standard. We obtained a first-place ranking for U.S. Industrial Listed peer group in 2021. We also maintained an ISS Monthly Governance Score Average of 1, which is the highest score possible.

The determination of the objective measurements resulted in each named executive officer being entitled to 173.3% of the target objective portion of the 2021 annual incentive opportunity. The Compensation Committee withheld certain amounts until completion of our audited financial results. The Compensation Committee retains the ability, in its sole discretion, to clawback any amounts, as appropriate, if audited financial results would provide for lower incentive payouts.

Subjective Measures

With respect to the subjective portion of the annual cash incentive opportunity, the Compensation Committee made the following determinations:

Officer	Rationale	% of Target Subjective Portion
T. Wilson Eglin

In 2015, Mr. Eglin designed a strategic vision for us that involved the transformation from a primarily office net-leased REIT to an industrial focused REIT with a portfolio consisting of warehouse and distribution assets in targeted markets. 2021 marked the substantial completion of the transformation and the results of Mr. Eglin’s strategic vision have resulted in the creation of significant shareholder value. While Mr. Eglin did not receive maximum subjective bonus, the Compensation Committee, and the rest of the Board of Trustees, believe that Mr. Eglin has performed exceptionally throughout the transformation.

Overall Transaction Activity:

●     Over $1.5 billion in investment and divestiture activity that led to an increase in our percentage of gross book value from industrial assets to 98.1%, exceeding our target for the year and substantially completing our transformation.

Earnings Results and Growth:

●     While our earnings were still impacted by from the sale of higher-yielding assets into warehouse/distribution assets, we achieved positive same store NOI growth and leasing spreads in our industrial portfolio. We believe that we are positioned for growth in funds from operations in 2023.

Accessing the Capital Markets/Balance Sheet Strategy:

●     Over $648 million in capital raises, including opportunistic debt refinancing, which further strengthened our balance sheet, and forward equity sales to help maintain modest leverage levels while growing our development pipeline.

Investor Outreach:

●     Enhanced investor outreach efforts by spending a considerable amount of time with shareholders, analysts and potential investors to discuss our investment and portfolio strategies. Navigated shareholder activism and mitigated disruption to business.

●     Led our corporate rebranding and changing of name to LXP Industrial Trust, which more accurately reflects our portfolio focus and growth strategy.

Overall Employee Satisfaction:

●     Maintained high over-all employee morale. Named a winner of the 15th Annual Best Companies to Work for in New York.

In addition, Mr. Eglin has led the preparation for our Board’s strategic alternatives review process.

150%

The Compensation Committee believes that Mr. Eglin’s strategic vision of an industrial focused REIT in target markets with a strong development pipeline is primarily responsible for the high returns our shareholders have received in recent years. Mr. Eglin recommended a lower percentage for his subjective award to allow for each other named executive officer to be awarded a maximum subjective award.

Beth Boulerice

During 2021, Ms. Boulerice oversaw all of our financial reporting and planning in a continued virtual environment, including maintaining our corporate model.

Quality & Efficiency of Financial Reporting:

●     Our independent registered public accounting firm opined that our financial statements present fairly, in all material respects, our financial position as of December 31, 2021 in conformity with GAAP as set forth in our Annual Report on Form 10-K for the year ended December 31, 2021.

●     Continued to increase efficiencies in our financial reporting processes through the use of technology.

●     Led our G&A budgeting process and efforts to manage expenses.

●     Oversaw our reporting process and was a member of our disclosure committee.

Quality of internal controls:

●     Oversaw compliance with the requirements of the Sarbanes-Oxley Act of 2002 and our internal controls over financial reporting, including managing those controls in a virtual environment; and

●     Led the transition of firms from CohnReznick LLP to Ernst & Young LLP for our internal audit function.

●     Our independent registered public accounting firm expressed an unqualified opinion on our internal controls over financial reporting as set forth in our Annual Report on Form 10-K for the year ended December 31, 2021.

Accessing the capital markets:

●     Actively participated in all of our capital raises, including our opportunistic debt offering, our forward equity offering and the management of our ATM program.

●     Actively participated in the recapitalization of the special purpose portfolio, including the procurement of secured financing.

●     Acted as primary liaison with credit rating agencies.

Investor Outreach:

●     Significant participation in our marketing efforts and preparation of our investor materials.

Ms. Boulerice also participated in the preparation for our strategic alternative review process.

200%

Joseph S. Bonventre

During 2021, Mr. Bonventre oversaw our legal and operational activities and assisted on our strategic activities.

Legal Risk Management:

●     Advised and guided our Board of Trustees on substantially all matters, including shareholder activism and preparation for a strategic alternatives review process.

●     Selected and monitored all outside counsel assignments.

Efficiency of Operations:

●     Led the continued response to the COVID-19 pandemic, the development of policies related to COVID-19 and other human resource matters.

●     Oversaw our ESG efforts, including our submissions to reporting frameworks.

●     Assisted in monitoring our G&A expenses.

●     Actively participated in our diversity, equity and inclusion efforts.

●     Oversaw our information technology initiatives, including our cybersecurity efforts.

Accessing Capital Markets:

●     Actively participated in all of our capital raises, including our opportunistic debt offering, our forward equity offering and the management of our ATM program.

Quality of Disclosures and Reporting:

●     Assisted with the preparation and review of our public disclosures and reporting. Was a member of our disclosure committee.

Mr. Bonventre assisted in all of our transaction activity. He also assisted our rebranding efforts as a member of our rebranding committee.

200%
Brendan P. Mullinix	During 2021, Mr. Mullinix implemented our acquisition strategy, overseeing all our investment activity. Investment Quality & Volume: ● Led the purchase of 23 industrial assets for an aggregate cost of $758 million. ● Led the investment of $290 million in development activity. ● Led the expansion our industrial development pipeline, including the investment in 490 acres of development land. Development Completion: ● Assisted in our rebranding efforts as a member of our rebranding committee. Investor Outreach: ● Participated in our marketing efforts.	200%

Lara Johnson	During 2021, Ms. Johnson administered our disposition strategy, overseeing our disposition activity. Disposition Volume/Joint Venture Management: ● Managed the recapitalization of our 22-property special purpose portfolio and the procurement of secured financing. ● Managed the disposition of 15 additional consolidated properties for an aggregate gross sales price of $277 million Investor Outreach: ● Participated in our marketing efforts. Ms. Johnson also assisted with operational and leasing matters for the asset management department.	200%

Overall, the subjective award percentage for 2021 decreased year over year despite our strong performance, but solely due to Mr. Eglin’s recommendation of a lower percentage for his subjective award. Our Compensation Committee believes that our named executive officers worked well as a team to overcome the challenges that 2021 presented and substantially complete our transformation to an industrial focused REIT.

Annual Long-Term Incentive Award. The 2021 annual long-term incentive award was disclosed in the proxy statement for the 2021 Annual Meeting of Shareholders. The 2021 awards are exactly the same as the 2022 long-term incentive awards described below, but with a performance period of January 1, 2021 to December 31, 2023, a different index and a slightly different peer group. The awards granted were as follows:

	Performance-Based Opportunity
Officer	Threshold	Target	Maximum	Service-Based Award	Total Target Opportunity
T. Wilson Eglin	$810,000	$1,620,000	$3,240,000	$1,080,000	$2,700,000
Beth Boulerice	$120,000	$240,000	$480,000	$160,000	$400,000
Joseph S. Bonventre	$210,000	$420,000	$840,000	$280,000	$700,000
Brendan P. Mullinix	$180,000	$360,000	$720,000	$240,000	$600,000
Lara Johnson	$75,000	$150,000	$300,000	$100,000	$250,000

Performance-Based Opportunity of Outstanding Long-Term Incentive Awards.

As a result of our strong relative performance, the percentile rankings of our performance-based long-term incentive awards were high. This resulted in the vesting at maximum for the peer group and index performance awards. The following is the result of the performance-based opportunity portion of the long-term incentive awards granted in 2019 for the performance period ended on December 31, 2021:

Performance Period Start Date	Total Return(1)	Peer Group Percentile Ranking	Peer Group Payout as a Percentage of Target	Index Percentile Ranking	Index Payout as a Percentage of Target
1/1/2019	94%	83.33%	200%	76.36%	200%
1.	Equal to the sum of (i) dividends earned in performance period, (ii) reinvestment income from such dividends, and (iii) the average closing price over the 20 trading days ended on the end of the performance period, divided by the average closing price over the 20 trading days beginning at the start of the performance period, minus 1.00.

The following table shows the values realized based on the grant date value and the market value on January 3, 2022, which was the date of vesting:

Officer	Grant Date Value	Market Value
T. Wilson Eglin	$1,292,809	$4,112,515
Beth Boulerice	$154,422	$491,226
Joseph S. Bonventre	$269,337	$856,778
Brendan P. Mullinix	$209,004	$664,857
Lara Johnson	$183,149	$582,610

Accrued dividends were also paid on the awards that vested upon vesting.

The following is a summary of the performance-based opportunity portion of the long-term incentive awards granted in 2020 and 2021 assuming the performance period for each award ended on December 31, 2021:

Performance Period Start Date	Total Return(1)	Peer Group Percentile Ranking	Peer Group Estimated Payout as a Percentage of Target	Index Percentile Ranking	Index Estimated Payout as a Percentage of Target
1/1/2020	52.34%	66.67%	166.67%	78.44%	200%
1/1/2021	53.83%	61.54%	146.15%	76.16%	200%

1. Same as above.

The actual payouts for the 2020 awards will be disclosed in the proxy statement for the 2023 Annual Meeting of Shareholders and the actual payouts for the 2021 awards will be disclosed in the proxy statement for the 2024 Annual Meeting of Shareholders.

Correlation between CEO Compensation and Performance.

A significant portion of our Chief Executive Officer’s compensation is long-term and equity based. As a result, the amounts in the summary compensation table are not the same as realizable pay. Realizable pay includes Salary, Non-Equity Incentive Plan Compensation, Nonqualified Deferred Compensation Earnings and All Other Compensation from the Summary Compensation Table below for the applicable year and the value realized upon vesting of share awards for the applicable years. Our share awards consist of the following:

●	Service-based equity awards: Fair value of the award is based on the closing price of the common shares on the date of grant (or, if the date of grant was not a trading day, the last trading day prior to the date of grant) and does not reflect any time-based vesting conditions or service period even though it is not “realized” pay.

●	Performance-based equity awards: Fair value of the award is determined using a Monte Carlo simulation model, which is an estimation of the value based on hypothetical models. However, if such performance is never achieved, the awards will not result in “realized” pay.

Elements of Compensation Program Applicable to Named Executive Officers for 2022.

Base Salary. The Compensation Committee believes that base salaries provide our named executive officers with a degree of financial certainty and stability and are essential in attracting and retaining highly qualified individuals. For 2022, the Compensation Committee approved increases in base salaries for our named executive officers as noted below to ensure base salaries, and, in certain situations, overall compensation, remains competitive and in line with their roles and responsibilities. Base salaries are as follows:

Officer	2022 Base Salary	2021 Base Salary	% Change
T. Wilson Eglin	$800,000	$785,000	2%
Beth Boulerice	$440,000	$400,000	10%
Joseph S. Bonventre	$500,000	$420,000	19%
Brendan P. Mullinix	$440,000	$375,000	17%
Lara Johnson	$375,000	$320,000	17%

Annual Cash Incentive Opportunity. The annual cash incentive opportunity is designed to supplement the cash compensation of our named executive officers so that cash compensation is competitive within our industry and peer groups and properly rewards our named executive officers for their performance and their efforts for meeting specified objectives. The annual cash incentive opportunity for the 2022

49

executive compensation program for our named executive officers will be a percentage of base salary as follows:

Officer	Threshold		Target		Maximum
T. Wilson Eglin	56.25%	$450,000	112.5%	$900,000	225%	$1,800,000
Beth Boulerice	50%	$220,000	100%	$440,000	200%	$880,000
Joseph S. Bonventre	50%	$250,000	100%	$500,000	200%	$1,000,000
Brendan P. Mullinix	50%	$220,000	100%	$440,000	200%	$880,000
Lara Johnson	50%	$187,500	100%	$375,000	200%	$750,000

Our Chief Executive Officer’s target total cash compensation (base salary plus target annual cash incentive) of $1,700,000 is approximately 0.2% less than the average target total cash compensation in the average of the two 2021 peer groups, which we believe is in-line with market.

Seventy percent of the annual cash incentive opportunity for our named executive officers will be determined by predefined objective performance measures based on our 2022 business plan for the period commencing January 1, 2022 and ending December 31, 2022. The objective performance measures and the Compensation Committee’s determination of whether an item was met will be disclosed in the proxy statement for the 2023 Annual Meeting of Shareholders.

The remaining 30% of the annual cash incentive will be based on subjective factors, similar to the factors discussed with respect to the 2021 Annual Cash Incentive Opportunity above.

Long-Term Incentive Opportunity. The long-term incentive opportunity is designed to increase the ownership of us by our named executive officers, while motivating long-term performance, encouraging long-term dedication to us and operating as a retention mechanism. No performance-based shares are earned for results below the threshold level.

The long-term incentive opportunity for the 2022 executive compensation program for our named executive officers is a long-term incentive award consisting of a mix of performance-based non-vested shares and service-based non-vested shares. Vesting for performance-based non-vested shares is tied to our total shareholder return relative to other REITs, which we think is more appropriate than absolute total shareholder return.

Type:	Performance-Based Non-Vested Shares		Service-Based Non-Vested Shares
Amount of Target Award:	30%	30%	40%
Comparator Group:	MSCI US REIT Index	Competitor peer group(1)	N/A
Vesting Conditions:

Cliff-based vesting after three-year performance period commencing January 1, 2022.

Performance Levels

Threshold: 33rd Percentile

Target: 50th Percentile

Maximum: 75th Percentile

Straight-line interpolation is used to determine awards for results between performance levels.

Pro-rata vesting annually over three years.
Dividends	Accrue and are only payable if and to the extent the shares vest.		Currently paid.

Type:	Performance-Based Non-Vested Shares	Service-Based Non-Vested Shares
Rationale	Performance assessments within our applicable industry group and competitor peer group similar to shareholder comparison when making an investment decision.	Enhance retention and promote longer-term equity ownership in us.

(1)	Initially consisting of: Broadstone Net Lease, Inc. (BNL), EastGroup Properties, Inc. (EGP), Essential Properties Realty Trust, Inc. (EPRT), First Industrial Realty Trust Inc. (FR), Getty Realty Corp. (GTY), National Retail Properties, Inc. (NNN), PS Business Parks, Inc. (PSB), Rexford Industrial Realty, Inc. (REXR), Stag Industrial, Inc. (STAG), STORE Capital Corporation (STOR), Terreno Realty Corporation (TRNO), and W.P. Carey Inc. (WPC).

The long-term incentive opportunity is as follows:

	Performance-Based Opportunity			Service-Based	Total Target	Change
Officer	Threshold	Target	Maximum	Award	Opportunity	from 2020
T. Wilson Eglin	$900,000	$1,800,000	$3,600,000	$1,200,000	$3,000,000	11%
Beth Boulerice	$180,000	$360,000	$720,000	$240,000	$600,000	50%
Joseph S. Bonventre	$375,000	$750,000	$1,500,000	$500,000	$1,250,000	79%
Brendan P. Mullinix	$240,000	$480,000	$960,000	$320,000	$800,000	33%
Lara Johnson	$180,000	$360,000	$720,000	$240,000	$600,000	140%

The target long-term incentive opportunity for our Chief Executive Officer of $3,000,000 is approximately 1.1% more than the average of the average target long-term incentive award in the two peer groups, which we believe is in-line with market.

The number of performance-based non-vested shares (calculated using maximum opportunity level for accounting purposes) and service-based non-vested shares granted and issued was based on the closing price of our common shares on January 6, 2022 (the date specified in the Compensation Committee’s approval), which was $14.58 per share; with the number of performance-based non-vested shares rounded to the nearest share and the number of service-based non-vested shares rounded up to the nearest 10 shares to avoid fractional shares when vesting. We expect to disclose the amount of performance-based non-vested shares that vest in our definitive proxy statement for the 2024 Annual Meeting of Shareholders.

CEO Total Target Direct Compensation

Companywide Retirement and Health and Welfare Benefits.

General. In addition to the executive compensation programs outlined in this proxy statement, our named executive officers participate in retirement and health and welfare benefits that are available to all employees with no distinction made among any groups of employees other than as required by applicable tax rules. We do not believe that any of these benefits are excessive or above market.

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth summary information concerning the compensation earned by our named executive officers for the fiscal years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Share Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
T. Wilson Eglin Chief Executive Officer and President	2021	785,000	—	3,216,612	—	1,468,931	710,586	1,813,056	7,994,185
	2020	765,000	—	2,664,761	—	1,367,318	54,962	859,341	5,711,382
	2019	750,000	—	2,012,809	—	1,425,000	378,848	1,136,857	5,703,514
Beth Boulerice Executive Vice President, Chief Financial Officer and Treasurer	2021	400,000	—	476,586	—	725,333	—	147,400	1,749,319
	2020	380,000	—	371,948	—	603,725	—	81,914	1,437,587
	2019	350,104	—	240,494	—	500,000	—	140,343	1,230,941
Joseph S. Bonventre Executive Vice President, Chief Operating Officer, General Counsel and Secretary	2021	420,000	—	834,021	—	761,600	—	258,967	2,274,588
	2020	390,000	—	621,840	—	619,613	—	139,325	1,770,778
	2019	375,000	—	419,394	—	565,000	—	253,303	1,612,697
Brendan Mullinix Executive Vice President, and Chief Investment Officer	2021	375,000	—	714,876	—	680,000	—	170,307	1,940,183
	2020	310,000	—	333,192	—	492,513	—	94,671	1,230,376
	2019	300,000	—	325,445	—	500,000	—	167,517	1,292,962
Lara Johnson Executive Vice President	2021	320,000	—	297,919	—	580,267	—	193,978	1,392,164
	2020	310,000	—	222,166	—	492,513	—	106,646	1,131,325
	2019	300,000	—	285,218	—	425,000	—	188,298	1,198,516

(1)	The amounts shown include amounts earned but a portion of which may be deferred at the election of the officer under our 401(k) Plan.

(2)	Equals the aggregate grant date fair value of awards granted in the applicable year computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718. The fair value of share awards subject to time-based vesting conditions or service periods is based on the closing price of the common shares on the date of grant (or, if the date of grant was not a trading day, the last trading day prior to the date of grant) and does not reflect any time-based vesting conditions or service period. The fair value of share awards subject to performance-based vesting conditions is determined using a Monte Carlo simulation model and the amount set forth above assumes “maximum” performance.

(3)	Amounts were paid pursuant to a non-equity incentive plan described in the applicable year’s definitive proxy statement.

(4)	Non-qualified deferred compensation consists solely of a trust established for the benefit of Mr. Eglin, into which, in previous years, he had the option to place non-vested common share awards. Dividends on these shares are the same as all those paid on all common shares and are paid by us to the trust, which makes a corresponding distribution to the participant. Earnings consist of dividends and increase in market value of the common shares in the trust. None of the earnings were above-market. See “Non-Qualified Deferred Compensation,” below.

(5)	Amount represents: (i) dividends paid on service-based non-vested common shares and accrued dividends paid upon vesting of performance-based non-vested common shares and long-term retention non-vested common shares, (ii) the dollar value of life insurance premiums paid by us during the applicable fiscal year with respect to portable life insurance policies for the life of our Chief Executive Officer, and (iii) contributions by us to the executive officer’s account under our 401(k) Plan. The premiums paid by us under company sponsored health care insurance, dental insurance, long-term disability insurance and life insurance available to all employees, are excluded. The following table details the 2021 other compensation amounts for each executive officer:

Executive	Dividends Paid on Certain Equity Awards(1)	Company- Paid Life Insurance Premiums	401(k) Company Contributions	Total
T. Wilson Eglin	$1,797,242	$1,314	$14,500	$1,813,056
Beth Boulerice	$132,900	$—	$14,500	$147,400
Joseph S. Bonventre	$244,467	$—	$14,500	$258,967
Brendan P. Mullinix	$155,807	$—	$14,500	$170,307
Lara Johnson	$179,478	$—	$14,500	$193,978

(6)	Includes dividends paid on service-based non-vested common shares and accrued dividends paid on vesting of performance-based non-vested common shares and long-term retention grants.

Grants of Plan-Based Awards

The following table sets forth summary information concerning all grants of plan-based awards made to the named executive officers during the fiscal year ended December 31, 2021.

									All Other
									Option
					Estimated Future Payouts			All Other	Awards;		Grant Date
		Estimated Future Payouts Under			Under Equity Incentive			Share	Number	Exercise	Fair Value
		Non-Equity Incentive Plan Awards			Plan Awards			Awards;	of Shares	Price of	of Share
		(CASH) ($) (1)			(SHARES) (#)			Number	Underlying	Option	and Option
								of Shares	Option	Awards	Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)	Awards	($)	($)
T. Wilson Eglin	1/5/2021	—	—	—	79,961	159,922	319,843	106,620	—	—	3,216,612
	3/30/2021	$441,563	$885,125	$1,776,250	—	—	—	—	—	—	—
Beth Boulerice	1/5/2021	—	—	—	11,847	23,693	47,385	15,800	—	—	476,586
	3/30/2021	$200,000	$400,000	$800,000	—	—	—	—	—	—	—
Joseph S. Bonventre	1/5/2021	—	—	—	20,731	41,462	82,923	27,650	—	—	834,021
	3/30/2021	$210,000	$420,000	$840,000	—	—	—	—	—	—	—
Brendan P. Mullinix	1/5/2021	—	—	—	17,770	35,539	71,077	23,700	—	—	714,876
	3/30/2021	$187,500	$375,000	$750,000	—	—	—	—	—	—	—
Lara Johnson	1/5/2021	—	—	—	7,404	14,808	29,616	9,880	—	—	297,919
	3/30/2021	$160,000	$320,000	$640,000	—	—	—	—	—	—	—
(1)	See “Compensation Discussion and Analysis — Recap of 2021 Executive Compensation Program,” above, for the actual payouts. Share amounts are rounded.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2021.

	Option Awards			Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested(2) (#)	Market Value of Shares or Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
T. Wilson Eglin	—	—	—	—	271,503	4,240,877	857,296	12,365,307
Beth Boulerice	—	—	—	—	32,754	511,617	117,048	1,679,353
Joseph S. Bonventre	—	—	—	—	57,890	904,242	201,679	2,893,464
Brendan P. Mullinix	—	—	—	—	42,027	656,462	148,013	2,118,369
Lara Johnson	—	—	—	—	26,603	468,444	89,922	1,312,861
(1)	Market value has been calculated using the closing price of our common shares on the NYSE on December 31, 2021, which was $15.62 per share. For 2019 performance share awards, actual vesting based on performance was used. For 2020 and 2021 performance share awards, maximum performance was assumed.

(2)	The shares set forth above vest (subject to continued service) as follows:

	1/2022	1/2023	1/2024
T. Wilson Eglin	170,259	65,704	35,540
Beth Boulerice	18,011	9,477	5,266
Joseph S. Bonventre	32,417	16,257	9,216
Brendan P. Mullinix	22,453	11,674	7,900
Lara Johnson	17,500	5,809	3,294

(3)	The shares set forth above vest (subject to continued service and achievement of performance) as follows:

	1/2022	1/2023	1/2024
T. Wilson Eglin	266,010	271,443	319,843
Beth Boulerice	31,774	37,889	47,385
Joseph S. Bonventre	55,419	63,337	82,923
Brendan P. Mullinix	43,005	33,931	71,077
Lara Johnson	37,685	22,621	29,616

Option Exercises and Stock Vested

The following table sets forth summary information concerning option exercises and vesting of stock awards for each of the named executive officers during the year ended December 31, 2021.

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
T. Wilson Eglin	—	—	691,476	7,417,398
Beth Boulerice	—	—	56,004	597,444
Joseph S. Bonventre	—	—	96,711	1,038,174
Brendan P. Mullinix	—	—	63,432	678,205
Lara Johnson	—	—	71,148	763,122
(1)	The value realized on exercise is calculated as the product of (a) the number of common shares for which the share options were exercised and (b) the excess of the closing price of our common shares on the NYSE on the day before the date of exercise (or for a broker assist exercise, at the price the underlying common shares were sold) over the applicable exercise price per share option. Includes shares withheld to satisfy exercise price and tax obligations, as applicable.
(2)	The value realized on vesting is calculated as the product of (a) the number of non-vested common shares that vested and (b) the closing price of our common shares on the NYSE on the day used for calculation of taxable income. Includes shares withheld to satisfy tax obligations. Excludes accrued dividends, if any, which are in All Other Compensation in the “Summary Compensation Table” above.

Pension Benefits

We do not provide any pension benefits to the named executive officers. We maintain a 401(k) Plan as disclosed above.

Non-Qualified Deferred Compensation

The following table sets forth summary information concerning non-qualified deferred compensation for each of the named executive officers during the year ended December 31, 2021. Non-qualified deferred compensation consists solely of a trust established for the benefit of Mr. Eglin in which in previous years Mr. Eglin had the option to place non-vested common share awards. Dividends on these shares are the same as all those paid on all common shares and are paid by us to the trust, which makes a corresponding distribution to Mr. Eglin. Earnings consist of dividends paid and the change in market value of the common shares in the trust. The earnings are included in the Summary Compensation Table above.

Name	Executive Contributions in 2021 ($)	Registrants Contributions in 2021 ($)	Aggregate Earnings in 2021 ($)	Aggregate Withdrawals/ Distributions in 2021 ($)	Aggregate Balance at December 31, 2021 ($)(1)
T. Wilson Eglin	—	—	710,586	56,271	2,044,080
Beth Boulerice	—	—	—	—	—
Joseph S. Bonventre	—	—	—	—	—
Brendan P. Mullinix	—	—	—	—	—
Lara Johnson	—	—	—	—	—

(1)	In accordance with the trust agreement, complete distribution/withdrawal of Mr. Eglin’s account will be made in the event of a change in control or termination of Mr. Eglin’s employment.

Potential Payments upon Termination or Change in Control

As of December 31, 2021, each of the named executive officers had the right to receive severance compensation upon the occurrence of certain termination events under a severance arrangement applicable to certain executive officers. None of our named executive officers were entitled to any payments in the event of a change of control without a termination of employment.

The executive severance arrangement provides that the executive officer would be entitled to receive severance payments upon termination by us without “cause” and termination by the executive officer with “good reason”, including if either occurs within a “change in control” (as defined in the severance agreement) equal to two and one half times the base salary, the average of the last two annual cash incentive awards and continuation of certain benefits for two and one half years for Mr. Eglin and two times the base salary, the average of the last two annual cash incentive awards and continuation of certain benefits for two years for all others.

Each of the named executive officers would also be entitled to receive severance payments upon termination for “Disability” (as defined in the severance agreement) or death equal to one times base salary and continuation of certain benefits for two years.

Upon certain terminations, (x) all non-vested time-based long-term incentive awards, including long-term retention awards, and all non-vested but earned performance-based long-term incentive awards shall accelerate, become fully earned and vested, (y) the end of the performance period for all non-vested but unearned performance-based long-term incentive awards shall be the date of such termination and a pro rata amount of any of such awards then deemed to be earned awards (determined by the number of completed days of the performance period for such award divided by the total number of days in such performance period) shall accelerate, become fully earned and vested (provided, that upon certain events in connection the a change in control, all such awards, instead of a pro rata amount of such awards, shall then be deemed earned awards), and (z) all unexercised share option awards shall terminate within six months of such termination of employment.

Our severance arrangements do not contain: (1) a high multiple, (2) any multiple on long-term incentive awards, (3) vesting of all non-vested performance-based awards regardless of whether the performance targets were met, or (4) a “gross-up” of the severance payment to cover the excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, on the benefits, thereby providing such benefits to the employee on a net basis, after payment of excise tax.

The tables below estimate the payments and benefits to each of the named executive officers assuming they were terminated on December 31, 2021. Continuation of benefits are assumed to be paid by a lump-sum payment at termination based on annualized December 2021 premiums. Bonus portion of severance payment is based on the average of the 2021 and 2020 actual annual cash incentive awards. Value of accelerated equity awards (1) is based on the closing price of our common shares on the NYSE on December 31, 2021 of $15.62 per share, and (2) consists of time-based non-vested shares set forth in Outstanding Equity Awards at Fiscal Year-End table above and a pro rata amount of expected performance-based non-vested shares, based on performance to date and the number of days completed in the period, and excludes accrued dividends. Each named executive officer is entitled to a pro-rata bonus equal to the average of the 2021 and 2020 annual cash incentive awards multiplied by a fraction, the denominator of which is 365 and the numerator of which is the number of days from the beginning of the calendar year of termination to the date of termination, which is excluded from the total payments and benefits below.

T. Wilson Eglin	Without Cause or With Good Reason ($)	Upon a Change in Control (“Single Trigger”) ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment	1,962,500	—	785,000	—
Bonus portion of severance payment	3,545,312	—	—	—
Group healthcare benefits	101,774	—	81,419	—
Value of accelerated equity awards	12,428,277	—	12,428,277	—
Total Payments and Benefits	18,037,863	—	13,294,696	—

Beth Boulerice	Without Cause or With Good Reason ($)	Upon a Change in Control (“Single Trigger”) ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment	800,000	—	400,000	—
Bonus portion of severance payment	1,329,058	—	—	—
Group healthcare benefits	38,926	—	38,926	—
Value of accelerated equity awards	1,583,113	—	1,583,113	—
Total Payments and Benefits	3,751,097	—	2,022,039	—

Joseph S. Bonventre	Without Cause or With Good Reason ($)	Upon a Change in Control (“Single Trigger”) ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment	840,000	—	420,000	—
Bonus portion of severance payment	1,381,213	—	—	—
Group healthcare benefits	65,717	—	65,717	—
Value of accelerated equity awards	2,748,131	—	2,748,131	—
Total Payments and Benefits	5,035,061	—	3,233,848	—

Brendan P. Mullinix	Without Cause or With Good Reason ($)	Upon a Change in Control (“Single Trigger”) ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment	750,000	—	375,000	—
Bonus portion of severance payment	1,172,513	—	—	—
Group healthcare benefits	28,889	—	28,889	—
Value of accelerated equity awards	1,972,358	—	1,972,538	—
Total Payments and Benefits	3,923,760	—	2,376,247	—

Lara Johnson	Without Cause or With Good Reason ($)	Upon a Change in Control (“Single Trigger”) ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment	640,000	—	320,000	—
Bonus portion of severance payment	1,072,780	—	—	—
Group healthcare benefits	3,290	—	3,290	—
Value of accelerated equity awards	1,406,456	—	1,406,456	—
Total Payments and Benefits	3,122,526	—	1,729,746	—

CEO Pay Ratio

For 2021, the annual total compensation of our median employee (other than our CEO) was $153,100 and the annual total compensation of our CEO was $7,994,185, and the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was estimated to be 52 to 1.

To identify the median of the annual total compensation of all of our employees we used Medicare wages and tips for all employees as of December 31, 2020. We used the same median employee as last year since we believe there has been no change to our employee compensation arrangements that would result in a significant change to the pay ratio. The annual total compensation of our median employee and our CEO were calculated in accordance with the requirements for the Summary Compensation Table above.

Trustee Compensation

None of our employees receives or will receive any compensation for serving as a member of our Board of Trustees or any of its committees. Our non-employee trustees received the following aggregate amounts of compensation for the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Share Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard S. Frary	80,000	100,000	—	—	—	—	180,000
Lawrence L. Gray	65,000	100,000	—	—	—	—	165,000
Jamie Handwerker	50,000	100,000	—	—	—	—	150,000
Claire A. Koeneman	65,000	100,000	—	—	—	—	165,000
Nancy Elizabeth Noe	30,890	61,781	—	—	—	—	92,671
Howard Roth	70,000	100,000	—	—	—	—	170,000

In 2021, the non-employee trustee compensation arrangements were as follows:

Retainer Type	Retainer Amount ($)
General Cash	$50,000
General Vested Common Share	$100,000
Lead Trustee	$30,000
Audit Chair	$20,000
Compensation Chair	$15,000
Nominating and Corporate Governance Chair	$15,000

In 2022, the non-employee trustee retainer was increased to $180,000 consisting of $60,000 in cash and $120,000 in vested common shares. The Lead Trustee and committee chair retainers remained the same.

The retainers are paid quarterly in arrears and the portion of the retainer paid in common shares will be based on the average closing price over the applicable quarter.

Non-employee trustees also receive reimbursement of their out-of-pocket travel costs to attend meetings. Any initial equity award for a newly appointed or elected trustee will be decided by the Compensation Committee on a case-by-case basis. In 2021, Ms. Noe received an initial equity award of $50,000 common shares.

Compensation Committee Report

The Compensation Committee (the “Compensation Committee”) of the Board of Trustees of LXP Industrial Trust, a Maryland real estate investment trust (the “Trust”), has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to our Board of Trustees that the Compensation Discussion and Analysis be included in the Trust’s proxy statement for the 2022 Annual Meeting of Shareholders and Annual Report on Form 10-K for the year ended December 31, 2021.

Submitted by the Compensation Committee of the Board of Trustees

/s/ Lawrence L. Gray, Chairperson
Richard S. Frary
Claire A. Koeneman
Jamie Handwerker

60

2022 EQUITY-BASED AWARD PLAN

Background

The Compensation Committee of the Board of Trustees adopted the LXP Industrial Trust 2022 Equity-Based Award Plan, which we refer to as the 2022 Plan, on March 31, 2022. The 2022 Plan is subject to approval at this Annual Meeting. Below is a summary of the principal provisions of the 2022 Plan and its operation. A copy of the 2022 Plan is set forth in full in Appendix B to this proxy statement, and the following description of the 2022 Plan is qualified in its entirety by reference to Appendix B. Capitalized terms used in this section entitled “2022 Equity-Based Award Plan” that are not otherwise defined in this section, are defined in Appendix B.

Our Board of Trustees believes that the 2022 Plan is an important factor in attracting, retaining and motivating employees, consultants, and trustees of us and our affiliates. Our Board of Trustees believes that we need the flexibility to have an increased reserve of common shares, which we refer to in this summary as Shares, available for future equity-based awards.

Key Features of the 2022 Plan

We believe that the 2022 Plan contains a number of features that reflect compensation and governance best practices, with some of the key features as follows:

●	Limitations on Individual Grants. The maximum number of shares with respect to which an award or awards may be granted to any participant in any one taxable year of the Company may not exceed 500,000 shares (or 75,000 shares with respect to a non-employee trustee), subject to certain adjustments discussed below.

●	Limitation on Terms of Share Options and Share Appreciation Rights. The maximum term of each share option and share appreciation right is ten years.

●	No Repricings or Cash Buyout of Share Options or Share Appreciation Rights. Without shareholder approval, we may not amend any share option or share appreciation right to reduce the exercise price or replace any share option or share appreciation right with cash or any other award when the price per share of the share option or share appreciation rights exceeds the fair market value of the underlying shares, in each case except as discussed below.

●	No In-the-Money Share Option or Share Appreciation Right Grants. Share options and share appreciation rights may not be granted with an exercise or base price less than the fair market value of our common shares on the date of grant.

●	Limitation on Share Counting. Shares previously subject to awards under the 2022 Plan that are used to satisfy the exercise price or tax withholding obligations with respect to such awards or any shares covered by share appreciation rights that were not issued upon the settlement of such awards may not be reissued pursuant to future awards under the 2022 Plan.

●	Independent Administration. The Compensation Committee, which consists of non-employee trustees, generally administers the 2022 Plan.

●	No reload options. The 2022 Plan does not provide for the granting of additional share options upon the exercise of previously issued options.

●	No evergreen funding. The 2022 Plan does not provide for awards to be automatically granted every year.

●	No excise tax gross-ups. The 2022 Plan does not provide for a “gross-up” payment to cover the excise taxes imposed by Section 4999 of the Code on any award, thereby providing such award to the employee on a net basis, after payment of excise tax.

●	Clawback Right. The 2022 Plan provides that any award granted under the plan may be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any other compensation clawback policy that is adopted by the Compensation Committee and that will require the Company to be able to recoup compensation paid to its executives under certain circumstances.

●	Increases in Shares Available for Issuance Require Shareholder Approval. No amendment may be made to the 2022 Plan that increases the total number of shares reserved for issuance pursuant to awards (except for equitable adjustments discussed below) unless such amendment is authorized by shareholder approval.

Background and Determination of Share Amounts

The following factors, among others, were taken into account by the Compensation Committee in approving the proposed 2022 Plan:

●	Our award grant history under our equity plans;

●	Our historical burn rate under our equity plans;

●	The number of shares remaining available under our Amended and Restated 2011 Equity-Based Award Plan for future awards;

●	The number of outstanding unvested equity awards; and

●	Potential dilution resulting from the shares available under the proposed 2022 Plan.

In setting the number of proposed shares issuable under the 2022 Plan, the Compensation Committee also considered the burn rate and dilution of our equity-based compensation. The following sets forth our calculation of the burn rate for the last three years:

Year	Options	Full Value Awards	Adjusted Options/Stock SARs + Adjusted Full Value Awards(1)	Weighted Total Shares Outstanding	Adjusted Burn Rate
2021	—	949,573	2,373,933	277,640,835	0.86%
2020	—	756,380	1,890,950	266,914,843	0.71%
2019	—	896,807	2,242,018	237,642,048	0.94%
			3-Year Average Adjusted Burn Rate:		0.84%

(1)	Adjusted Full Value is two and one half times the Full Value.

The historical amounts shown above are not necessarily indicative of the shares that might be awarded in 2022 and beyond.

Summary of the 2022 Plan

Purpose.  The purpose of the 2022 Plan is to continue to attract, retain and motivate select Eligible Persons, and to provide incentives and rewards for superior performance. The 2022 Plan is not intended to affect, and shall not affect, any share options, equity-based compensation, or other benefits that we may have provided, or may provide in the future, pursuant to any agreement, plan, or program that is independent of the 2022 Plan. For example, any provisions in the 2022 Plan that were not in the 2011 Plan do not affect any awards granted under the 2011 Plan.

Shares Subject to the 2022 Plan.  The 2022 Plan provides that, from the Effective Date, a total of 4,000,000 Shares will be available for issuance under the 2022 Plan (plus any shares subject to awards under the 2011 Plan). These Shares shall be authorized but unissued Shares, or Shares that we otherwise hold in treasury or in trust. The number of Shares available for Awards, as well as the terms of outstanding Awards, is subject to adjustment as provided in the 2022 Plan for stock splits, stock dividends, recapitalizations and other similar events. If an Award expires or becomes un-exercisable without having been exercised in full or, with respect to Restricted Shares, Restricted Share Units, or Performance Units, is forfeited to us, the unpurchased Shares (or for Awards other than Options or SARs, the forfeited Shares) which were subject thereto will become available for future grant or sale under the 2022 Plan, unless the 2022 Plan has terminated. With respect to SARs, all of the Shares covered by the Award (that is, Shares actually issued pursuant to a SAR, as well as the Shares that represent payment of the exercise price therefor) will cease to be available under the 2022 Plan. Shares: (i) used to pay the exercise price of an Award, (ii) used to satisfy the Withholding Tax obligations related to an Award, or (iii) re-acquired by us on the open market or otherwise using cash proceeds from the exercise of Options will be deemed used under the 2022 Plan and will not become available for future grant or sale under the 2022 Plan. To the extent that an Award under the 2022 Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the 2022 Plan.

Administration.  The Compensation Committee will administer the 2022 Plan; provided, that our Board of Trustees may act in lieu of the Compensation Committee on any matter. Our Board of Trustees and the Compensation Committee, when exercising discretion under the 2022 Plan from time to time, are referred to in this summary as the “Committee.”

Subject to the terms of the 2022 Plan, the Committee has express authority to determine the Eligible Persons who will receive Awards, the number of Shares, units or dollars to be covered by each Award, and the terms and conditions of Awards. The Committee has broad discretion to prescribe, amend, and rescind rules relating to the 2022 Plan and its administration, to interpret and construe the terms of the 2022 Plan and the terms of all Award agreements, and to take all actions necessary or advisable to administer the 2022 Plan. Within the limits of the 2022 Plan, the Committee may accelerate the vesting of any Award, allow the exercise of unvested Awards, and may modify, replace, cancel or renew them.

The 2022 Plan provides that we and our affiliates will indemnify members of the Committee and their delegates against any claims, liabilities or costs arising from the good faith performance of their duties under the 2022 Plan. The 2022 Plan releases these individuals from liability for good faith actions associated with the 2022 Plan’s administration.

Eligibility.  Grants of Awards may be made to Trustees, Employees, Consultants, and persons to whom an offer of employment has been or is being extended, all of whom constitute Eligible Persons. The Committee may grant Options that are intended to qualify as Incentive Stock Options, or ISOs, only to Employees, and may grant all other Awards to Eligible Persons. The 2022 Plan and the discussion below use the term “Participant” to refer to an Eligible Person who has received an Award. As of March 31, 2022, we had seven non-employee Trustees, 65 employees and no Consultants eligible to receive Awards under the 2022 Plan. The maximum number of Shares subject to an Award or Awards granted to any one Participant in any one calendar year may not exceed 500,000 Shares (or 75,000 Shares for non-Employee Trustee), subject to adjustment as provided in the 2022 Plan.

Types of Awards.

Options.  Options granted under the 2022 Plan provide Participants with the right to purchase Shares at a predetermined exercise price. The Committee may grant Options that are intended to qualify as ISOs or Options that are not intended to so qualify, referred to herein as Non-ISOs. The 2022 Plan also provides that ISO treatment may not be available for Options that become first exercisable in any calendar year to the extent the value of the underlying Shares that are the subject of the Option exceed $100,000 (based upon the fair market value of the Shares on the Option Grant Date).

Share Appreciation Rights (SARs).  A Share Appreciation Right generally permits a Participant who receives it to receive, upon exercise, cash and/or Shares equal in value to an amount determined by multiplying (a) the excess of the fair market value, on the date of exercise, of the Shares with respect to which the SAR is being exercised, over the exercise price of the SAR for such Shares by (b) the number of Shares with respect to which the SARs are being exercised. The Committee may grant SARs in tandem with Options or independently of them.

Exercise Price for Options and SARs.  The exercise price of ISOs, Non-ISOs, and SARs may not be less than 100% of the fair market value on the grant date of the Shares subject to the Award (110% of fair market value for ISOs granted to employees who, on the grant date, own stock representing more than 10% of the combined voting power of all classes of our Shares). Conditions of exercise of such ISOs, Non-ISOs, and SARs may be set forth in the applicable Award agreements.

Exercise of Options and SARs.  To the extent exercisable in accordance with the agreement granting them, an Option or SAR may be exercised in whole or in part, and from time to time during its term; subject to earlier termination relating to a holder’s termination of employment or service. Unless otherwise specified in an Award Agreement, the exercise price of Options held by any Participant will be satisfied through a net exercise by surrendering to the Company Shares otherwise receivable upon exercise of the Option. The term over which Participants may exercise Options and SARs may not exceed ten years from the date of grant (five years in the case of ISOs granted to employees who, on the date of grant, own stock representing more than 10% of the combined voting power of all classes of our Shares).

Subject to the terms of the agreement evidencing an Option grant, Options and SARs may be exercised during the six-month period after the Optionee retires, during the six-month period after the Optionee’s termination of service due to death or permanent Disability, and during the 90-day period after the Optionee’s termination of employment without cause (but in no case later than the termination date of the Option). The agreements evidencing the grant of an Option may, in the discretion of the Committee, set forth additional or different terms and conditions applicable to such Option upon a termination or change in status of the employment or service of the Option holder.

Restricted Shares, Restricted Share Units, and Unrestricted Shares.  Under the 2022 Plan, the Committee may grant Restricted Shares that are forfeitable until certain vesting requirements are met, may grant Restricted Share Units which represent the right to receive Shares after certain vesting requirements are met, and may grant unrestricted Shares as to which the Participant’s interest is immediately vested.

Performance Awards.  The 2022 Plan authorizes the Committee to grant performance-based awards, including arrangements under which the grant, issuance, retention, vesting and/or transferability of any Performance Award are subject to quantitative and/or qualitative measures, as determined by the Committee, used to measure the level of performance of the Company or any individual Participant during a Performance Period. Performance Awards may be denominated or payable in cash, Shares (including, without limitation, Restricted Shares), other securities, or other Awards.

Dividend Equivalent Rights (DERs).  The Committee may grant DERs to any Eligible Person, and may do so either pursuant to an Agreement that is independent of any other Award, or through a provision in another Award (other than an Option or SAR) that DERs attach to the Shares underlying the Award.

Minimum Vesting for Awards.  Awards granted pursuant to the 2022 Plan that are subject to vesting shall become vested on a pro rata basis over a period of not less than one year following the grant date of such Award; provided, however, such Awards that result in the issuance of an aggregate of up to 5% of the maximum number of Shares available at any time pursuant to the 2022 Plan may be granted without respect to such minimum vesting provision.

Forfeiture.  Unless otherwise provided in an agreement granting an Award, we may terminate any outstanding, unexercised, unexpired, unpaid, or deferred Awards, rescind any exercise, payment or delivery pursuant to the Award, or Recapture any common stock (whether restricted or unrestricted) or proceeds from the Participant’s sale of Shares issued pursuant to the Award if granted, vested or settled during a period affected by a Participant’s fraud or misconduct, or a financial restatement.

Income Tax Withholding.  As a condition for the issuance of Shares pursuant to Awards, the 2022 Plan requires satisfaction of any applicable federal, state, local, or foreign Withholding Tax obligations that may arise in connection with the award or the issuance of Shares. The 2022 Plan provides for Withholding Tax to be satisfied through the withholding and cancelling by the Company of the number of Shares that would otherwise be delivered to the Participant pursuant to the Award and that have aggregate fair market value as of the date of withholding equal to the Withholding Tax, and, thereafter, to the extent necessary to satisfy the Withholding Tax.

Non-Transferability of Awards.  Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of other than by will or the laws of descent and distribution, except to the extent the Committee permits lifetime transfers in the form of a Non-ISO, SAR, Restricted Shares, or Performance Shares to charitable institutions, certain family members or related trusts, or as otherwise approved by the Committee.

Certain Corporate Transactions.  The Committee shall equitably adjust the number of Shares covered by each outstanding Award, and the number of Shares that have been authorized for issuance under the 2022 Plan but as to which no Awards have yet been granted or that have been returned to the 2022 Plan upon cancellation, forfeiture or expiration of an Award, the maximum annual Share limit on Awards to any individual Participant, as well as the price per Share covered by each such outstanding Award, to reflect any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by us.

In addition, in the event of a Change in Control (as defined in the 2022 Plan but subject to the terms of any Award agreements or any employment or other similar agreement between us or any of our affiliates and a Participant then in effect), each outstanding Award shall be assumed or a substantially equivalent award shall be substituted by the surviving or successor corporation or a parent or subsidiary of such surviving or successor corporation. However, that to the extent outstanding Awards are neither being assumed nor replaced by the successor corporation, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of our shareholders or any Participant with respect to outstanding Awards, take one or more of the following actions: (a) accelerate the vesting of Awards for any period so that Awards shall vest (and, to the extent applicable, become exercisable) as to the Shares that otherwise would have been unvested and provide that our repurchase rights with respect to Shares issued pursuant to an Award shall lapse; (b) arrange or otherwise provide for payment of cash or other consideration to Participants in exchange for the satisfaction and cancellation of outstanding Awards; or (c) terminate all or some Awards upon the consummation of the transaction, provided that the Committee shall provide for vesting of such Awards in full as of a date immediately prior to consummation of the Change in Control. If an Award is not exercised prior to consummation of a transaction in which the Award is not being assumed or substituted, such Award shall terminate upon such consummation.

Notwithstanding the above, in the event a Participant holding an Award assumed or substituted by the successor corporation in a Change in Control is Involuntarily Terminated by the successor corporation in connection with, or within 12 months (or other period either set forth in an Award Agreement, or as increased thereafter by the Committee to a period longer than 12 months) following consummation of, the Change in Control, then any assumed or substituted Award held by the terminated Participant at the time of termination shall accelerate and become fully vested (and exercisable in full in the case of Options and SARs), and any repurchase right applicable to any Shares shall lapse in full.

If we dissolve or liquidate, subject to the terms of any Award Agreements or employment-related agreements between the Company or any of its Affiliates and any Participant, all Awards will terminate immediately prior to such dissolution or liquidation, subject to the ability of the Committee to exercise any discretion authorized in the case of a Change in Control.

Term of the 2022 Plan; Amendments or Termination.  The term of the 2022 Plan is ten years from March 31, 2022. Our Board of Trustees may from time to time, amend, alter, suspend, discontinue or terminate the 2022 Plan; provided that no amendment, suspension or termination of the 2022 Plan shall materially and adversely affect Awards already granted. Any amendment to the 2022 Plan or any Award

Agreement that results in the repricing of an Option or SAR issued under 2022 Plan shall not be effective without prior approval of the shareholders of the Company.

Expected Tax Consequences.

The following is a summary of the principal U.S. federal income tax consequences to participants and the Company with respect to participation in the 2022 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of Shares acquired under the 2022 Plan. The 2022 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

A Participant who receives an Option or SAR will not have taxable income upon the grant of the Option or SAR. For Non-ISOs and SARs, the Participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the Shares over the exercise price — the appreciation value — on the date of exercise. Any additional gain or loss recognized upon any later disposition of the Shares generally will be long-term or short-term capital gain or loss, depending on whether the Shares are held for more than one year.

The purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will be capital gain or loss and/or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. If the shares are held for the specified period, any gain generally will be taxed at long-term capital-gain rates. If the shares are not held for the specified period, generally any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital-gain rates, depending on whether the participant held the shares for more than one year after the exercise date.

A participant who receives restricted stock will not have taxable income until vesting unless the participant timely files an election under Section 83(b) of the Internal Revenue Code to be taxed at the time of grant. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any) if the participant does not make such election. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether participant holds the shares for more than one year. If a participant timely files a Section 83(b) election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any).

A participant who receives RSUs will not have taxable income upon grant of the stock award; instead, the participant will be taxed upon settlement of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant.

Section 409A imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of Section 409A.

Prior to the delivery of any shares or cash pursuant to a stock award (or exercise thereof) or prior to any time the stock award or shares are subject to taxation or other tax-related items, we and/or the participant’s employer will have the power and the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy any tax-related items or other items that are required to be withheld or deducted with respect to such stock award.

The Committee may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have us withhold otherwise deliverable cash or shares, or remitting to us proceeds from the immediate sale of shares otherwise to be delivered to the participant.

The Company will be entitled to a tax deduction in connection with a stock award under the 2022 Plan only in an amount equal to the ordinary income realized by the participant at the time the participant recognizes the income. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Committee considers the deductibility of compensation as one factor in determining executive compensation, the Committee retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.

Plan Benefits

The Committee will grant Awards under the 2022 Plan at its discretion. Consequently, it is not possible to determine at this time the amount or dollar value of Awards to be provided under the 2022 Plan under future grants.

Audit and Audit-Related MATTERS

The following table presents audit fees and audit related fees and tax fees billed to us by Deloitte.

	2021	2020
Audit fees(1)	$1,170,000	$1,130,000
Audit-related fees(2)	150,000	170,000
Total audit and audit related fees	1,320,000	1,300,000
Tax fees(3)	310,545	290,290
All other fees	—	—
Total fees	$1,630,545	$1,590,290

(1)	Audit fees are fees for services rendered for the audit and review of our financial statements.

(2)	Audit-related fees refers to fees for services that are reasonably related to the performance of the audit or review of our financial statements.

(3)	Tax fees consisted of fees for tax compliance and preparation services.

The Audit Committee has determined that the non-audit services provided by the independent registered public accounting firm are compatible with maintaining the accounting firm’s independence. All of the services set forth above in the categories “Audit-related fees,” “Tax fees” and “All other fees” were pre-approved by the Audit Committee, as set forth below.

The Audit Committee of the Board of Trustees must pre-approve the audit and non-audit services performed by our independent registered public accounting firm and has adopted appropriate policies in this regard. With regard to fees, annually, the independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the fiscal year. Upon the Audit Committee’s acceptance of and agreement to the engagement letter, the services within the scope of the proposed audit services are deemed pre-approved pursuant to this policy. The Audit Committee must pre-approve any change in the scope of the audit services to be performed by the independent registered public accounting firm and any change in fees relating to any such change. Specific audit-related services and tax services are pre-approved by the Audit Committee, subject to limitation on the dollar amount of such fees, which dollar amount is established annually by the Audit Committee. Services not specifically identified and described within the categories of audit services, audit-related services and tax services must be expressly pre-approved by the Audit Committee prior to us engaging any such services, regardless of the amount of the fees involved. The Chairperson of the Audit Committee is delegated the authority to grant such pre-approvals. The decisions of the Chairperson to pre-approve any such activity shall be presented to the Audit Committee at its next scheduled meeting. In accordance with the foregoing, the retention by management of our independent registered public accounting firm for tax consulting services for specific projects is pre-approved, provided, that the annual cost of all such retentions does not exceed $100,000. The Audit Committee does not delegate to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

Report of the Audit Committee of our Board of Trustees

The management of LXP Industrial Trust, a Maryland real estate investment trust (the “Trust”), is responsible for the internal controls and financial reporting process of the Trust. The independent registered public accounting firm is responsible for performing an independent audit of the Trust’s consolidated financial statements and auditing the Trust’s internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and issuing a report thereon. The Audit Committee of the Board of Trustees of the Trust (the “Audit Committee”) is responsible for monitoring and overseeing these processes. The charter of the Audit Committee is designed to assist the Audit Committee in complying with applicable provisions of the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange’s listing rules, all of which relate to corporate governance and many of which directly or indirectly affect the duties, powers and responsibilities of the Audit Committee. Among the duties, powers and responsibilities of the Audit Committee as provided in the Audit Committee charter, the Audit Committee:

●	has sole power and authority concerning the engagement and fees of the independent registered public accounting firm,

●	reviews with the independent registered public accounting firm the scope of the annual audit and the audit procedures to be utilized,

●	pre-approves audit and permitted non-audit services provided by the independent registered public accounting firm,

●	reviews the independence of the independent registered public accounting firm,

●	reviews the adequacy of the Trust’s internal accounting controls, and

●	reviews accounting, auditing and financial reporting matters with the Trust’s independent registered public accounting firm and management.

In connection with these responsibilities, the Audit Committee met with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, to review and discuss the December 31, 2021 audited consolidated financial statements. The Audit Committee has discussed with Deloitte the matters required to be discussed by the PCAOB Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee also received the written disclosures and the letter from Deloitte, as required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and discussed with Deloitte its independence.

Based upon the Audit Committee’s discussions with management and Deloitte referred to above, and the Audit Committee’s review of the representations of management, the Audit Committee recommended that the Board of Trustees of the Trust include the December 31, 2021 audited consolidated financial statements in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the United States Securities and Exchange Commission on February 24, 2022.

Submitted by the Audit Committee of the Board of Trustees

/s/ Howard Roth, Chairperson
Richard S. Frary
Jamie Handwerker

SHARE OWNERSHIP OF PRINCIPAL SECURITY HOLDERS, TRUSTEES,
AND EXECUTIVE OFFICERS

The following table indicates, as of the close of business on the Record Date, (a) the number of common shares of the Company beneficially owned by each person known by us to own in excess of five percent of the outstanding common shares and (b) the percentage such shares represented of the total outstanding common shares. All shares were owned directly on such date with sole voting and investment power unless otherwise indicated, calculated as set forth in footnote 1 to the table.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned(1)	Percentage of Class
BlackRock, Inc.(2)	53,621,478	18.6%
The Vanguard Group, Inc.(3)	44,821,131	15.6%
FMR LLC(4)	43,344,616	15.1%

(1)	For purposes of this table, a person is deemed to beneficially own any common shares as of a given date which such person owns or has the right to acquire within 60 days after such date.

(2)	Based on information contained in a Schedule 13G filed with the SEC on January 27, 2022. According to such Schedule 13G, BlackRock, Inc., together with BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Managers Ltd, collectively have sole dispositive power over 53,621,478 common shares and sole voting power over 51,260,554 common shares. BlackRock Fund Advisors reported that it beneficially owns 5% or greater of the outstanding common shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)	Based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2022. According to such Schedule 13G/A, The Vanguard Group, Inc., together with Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard (Ireland) Limited, Vanguard Investments Australia, Ltd., Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited, and Vanguard Investments UK, Limited, has shared power to vote or direct to vote 500,202 common shares, sole power to dispose of or to direct the disposition of 44,072,498 common shares, and shared power to dispose or to direct the disposition of 748,633 common shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(4)	Based on information contained in a Schedule 13G filed with the SEC on February 9, 2022. According to such Schedule 13G/A, FMR LLC, together with FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company and Strategic Advisers LLC, has sole power to vote or direct to vote 12,248,074 common shares and sole power to dispose of or to direct the disposition of 43,344,616 common shares. FMR Co., Inc. reported that it beneficially owns 5% or greater of the outstanding common shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

The following table indicates, as of the close of business on the Record Date, (a) the number of common shares beneficially owned by each trustee and each named executive officer, as identified in the Compensation Discussion and Analysis below, and by all trustees and executive officers as a group, and (b) the percentage such shares represented of the total outstanding common shares. All shares were owned directly on such date with sole voting and investment power unless otherwise indicated, calculated as set forth in footnotes 1 and 2 to the table. The address for each trustee and named executive officer listed below is c/o LXP Industrial Trust, One Penn Plaza, Suite 4015, New York, NY 10119-4015.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned(1)		Percentage of Class(2)
T. Wilson Eglin	2,742,422	(3)	*
Beth Boulerice	358,187	(4)	*
Joseph S. Bonventre	570,523	(5)	*
Brendan P. Mullinix	447,913	(6)	*
Lara Johnson	415,983	(7)	*
Richard S. Frary	149,318	(8)	*
Lawrence L. Gray	65,239	(9)	*
Arun Gupta	0	(10)	*
Jamie Handwerker	61,983		*
Claire A. Koeneman	78,924		*
Nancy Elizabeth Noe	8,709		*
Howard Roth	47,853		*
All trustees and executive officers as a group (15 persons)(11)	6,045,169		2.1%

*	Represents beneficial ownership of less than 1.0%

(1)	For purposes of this table, a person is deemed to beneficially own any common shares as of a given date which such person owns or has the right to acquire within 60 days after such date.

(2)	For purposes of computing the percentage of outstanding shares held by each beneficial owner named above on a given date, any security (including, without limitation, limited partnership units redeemable into common shares) deemed owned by such person or persons is included in the total number of outstanding common shares but is not included in the total number of outstanding common shares for the purpose of computing the percentage ownership of any other beneficial owner (with the exception of determining the percentage owned by all trustees and executive officers as a group).

(3)	Includes (i) 1,589,805 common shares held directly by Mr. Eglin, (ii) 1,021,754 common shares held by Mr. Eglin which are subject to performance or time-based vesting requirements, and (iii) 130,863 common shares held in trust in which Mr. Eglin is a beneficiary.

(4)	Includes (i) 39,479 common shares held directly by Ms. Boulerice, (ii) 165,870 common shares held by Ms. Boulerice which are subject to performance or time-based vesting requirements, and (iii) 152,838 common shares held in trust in which Ms. Boulerice is a beneficiary and a trustee.

(5)	Includes (i) 261,609 common shares held directly by Mr. Bonventre and (ii) 308,914 common shares held directly by Mr. Bonventre which are subject to performance or time-based vesting requirements.

(6)	Includes (i) 235,537 common shares held directly by Mr. Mullinix, and (ii) 212,376 common shares held directly by Mr. Mullinix which are subject to performance or time-based vesting requirements.

(7)	Includes (i) 288,770 common shares held directly by Ms. Johnson, (ii) 127,193 common shares held directly by Ms. Johnson which are subject to performance or time-based vesting requirements, and (iii) 20 common shares held as a custodian.

(8)	Includes (i) 111,618 common shares held directly by Mr. Frary, (ii) 36,500 common shares held in Mr. Frary’s individual retirement account, and (iii) 1,200 common shares owned by Mr. Frary’s wife.

(9)	All common shares held in a trust in which Mr. Gray is a trustee and/or beneficiary.

(10)	Mr. Gupta was appointed to our Board of Trustees after the Record Date.

(11)	Includes James Dudley, our Executive Vice President and Director of Asset Management, Patrick Carroll, our Executive Vice President and Chief Risk Officer, and Mark Cherone, our Senior Vice President and Chief Accounting Officer, in addition to the listed trustees and named executive officers.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our trustees, executive officers, and beneficial owners of more than 10 percent of the total outstanding common shares to file initial reports of ownership and reports of changes in ownership of common shares and other equity securities with the SEC and the NYSE. Trustees, executive officers, and beneficial owners of more than 10 percent of the total outstanding common shares are required to furnish us with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to us and written representations from our trustees and executive officers, we believe that, during the 2021 fiscal year, our trustees, executive officers and beneficial owners of more than 10 percent of the total outstanding common shares complied with all Section 16(a) filing requirements applicable to them.

OTHER MATTERS

The Board of Trustees is not aware of any business to come before the Annual Meeting other than (1) the election of trustees, (2) the advisory, non-binding resolution to approve executive compensation, (3) the amendment to our Declaration of Trust, (4) the approval of the LXP Industrial Trust 2022 Equity-Based Award Plan, and (5) the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. However, if any other matters should properly come before the Annual Meeting or any postponement or adjournment thereof, including matters relating to the conduct of the Annual Meeting, it is intended that proxies in the accompanying form or as authorized via the Internet or telephone will be voted in respect thereof in accordance with the discretion of the person or persons voting the proxies.

QUESTIONS AND ANSWERS

How can I attend the Annual Meeting?

The Annual Meeting will be a completely virtual meeting of Shareholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a Shareholder as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held and members of our Board of Trustees and management will also attend by webcast.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.cesonlineservices.com/lxp22_vm. You also will be able to vote your shares online by attending the Annual Meeting by webcast.

To participate in the Annual Meeting, you will need to review the information included on the WHITE proxy card or in the instructions that accompanied your proxy materials. You must pre-register at www.cesonlineservices.com/lxp22_vm.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

The online Annual Meeting will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the Annual Meeting prior to the start time leaving ample time for the check-in. Please follow the registration instructions as outlined in this proxy statement. If you have any questions or require any assistance with pre-registering, please contact the Company’s proxy solicitor: D.F. King & Co., Inc. at (866) 811-1442 or (212) 269-5550.

How do I register to attend the Annual Meeting virtually on the Internet?

Registered Shareholders -- Shareholders of record as of the Record Date may register to participate in the Annual Meeting remotely by visiting the website www.cesonlineservices.com/lxp22_vm. Please have your WHITE proxy card containing your control number available and follow the instructions to complete your registration request. After registering, Shareholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. Requests to register to participate in the Annual Meeting remotely must be received no later than 5:00 p.m., Eastern Time, on May 19, 2022.

Beneficial Shareholders. Shareholders whose shares are held through a broker, bank or other nominee as of the Record Date may register to participate in the Annual Meeting remotely by visiting the website www.cesonlineservices.com/lxp22_vm.

Please have your WHITE Voting Instruction Form or other communication containing your control number available and follow the instructions to complete your registration request. After registering, Shareholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. Requests to register to participate in the Annual Meeting remotely must be received no later than 5:00 p.m., Eastern Time, on May 19, 2022.

How do I cast my vote?

Shareholders of record may vote (i) by filling out and signing the WHITE proxy card that was included with this Proxy Statement and returning it in the envelope provided, (ii) by calling the toll-free number found on the WHITE proxy card, or (iii) online at the internet voting website provided on the WHITE proxy card. Shareholders of record may also vote in person at the Annual Meeting. If you are a beneficial owner of shares held in street name, you will receive instructions from your broker, bank or other nominee on how to vote your shares. If you received printed copies of the proxy materials by mail, you may also vote by filling out the voting instruction form and returning it in the envelope provided. The availability of online or phone voting may depend on the voting process of the organization that holds your shares. Beneficial owners who want to attend and also vote in person at the Annual Meeting will need to obtain a legal proxy, in PDF or image (gif, jpg, or png) file format, from the organization that holds their shares giving them the right to vote their shares in person at the Annual Meeting and by presenting it with their online ballot during the meeting.

Why are you holding a virtual meeting instead of a physical meeting?

Attendance at our past, in-person, annual meetings has been sparse. In 2020, we held our first virtual meeting primarily due to the COVID-19 pandemic.

We believe that hosting a virtual meeting provides the following benefits:

●	Expanded access, improved communication and cost savings; and

●	Safety in light of the continuing COVID-19 pandemic.

In future years, we expect to continue to provide a virtual option to attend our annual meetings of shareholders.

Who is entitled to vote?

All Shareholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. There was no other class of voting securities of the Company outstanding as of the close of business on the Record Date other than common shares.

What is the quorum for the Annual Meeting?

In order for any business to be conducted at the Annual Meeting, the holders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting must be present, either in person via webcast or represented by proxy. For the purpose of determining the presence of a quorum, abstentions and broker non-votes, if any, will be counted as present. As of the close of business on the Record Date, 287,868,449 common shares were issued and outstanding representing an equal number of votes entitled to be cast. Therefore, in order for a quorum to be present, holders of at least 143,934,225 common shares must be present, either in person via webcast or represented by proxy.

What is a broker non-vote?

Broker votes occur when a broker or nominee who has not received voting instructions from the beneficial owner on a “routine” matter, (as defined by the NYSE), casts a discretionary vote. In contrast, broker non-votes occur when a broker or nominee has not received voting instructions from the beneficial owner on a “non-routine” matter, as defined by the NYSE and, therefore, is not permitted under NYSE rules to cast a discretionary vote on that matter. Given the contested nature of the election, under the rules of the NYSE, if your common shares are held through a broker, bank or other nominee in “street name” as of the close of business on the record date and you receive proxy materials from L&B, your broker, bank, or other nominee will only be able to vote your shares with respect to any proposals at the Annual Meeting if you have instructed them how to vote.

Will my shares be voted if I do not provide my proxy?

Depending on the proposal, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions, which are broker votes discussed above. The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is generally considered a “routine” matter for which brokerage firms may vote shares without receiving voting instructions, unless there is a contested matter being voted upon at the Annual Meeting, as described above. The election of trustees, the advisory resolution on the compensation of our named executive officers, the amendment to our Declaration of Trust and the approval of the LXP Industrial 2022 Equity-Based Award Plan are also considered “non-routine matters” and if you do not provide the brokerage firm with voting instructions on these proposals, your shares will not be voted on these proposals and will be broker non-votes.

How many votes do I have?

Each common share outstanding on the Record Date is entitled to one vote for each trustee to be elected at the Annual Meeting and to cast one vote on each other item properly submitted for consideration at the Annual Meeting.

How do I vote or authorize a proxy to vote my shares that are held of record by me?

●	Via Internet: Log on to www.cesvote.com and follow the on-screen instructions. You will be prompted for certain information that can be found on your proxy card.

●	By Telephone: Call toll-free 1-888-693-8683 and follow the instructions. You will be prompted for certain information that can be found on your proxy card.

●	In Person: Vote at the Annual Meeting online via webcast.

How do I vote or authorize a proxy to vote my shares that are held by my bank, broker or other nominee?

If you have shares held by a bank, broker or other nominee (which is also known as holding shares in “street name”), you may instruct your bank, broker or other nominee to vote your shares by following the instructions that the bank, broker or other nominee provides to you. Most banks, brokers or other nominees offer voting instructions by mail, telephone and on the Internet. If your shares are held in “street name,” your bank, broker or other nominee will not vote your shares unless you provide such instructions to your bank, broker or other nominee on how to vote your shares. If you would like to vote in person via webcast at the Annual Meeting, you must contact your bank, broker or other nominee and follow your bank’s, broker’s or other nominee’s instructions, including the instructions on how to obtain a proxy.

Are dissenters’ or appraisal rights available to Shareholders with respect to any of the proposals at the Annual Meeting?

No dissenters’ or appraisal rights are available with respect to any of the proposals being submitted to Shareholders for their consideration at the Annual Meeting.

What am I voting on?

You will be voting on the following proposals:

(1)	to elect eight trustees to serve until the 2023 Annual Meeting of Shareholders or their earlier removal or resignation and until their respective successors, if any, are elected and qualify;

(2)	to consider and vote upon an advisory, non-binding resolution to approve the compensation of our named executive officers, as disclosed in this proxy statement;

(3)	to consider and vote upon a proposal to amend our Declaration of Trust to increase the number of authorized shares of beneficial interest;

(4)	to consider and vote upon a proposal to approve the LXP Industrial Trust 2022 Equity-Based Award Plan;

(5)	to consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

(6)	to transact such other business as may properly come before the 2022 Annual Meeting of Shareholders or any adjournment or postponement thereof.

Will there be any other items of business on the agenda?

The Board of Trustees is not presently aware of any other items of business to be properly presented for a vote at the Annual Meeting other than the proposals noted above. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Joseph S. Bonventre and Beth Boulerice, or either of them, with respect to any other matters that might be properly presented at the meeting or any postponement or adjournment thereof.

Why am I being asked to vote on executive compensation?

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which we refer to as the Dodd-Frank Act, requires us, as a public company, to seek a non-binding advisory vote from our Shareholders to approve the compensation awarded to our named executive officers, as disclosed in this proxy statement. Based on the non-binding advisory recommendation selecting an annual frequency of such non-binding advisory votes at the 2017 Annual Meeting of Shareholders, we are currently seeking a vote from Shareholders on an advisory resolution to approve the compensation awarded to our named executive officers on an annual basis. This advisory vote is non-binding, but the Board of Trustees considers our Shareholders’ concerns and takes them into account in determinations concerning our executive compensation program. See “Compensation of Executive Officers,” below. We will next seek a recommendation on the frequency of such non-binding advisory votes at the 2023 Annual Meeting of Shareholders.

How many votes are required to act on the proposals?

Assuming a quorum is present at the Annual Meeting, the affirmative vote of a majority of the votes cast by holders of common shares at the Annual Meeting will be sufficient for (1) the adoption of the advisory, non-binding resolution to approve the compensation of our named executive officers, (2) the approval of the LXP Industrial Trust 2022 Equity-Based Award Plan, and (3) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Because the number of nominees to the Board of Trustees exceeds the number of trustees to be elected, each trustee shall be elected by the vote of a plurality of the votes cast by shareholders entitled to vote with respect to the election of trustees. The proposal to amend our Declaration of Trust requires the affirmative vote of a majority of the votes entitled to be cast on the proposal.

If you abstain or your shares are treated as broker non-votes, your abstention or broker non-votes will have the same effect as a vote against the proposal to amend our Declaration of Trust. If you abstain or your shares are treated as broker non-votes, your abstention or broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on (1) the election of trustees, (2) the resolution to approve, on an advisory, non-binding basis, the compensation of our named executive officers, (3) the approval of the LXP Industrial Trust 2022 Equity-Based Award Plan, or (4) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. As noted above, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors is generally considered a “routine” matter for which brokerage firms may vote shares without receiving voting instructions, unless there is a contested matter being voted upon at the Annual Meeting. The election of trustees, the advisory, non-binding resolution on the compensation of our named executive officers, the amendment to our Declaration of Trust and the approval of the LXP Industrial Trust 2022 Equity-Based Award Plan are also considered “non-routine matters” and if you do not provide the brokerage firm with voting instructions on these proposals, your shares will not be voted on these proposals and will be “broker non-votes.”

For purposes of the election of trustees, a plurality of votes cast means the elected nominee only needs to get more votes than a competing nominee, so the eight nominees for trustee who receive the most votes will be elected. Thus, if you do not vote for a nominee, or you “WITHHOLD” authority to vote for a nominee, your vote will not count either “for” or “against” the nominee.

For purposes of the remaining proposals properly brought before the Annual Meeting other than the election of trustees and the amendment to our Declaration of Trust, a majority of votes cast means the number of shares voted “FOR” a proposal must exceed the number of shares as to which the holders elected to vote “AGAINST” such proposal. For the proposal to amend our Declaration of Trust, a majority of the votes entitled to be cast means the number of shares voted “FOR” the proposal must exceed a majority, or be greater than 50%, of the outstanding shares entitled to vote. The votes on (1) the advisory resolution to approve the compensation of our named executive officers, and (2) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, are non-binding and serve only as recommendations to the Board of Trustees and the Audit Committee, as applicable.

What happens if I authorize my proxy without voting on all proposals?

When you return a properly executed WHITE proxy card or authorize your proxy telephonically or by the Internet, the shares that the WHITE proxy card or authorization represents will be voted in accordance with your directions. If you return the signed WHITE proxy card with no direction on a proposal, other than in the case of broker non-votes, the shares represented by your proxy will be voted in favor of (FOR) each of our nominees for trustee in Proposal No. 1 and in favor of (FOR) Proposals No. 2, No. 3, No. 4 and No. 5 and will be voted in the discretion of the proxy holder on any other matter that properly comes before the Annual Meeting.

Why am I receiving proxy cards with different nominees to the Board of Trustees?

L&B has notified us that it intends to nominate two individuals for election to our Board of Trustees at the Annual Meeting. You may receive solicitation materials from L&B, including a proxy statement and [COLOR] proxy card. We are not responsible for the accuracy of any information provided by or relating to L&B or its nominees contained in solicitation materials filed or disseminated by or on behalf of L&B or any other statements L&B may make.

L&B’s nominees have NOT been endorsed by our Board of Trustees. The Board of Trustees unanimously recommends that you disregard any [COLOR] proxy card that may be sent to you by L&B. Voting against L&B’s nominees on its [COLOR] card is not the same as voting for our Board of Trustees’ nominees, because a vote against L&B’s nominees on its [COLOR] proxy card will revoke any previous proxy submitted by you.

What if I want to change my vote after I return my proxy?

If you are a Shareholder of record, you may revoke your proxy at any time before its exercise by:

(1)	delivering written notice of revocation to our Secretary at c/o LXP Industrial Trust, One Penn Plaza, Suite 4015, New York, NY 10119-4015;

(2)	submitting to us a duly executed proxy card bearing a later date;

(3)	authorizing a proxy via the Internet or by telephone at a later date; or

(4)	attending the Annual Meeting and voting at the annual meeting online via webcast;

provided, however, that no such revocation under clause (1) or (2) shall be effective until written notice of revocation or a later dated proxy card is received by our Secretary on or before 11:59 p.m., Eastern Time, on May 23, 2022.

Participating in our Annual Meeting will not constitute a revocation of a previously delivered proxy unless you affirmatively indicate at our Annual Meeting that you intend to vote your shares by voting your shares online during the Annual Meeting webcast.

If you have shares held by a broker, you must follow the instructions given by your broker to change or revoke your voting instructions.

What if I voted for L&B’s nominees but want to change my vote after I returned the [COLOR] proxy?

If you have already voted using a [COLOR] proxy card sent to you by L&B, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board of Trustees’ nominees by using and submitting the enclosed WHITE proxy card, by voting beforehand by Internet or telephone, by attending the Annual Meeting in person via webcast or by notifying our Secretary beforehand. Only the latest validly executed proxy that you submit will be counted.

What happens to any proxy voting authority I granted in favor of L&B’s shareholder nominees if L&B abandons its solicitation?

If L&B abandons its solicitation, withdraws its nominees or the L&B shareholder nominees are otherwise disqualified from election, and you previously authorized a proxy to vote in favor of the L&B nominees, your proxy will not be exercised and your votes will not be cast for the L&B nominees. If you wish to vote for the remaining nominees named in this proxy statement, you may authorize a new proxy by submitting the enclosed WHITE proxy card or by authorizing a proxy to vote by Internet or telephone, or you may attend the Annual Meeting and vote in person via webcast. Only the latest validly executed proxy that you submit will be counted.

In addition, if the number of nominees no longer exceeds the number of trustees to be elected, trustees will no longer be elected by a plurality of the votes, but will instead be elected by a majority of the votes cast, meaning the number of votes cast “FOR” each nominee must exceed the number of votes “WITHHELD” for such nominee.

Will anyone contact me regarding this vote?

It is contemplated that brokerage houses will forward the proxy materials to Shareholders at our request. In addition to the solicitation of proxies by use of the mail, our trustees, officers, and other employees may solicit proxies by telephone, facsimile, e-mail, or personal interviews without additional compensation. We may, from time to time, engage and pay outside proxy solicitation firms, although we have not engaged an outside firm at this time.

Who has paid for this proxy solicitation?

We will bear the cost of preparing, printing, assembling and mailing the Notice, WHITE proxy card, proxy statement, and other materials that may be sent to Shareholders in connection with this solicitation. We may also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons.

We have also retained D.F. King & Co., Inc. to act as proxy solicitor. Under our agreement with D.F. King & Co., Inc., they will receive a fee estimated not to exceed $600,000 plus the reimbursement of reasonable expenses. D.F. King & Co., Inc. expects that approximately 40 of their employees will assist in the solicitation.

Shareholder Nominees at the Annual Meeting

L&B, a shareholder of the Trust, which is reported to beneficially own (as of the close of business on the Record Date) approximately 2.3% of our shares, has notified the Trust of its intent to nominate two nominees for election as trustees at the Annual Meeting in opposition to our Board of Trustee’s recommended nominees. Our Board of Trustees does not endorse any L&B shareholder nominee and unanimously recommends that you vote FOR the election of each of the nominees proposed by the Board of Trustees by using the enclosed WHITE proxy card. The Board of Trustees urges you not to sign or return any [COLOR] proxy card sent to you by L&B.

How do I submit a proposal for the 2023 Annual Meeting of Shareholders?

If you wish to submit a shareholder proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, or a trustee nominee under the “proxy access” provisions of our bylaws for inclusion in our proxy statement and proxy card for our 2023 Annual Meeting of Shareholders, you must submit the proposal to our Secretary no later than December 12, 2022 or submit the trustee nominee between November 12, 2022 and December 12, 2022, in accordance with Rule 14a-8 and our bylaws. In addition, any shareholder who wishes to propose a nominee to our Board of Trustees or submit any other matter to a vote at the 2023 Annual Meeting of Shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 under the Exchange Act) must deliver such information to our Secretary no later than December 12, 2022 (or as otherwise provided by applicable laws and in our bylaws, which are on file with the SEC and may be obtained from our Secretary upon request).

Our Board of Trustees will review any shareholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2023 Annual Meeting of Shareholders.

What does it mean if I receive more than one WHITE proxy card?

It means that you have multiple accounts at the transfer agent and/or with brokers. Please complete and return all WHITE proxy cards to ensure that all your shares are voted.

Can I find additional information on the Company’s web site?

Yes. Our web site is located at www.lxp.com. Although the information contained on our web site is not part of this proxy statement, you can view additional information on the web site, such as our code of business conduct and ethics, corporate governance guidelines, charters of board committees, and reports that we file and furnish with the SEC. Copies of our code of business conduct and ethics, corporate governance guidelines, and charters of board committees also may be obtained by written request addressed to (1) LXP Industrial Trust, One Penn Plaza, Suite 4015, New York, New York 10119-4015, Attention: Investor Relations or (2) ir@lxp.com.

How do I obtain a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 from the Company?

Upon written request to (1) LXP Industrial Trust, One Penn Plaza, Suite 4015, New York, NY 10119-4105, Attention: Investor Relations or (2) ir@lxp.com, we will provide any shareholder, without charge, a hardcopy of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC, including our financial statements and schedule, but without exhibits. You may also obtain our Annual Report to Shareholders, which includes our Annual Report on Form 10-K, at www.envisionreports.com/LXP.

What is “householding”?

“Householding” allows companies to deliver only one copy of notices and other proxy materials to multiple shareholders who share the same address (if they appear to be members of the same family) unless the company has received contrary instructions from an affected shareholder. We do not offer “householding” for shareholders of record. Please contact your broker if you are not a shareholder of record to find out if your broker offers “householding.”

* If requesting materials by e-mail, please send an e-mail with “Proxy Materials LXP Industrial Trust” in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side of the Notice of Proxy, and state that you want a paper copy of the meeting materials. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

Appendix A

LXP INdustrial Trust

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The Amended and Restated Declaration of Trust of LXP Industrial Trust, a Maryland real estate investment trust (the “Trust”), is hereby amended by deleting existing Article SIXTH (a) in its entirety and substituting in lieu thereof a new article to read as follows:

SIXTH: (a) The total number of shares of beneficial interest of all classes which the Trust has the authority to issue is 1,400,000,000 shares of beneficial interest, par value $.0001 per share, of which 600,000,000 shares are classified as “Common Stock,” 700,000,000 shares are classified as “Excess Stock” and 100,000,000 shares are classified as “Preferred Stock” (of which 3,100,000 shares are classified as “6.50% Series C Cumulative Convertible Preferred Stock” (“Series C Preferred Shares”)). The Board of Trustees may classify and reclassify any unissued shares of beneficial interest by setting or changing, in any one or more respects, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of beneficial interest.

SECOND: The amendment to the declaration of trust of the Trust as set forth above has been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law and the declaration of trust and bylaws of the Trust.

THIRD: Immediately prior to the above amendment, the Trust had authority to issue 1,000,000,000 shares of beneficial interest, par value $.0001 per share, of which 400,000,000 were classified as “Common Stock,” 500,000,000 were classified as “Excess Stock” and 100,000,000 were classified as “Preferred Stock,” of which 3,100,000 shares were classified as “6.50% Series C Cumulative Convertible Preferred Stock.” The aggregate par value of all shares of all classes or series of beneficial interest of the Trust was $100,000.

FOURTH: The total number of shares of beneficial interest which the Trust has authority to issue pursuant to the foregoing amendment is 1,400,000,000 shares of beneficial interest, par value $.0001 per share, of which 600,000,000 shares are classified as “Common Stock,” 700,000,000 shares are classified as “Excess Stock” and 100,000,000 shares are classified as “Preferred Stock,” of which 3,100,000 shares are classified as “6.50% Series C Cumulative Convertible Preferred Stock.” The aggregate par value of all shares of all classes or series of beneficial interest of the Trust is $140,000.

FIFTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of any class or series of shares of beneficial interest of the Trust were not changed by the foregoing amendment of the declaration of trust.

SIXTH: These Articles of Amendment shall become effective at __:__ [a][p].m., Eastern Time, on _______________, 2022.

SEVENTH: The undersigned acknowledges these Articles of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

A-1

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by the below its _____________________ and attested to by its _____________ on this __ day of ______________, 2022.

ATTEST:		LXP INDUSTRIAL TRUST

	By:		(SEAL)
Name:		Name:
Title:		Title:

A-2

Appendix B

LXP INDUSTRIAL TRUST

2022 EQUITY-BASED AWARD PLAN

Plan Document

1.           Introduction.

(a)          Purpose. By resolution of the Compensation Committee of its Board of Trustees approved on April 1, 2022 (the “Committee Approval Date”), LXP Industrial Trust (the “Company”) hereby establishes this equity-based incentive compensation plan to be known as the “LXP Industrial Trust 2022 Equity-Based Award Plan” (the “Plan”). The Plan was established for the following purposes: (i) to enhance the Company’s ability to attract highly qualified personnel; (ii) to strengthen its retention capabilities; (iii) to enhance the long-term performance and competitiveness of the Company; and (iv) to ensure that the interests of Plan participants align with those of the Company’s shareholders. This Plan is intended to achieve such purposes and to serve as the sole source for all future equity-based awards to those eligible for Plan participation.

(b)          Effective Date. This Plan shall become effective on the date (the “Effective Date”) upon which it has received approval by a vote of a majority of the votes cast at a duly held meeting of the Company’s shareholders (or by such other shareholder vote that the Committee determines to be sufficient for the issuance of Shares and Awards according to the Company’s governing documents and Applicable Law).

(c)          Definitions. Terms used herein and in Appendix I that begin with an initial capital letter shall have the meanings set forth in Appendix I or elsewhere in this Plan, unless the context of their use clearly indicates a different meaning.

(d)          Effect on Other Plans, Awards, and Arrangements. This Plan is not intended to affect, and shall not affect, any share options, equity-based compensation, or other benefits that the Company or its Affiliates may have provided, or may provide in the future, pursuant to any agreement, plan, or program that is independent of this Plan. For example, changes in this Plan from the Company’s Amended and Restated 2011 Equity-Based Award Plan (the “2011 Plan” do not affect any awards granted under the 2011 Plan.

2.            Types of Awards. The Plan permits, but does not require, the granting of the following types of Awards according to the Sections of the Plan listed below:

Section 5	Share Options
Section 6	Shares Appreciation Rights (“SARs”) Restricted Share, Restricted Share Unit (“RSUs”) and Unrestricted Share
Section 7	Awards
Section 8	Performance Awards
Section 9	Dividends Equivalent Rights

3.            Shares Available for Awards.

(a)          Generally. Subject to Section 12 below, from the Effective Date, a total of 4,000,000 Shares shall be available for issuance under the Plan (plus any shares subject to outstanding awards under the Amended and Restated Lexington Realty Trust 2011 Equity-Based Award Plan). The Shares deliverable pursuant to Awards shall be authorized but unissued Shares, or Shares that the Company otherwise holds in treasury or in trust.

(b)          Replenishment; Counting of Shares. If an Award expires or becomes un-exercisable without having been exercised in full or, with respect to Restricted Shares, Restricted Share Units, or Performance Units, is forfeited to the Company, the unpurchased Shares (or for Awards other than Options or SARs, the forfeited

Shares) which were subject thereto will become available for future grant or sale under this Plan, unless this Plan has terminated. With respect to SARs, all of the Shares covered by the Award (that is, Shares actually issued pursuant to a SAR, as well as the Shares that represent payment of the exercise price therefor) will cease to be available under this Plan. Shares that actually have been issued under this Plan under any Award will not revert to this Plan and will not become available for future distribution under this Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Shares are forfeited to the Company, such Shares will become available for future grant under this Plan. Shares: (i) used to pay the exercise price of an Award, (ii) used to satisfy the Withholding Tax obligations related to an Award, or (iii) re-acquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options will be deemed used under this Plan and will not become available for future grant or sale under this Plan. To the extent that an Award under this Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under this Plan. Notwithstanding the foregoing, and subject to adjustment as provided in Section 13, the maximum number of Shares that may be issued upon the exercise of ISOs will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Code Section 422, any Shares that become available for issuance under this Plan pursuant to this Section 3(b).

4.            Eligibility.

(a)          General Rule. Subject to the express provisions of the Plan, the Committee shall determine from the class of Eligible Persons those Persons to whom Awards may be granted, the number of Shares subject to each Award, the price (if any) to be paid for the Shares or the Award and, in the case of Performance Awards, in addition to matters discussed in Section 8 below, the specific objectives, goals and performance criteria that further define the Performance Award. The Committee may grant ISOs only to Employees of the Company or any of its Affiliates that is a “parent corporation” or “subsidiary corporation” within the meaning of Section 424 of the Code, and may grant all other Awards to any Eligible Person. A Participant who has been granted an Award may be granted an additional Award or Awards in accordance with the terms of this Plan if the Committee shall so determine, if such person is otherwise an Eligible Person.

(b)          Documentation of Award. Each Award shall be evidenced by an Award Agreement signed by the Company and by the Participant. The Award Agreement shall set forth the material terms and conditions of the Award established by the Committee, and each Award shall be subject to the terms and conditions set forth in Sections 13, 22 and 23 unless otherwise specifically provided in an Award Agreement.

(c)          Minimum Vesting for Awards. Notwithstanding any other provision of this Plan to the contrary, Awards that are subject to vesting shall become vested on a pro rata basis over a period of not less than one year following the Date of Grant; provided, however, that, notwithstanding the foregoing, such Awards that result in the issuance of an aggregate of up to 5% of the maximum number of Shares available at any time pursuant to Section 3(a) may be granted without respect to such minimum vesting provision.

(d)          Limitation on Individual Grants. The maximum number of Shares subject to an Award or Awards granted to any one Participant in any one calendar year may not exceed 500,000 Shares (or 75,000 Shares for non-Employee Trustee), subject to adjustment as provided in Section 12.

5.            Share Options.

(a)          Grants. Subject to the special rules for ISOs set forth in the next paragraph, the Committee may grant Options to Eligible Persons pursuant to Award Agreements (i) that set forth terms and conditions that are not inconsistent with the Plan, that may be immediately exercisable or that may become exercisable in whole or in part based on future events or conditions, (ii) that may include vesting or other requirements for the right to exercise the Options, and (iii) that may differ for any reason from those granted to other Eligible Persons or classes of Eligible Persons, provided in all instances that:

(A)       the exercise price for Shares subject to purchase through exercise of an Option shall not be less than 100% of the Fair Market Value of the underlying Shares on the Grant Date; and

(B)       no Option shall be exercisable for a term ending more than ten years after the Grant Date for such Option.

(b)          Special ISO Provisions. The following provisions shall control any grants of Options that are denominated as ISOs; provided that ISOs may not be awarded unless the Plan receives shareholder approval within twelve (12) months after its Committee Approval Date, and provided further that ISOs may not be granted more than ten (10) years after the Board approves the Plan.

(i)         Eligibility. The Committee may grant ISOs only to Employees of the Company or any of its Affiliates that is a “parent corporation” or “subsidiary corporation” within the meaning of Code Section 424.

(ii)        Documentation. Each Option that is intended to be an ISO must be designated as an ISO in the Award Agreement, provided that any Option that is designated as an ISO will not be an ISO to the extent that such Option fails to meet the requirements of Code Section 422 or the provisions of this Section 5(b). In the case of an ISO, the Committee shall determine on the Grant Date the acceptable methods of paying the exercise price for Shares and shall include such methods in the applicable Award Agreement.

(iii)       $100,000 Limit. To the extent that the aggregate Fair Market Value of Shares with respect to which ISOs first become exercisable by a Participant in any calendar year (including those granted under this Plan and any other plan of the Company or any of its Affiliates) exceeds U.S. $100,000, such excess Options shall be treated as Non-ISOs. For purposes of determining whether the U.S. $100,000 limit is exceeded, the Fair Market Value of the Shares subject to an ISO shall be determined as of the Grant Date. In reducing the number of Options treated as ISOs to meet the U.S. $100,000 limit, the most recently granted Options shall be reduced first. In the event that Code Section 422 is amended to alter the limitation set forth therein, the limitation of this paragraph shall be automatically adjusted accordingly.

(iv)       Grants to 10% Holders. In the case of an ISO granted to an Employee who is a Ten Percent Holder on the Grant Date, the ISO’s term shall not exceed five (5) years from the Grant Date, and the exercise price shall be at least 110% of the Fair Market Value of the underlying Shares as of the Grant Date. In the event that Code Section 422 is amended to alter the limitations set forth therein, the limitation of this paragraph shall be automatically adjusted accordingly.

(v)         Substitution of Options. In the event that the Company or its Affiliate acquires (whether by purchase, merger, or otherwise) all or substantially all of the outstanding capital stock or assets of another corporation, or in the event of any reorganization or other transaction qualifying under Code Section 424, the Committee may, in accordance with the provisions of Code Section 424, substitute ISOs for ISOs previously granted under the plan of the acquired company provided (A) the excess of the aggregate Fair Market Value of the Shares subject to an ISO immediately after the substitution over the aggregate exercise price of such Shares is not more than the similar excess immediately before such substitution, and (B) the new ISO does not give additional benefits to the Participant, including any extension of the exercise period.

(vi)        Notice of Disqualifying Dispositions. By executing an Award Agreement for ISOs, each Participant agrees to notify the Company in writing immediately after the Participant sells, transfers or otherwise disposes of any Shares acquired through exercise of the ISO, if such disposition occurs within the earlier of (A) two years of the Grant Date, or (B) one (1) year after the exercise of the ISO being exercised. Each Participant further agrees to provide any information about a disposition of Shares as may be requested by the Company from time to time.

(c)          Method of Exercise. Each Option may be exercised, in whole or in part (provided, that the Company shall not be required to issue fractional Shares) at any time and from time to time prior to its expiration, but only pursuant to the terms of the applicable Award Agreement and subject to the times, circumstances, and conditions for exercise contained in the applicable Award Agreement. Exercise shall occur by delivery of both written notice of exercise to a designated Employee of the Company and payment of the full exercise price for the Shares being purchased. Unless otherwise specified in an Award Agreement, the exercise price of Options held by any Participant shall be satisfied through a net exercise by surrendering to the Company Shares otherwise receivable upon exercise of the Option having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Shares as to which the Option is being exercised.

The Company shall not deliver Shares pursuant to the exercise of an Option until the Company has received sufficient Shares (and/or funds to the extent otherwise permitted pursuant to any Award Agreement) to cover the full exercise price due and all applicable Withholding Taxes required by reason of such exercise.

Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Trustee or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or to continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

(d)          Exercise of an Unvested Option. Unvested Options shall not be exercisable by the Participant.

(e)         Termination of Continuous Service. The Committee may establish and set forth in the applicable Award Agreement or employment- related agreements the terms and conditions on which an Option shall remain exercisable, if at all, following termination of a Participant’s Continuous Service. The Committee may waive or modify these provisions at any time. To the extent that a Participant is not entitled to exercise an Option at the date of his or her termination of Continuous Service, or if the Participant (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Award Agreement, the relevant employment-related agreements or below (as applicable), the Option shall terminate, and the Shares underlying the unexercised portion of the Option shall revert to the Plan and become available for future Awards. In no event may any Option be exercised after the expiration of the Option term as set forth in the Award Agreement.

The following provisions shall apply to the extent an Award Agreement or an employment-related agreement does not specify the terms and conditions upon which an Option shall terminate when there is a termination of a Participant’s Continuous Service:

Reason for terminating Continuous Service	Option Termination Date

By the Company for Cause, or what would have been Cause if the Company had known all of the relevant facts.	Termination of the Participant’s Continuous Service, or when Cause first existed, if earlier.
Disability of the Participant.	Within six (6) months after termination of the Participant’s Continuous Service.
Retirement of the Participant.	Within six (6) months (three (3) months in the case of ISOs) after termination of the Participant’s Continuous Service.
Death of the Participant during Continuous Service or within ninety (90) days thereafter.	Within six (6) months after termination of the Participant’s Continuous Service.
Any other reason.	Within ninety (90) days after termination of the Participant’s Continuous Service.

If there is a Securities and Exchange Commission blackout period (or a Company-imposed blackout period) that prohibits the buying or selling of Shares during any part of the ten (10)-day period before the expiration of any Option based on the termination of a Participant’s Continuous Service (as described above), the period for exercising the Options shall be extended until ten (10) days beyond when such blackout period ends.

Notwithstanding any provision herein or within an Award Agreement, no Option shall ever be exercisable after the expiration date of its original term as set forth in the Award Agreement.

6.            SARS.

(a)          Grants. The Committee may grant SARs to Eligible Persons pursuant to Award Agreements setting forth terms and conditions that are not inconsistent with the Plan; provided that:

(i)          the exercise price for the Shares subject to each SAR shall not be less than the Fair Market Value of the underlying Shares as of the Grant Date (unless the Award replaces a previously issued Option or SAR);

(ii)         no SAR shall be exercisable for a term ending more than ten (10) years after its Grant Date; and

(iii)        each SAR shall, except to the extent that an Award Agreement for an SAR (an “SAR Award Agreement”) provides otherwise, be subject to the provisions of Section 5(e) relating to the effect of a termination of Participant’s Continuous Service, with “SAR” being substituted for “Option.”

(b)          Settlement. Subject to the Plan’s terms, a SAR shall entitle the Participant, upon exercise of the SAR, to receive Shares having a Fair Market Value on the date of exercise equal to the product of the number of Shares as to which the SAR is being exercised, and the excess of (i) the Fair Market Value, on such date, of the Shares covered by the exercised SAR, over (ii) an exercise price designated in the SAR Award Agreement. Notwithstanding the foregoing, a SAR Award Agreement may limit the total settlement value that the Participant will be entitled to receive upon the SAR’s exercise, and may provide for settlement either in cash or in any combination of cash or Shares that the Committee may authorize pursuant to an Award Agreement. If, on the date on which a SAR or portion thereof is to expire, the Fair Market Value of the underlying Shares exceeds their aggregate exercise price of such SAR, then the SAR shall be deemed exercised, and the Participant shall within ten (10) days thereafter receive the Shares that would have been issued on such date if the Participant had affirmatively exercised the SAR on that date.

(c)          SARs related to Options. The Committee may grant SARs either concurrently with the grant of an Option or with respect to an outstanding Option, in which case the SAR shall extend to all or a portion of the Shares covered by the related Option, and shall have an exercise price that is not less than the exercise price of the related Option. A SAR shall entitle the Participant who holds the related Option, upon exercise of the SAR and surrender of the related Option, or portion thereof, to the extent that the SAR and related Option each were previously unexercised, to receive payment of an amount determined pursuant to Section 6(b) above. Any SAR granted in tandem with an ISO will contain such terms as may be required to comply with the provisions of Code Section 422.

(d)          Effect on Available Shares. All SARs that may be settled in Shares shall be counted in full against the number of Shares available for award under the Plan, regardless of the number of Shares actually issued upon settlement of the SARs.

7.            Restricted Shares, RSUs, and Unrestricted Share Awards.

(a)          Grant. The Committee may grant Restricted Share, RSU, or Unrestricted Share Awards to Eligible Persons, in all cases pursuant to Award Agreements setting forth terms and conditions that are not inconsistent with the Plan. The Committee shall establish as to each Restricted Share or RSU Award the number of Shares deliverable or subject to the Award (which number may be determined by a written formula), and the period or periods of time (the “Restriction Period”) at the end of which all or some restrictions specified in the Award Agreement shall lapse, and the Participant shall receive unrestricted Shares (and cash to the extent provided in the Award Agreement) in settlement of the Award. Such restrictions may include, without limitation, restrictions concerning dividend and voting rights and transferability, and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Committee, including, without limitation, criteria based on the Participant’s duration of employment, directorship or consultancy with the Company, individual, group, or divisional performance criteria, Company performance, or other criteria selection by the Committee. The Committee may make Restricted Share and RSU Awards with or without the requirement for payment of cash or other consideration. In addition, the Committee may grant Awards hereunder in the form of Unrestricted Shares which shall vest in full upon the Grant Date or such other date as the Committee may determine or which the Committee may issue pursuant to any program under which one or more Eligible Persons (selected by the Committee in its sole discretion) elect to pay for such Shares or to receive Unrestricted Shares in lieu of cash bonuses that would otherwise be paid.

(b)         Vesting and Forfeiture. The Committee shall set forth, in an Award Agreement granting Restricted Shares or RSUs, the terms and conditions under which the Participant’s interest in the Restricted Shares or the Shares subject to RSUs will become vested and non-forfeitable. Except as set forth in the applicable Award Agreement or in employment-related agreements or as the Committee otherwise determines, upon termination of a Participant’s Continuous Service for any reason, the Participant shall forfeit his or her Restricted Shares and RSUs to the extent the Participant’s interest therein has not vested on or before such termination date; provided that if a Participant purchases Restricted Shares and forfeits them for any reason, the Company shall return the purchase price to the Participant to the extent either set forth in an Award Agreement or required by Applicable Laws.

(c)          Account for Restricted Shares. Unless otherwise provided in an Award Agreement, the Company shall hold Restricted Shares in a book-entry restricted account until the restrictions on such Shares lapse, and the Participant shall provide the Company with appropriate stock powers endorsed in blank. The Participant’s failure to provide such stock powers within ten (10) days after receiving a written request from the Company therefor shall entitle the Committee to unilaterally declare a forfeiture of all or some of the Participant’s Restricted Shares.

(d)          Section 83(b) Elections. A Participant may make an election under Code Section 83(b) (the “Section 83(b) Election”) with respect to Restricted Shares. A Participant who has received RSUs may, within ten (10) days after receiving the RSU Award, provide the Committee with a written notice of his or her desire to make Section 83(b) Election with respect to the Shares subject to such RSUs. The Committee may in its discretion convert the Participant’s RSUs into Restricted Shares, on a one- for-one basis, in full satisfaction of the Participant’s RSU Award. The Participant may then make a Section 83(b) Election with respect to those Restricted Shares; provided that the Participant’s Section 83(b) Election will be invalid if not filed with the Company and the appropriate U.S. tax authorities within 30 days after the Grant Date of the RSUs that are thereafter replaced by the Restricted Shares.

(e)          Issuance of Shares upon Vesting. As soon as practicable after vesting of a Participant’s Restricted Shares (or of the right to receive Shares underlying RSUs), the Company shall deliver to the Participant, free from vesting restrictions, one Share for each surrendered and vested Restricted Share (or deliver one Share free of the vesting restriction for each vested RSU), unless an Award Agreement provides otherwise and subject to Section 10 regarding Withholding Taxes. No fractional Shares shall be distributed, and cash shall be paid in lieu thereof.

8.            Performance Awards.

(a)          Grant. The Committee is hereby authorized to grant Performance Awards to Participants. Performance Awards include arrangements under which the grant, issuance, retention, vesting and/or transferability of any Award are subject to Performance Criteria and such additional conditions or terms as the Committee may designate. Subject to the terms of the Plan and any applicable Award Agreement, a Performance Award granted under the Plan:

(i)          may be denominated or payable in cash, Shares (including, without limitation, Restricted Shares), other securities, or other Awards; and

(ii)         shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, on the achievement of such performance goals during such Performance Periods as the Committee shall establish.

(b)          Amendment of Performance Criteria. After a Performance Award has been granted, the Committee may, if it determines appropriate, amend any Performance Criteria, at its sole and absolute discretion.

(c)          Satisfaction of Performance Criteria. If, as a result of the applicable Performance Criteria being met, a Performance Award becomes vested and/or exercisable in respect of some, but not all of the number of Shares underlying such Award, which did not become vested and exercisable by the end of the Performance Period, such Performance Award shall thereupon lapse and cease to be exercisable in respect of the balance of the Shares which did not vest and/or become exercisable by the end of the Performance Period.

9.            Dividend Equivalent Rights. The Committee may grant Dividend Equivalent Rights to any Eligible Person, and may do so either pursuant to an Award Agreement that is independent of any other Award (other than an Option or SAR) or through a provision in another Award that Dividend Equivalent Rights attach to the Shares underlying the Award. For example, and without limitation, the Committee may grant a Dividend Equivalent Right in respect of each Share subject to a Restricted Share Award, RSU Award, or Performance Award.

(a)          Nature of Right. Each Dividend Equivalent Right shall represent the right to receive amounts based on the dividends declared on Shares as of all dividend payment dates during the term of the Dividend Equivalent Right (as determined by the Committee). Unless otherwise determined by the Committee, a Dividend Equivalent Right shall expire upon termination of the Participant’s Continuous Service, provided that a Dividend Equivalent Right that is granted as part of another Award shall have a term and an expiration date that coincides with those of the related Award.

(b)          Settlement. Unless otherwise provided in an Award Agreement, Dividend Equivalent Rights shall be paid out on the (i) record date for dividends if the Award occurs on a stand-alone basis, and (ii) vesting or later settlement date for another Award if the Dividend Equivalent Right is granted as part of it. Payment of all amounts determined in accordance with this Section shall be in Shares, with cash paid in lieu of fractional Shares, provided that the Committee may instead provide in an Award Agreement for cash settlement of all or part of the Dividend Equivalent Rights. Only the Shares actually issued pursuant to Dividend Equivalent Rights shall count against the limits set forth in Section 3 above.

(c)          Other Terms. The Committee may impose such other terms and conditions on the grant of a Dividend Equivalent Right as it deems appropriate in its discretion as reflected by the terms of the Award Agreement. The Committee may establish a program under which Dividend Equivalent Rights may be granted in conjunction with other Awards.

10.          Taxes; Withholding.

(a)          General Rule. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards, and neither the Company or any of its Affiliates, nor any of their respective employees, directors, or agents shall have any obligation to mitigate, indemnify, or otherwise hold any Participant harmless from any or all of such taxes. The Company’s obligation to deliver Shares (or to pay cash) to Participants pursuant to Awards is at all times subject to a Participant’s prior or coincident satisfaction of all required

Withholding Taxes. Except to the extent otherwise either provided in an Award Agreement, the Company or any of its Affiliates shall satisfy Withholding Taxes:

(i)          first by withholding and cancelling the Participant’s rights with respect to a number of Shares that (A) would otherwise have been delivered to the Participant pursuant to the Award, and (B) have an aggregate Fair Market Value (as of the date of withholding) equal to the Withholding Taxes;

(ii)         second by withholding any cash otherwise payable to the Participant pursuant to the Award; and

(iii)        finally, by withholding the cash otherwise payable to the Participant by the Company.

The number of Shares withheld and cancelled to pay a Participant’s Withholding Taxes shall not be rounded up to the nearest whole Share sufficient to satisfy such taxes. In such case, the Participant shall pay to the Company that amount of cash that is equal to the amount by which the Withholding Taxes exceed the Fair Market Value of such Shares as of the date of withholding.

(b)          U.S. Code Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Code Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Code Section 409A. To the extent applicable, the Plan and any Award Agreements shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate (i) to exempt the Award from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) to comply with the requirements of Code Section 409A and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

(c)          Unfunded Tax Status. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Person pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give such Person any rights that are greater than those of a general creditor of the Company or any of its Affiliates, and a Participant’s rights under the Plan at all times constitute an unsecured claim against the general assets of the Company for the collection of benefits as they come due. Neither the Participant nor the Participant’s duly- authorized transferee or Beneficiaries shall have any claim against or rights in any specific assets, Shares, or other funds of the Company.

11.          Non-Transferability of Awards.

(a)          General. Except as set forth in this Section, or as otherwise approved by the Committee, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a death Beneficiary by a Participant will not constitute a transfer. An Award may be exercised during the lifetime of the holder of an Award only by such holder, by the duly-authorized legal representative of a holder who is Disabled, or by a transferee permitted by this Section.

(b)          Limited Transferability Rights. The Committee may in its discretion provide in an Award Agreement that an Award in the form of a non-ISO, SAR, Restricted Shares, or Performance Shares may be transferred, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to the Participant’s Immediate Family, (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated beneficiaries, or (iii) by gift to charitable institutions. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and the Plan.

(c)          Death. In the event of the death of a Participant, any outstanding Awards issued to the Participant shall automatically be transferred to the Participant’s Beneficiary (or, if no Beneficiary is designated or surviving, to the person or persons to whom the Participant’s rights under the Award pass by will or the laws of descent and distribution).

12.          Change in Capital Structure; Change in Control; Etc.

(a)         Changes in Capitalization. The Committee shall equitably adjust the number of Shares covered by each outstanding Award, and the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation, forfeiture, or expiration of an Award, the maximum annual Share limit on Awards to any individual Participant, as well as the exercise or other price per Share covered by each such outstanding Award, to reflect any increase or decrease in the number of issued Shares resulting from a stock-split, reverse stock-split, stock dividend, combination, recapitalization or reclassification of the Shares, merger, consolidation, change in organization form, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards such alternative consideration (including cash or securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. In any case, such substitution of cash or securities shall not require the consent of any person who is granted Awards pursuant to the Plan. Except as expressly provided herein, or in an Award Agreement, if the Company issues for consideration shares of stock of any class or securities convertible into shares of stock of any class, the issuance shall not affect, and no adjustment by reason thereof shall be required to be made with respect to the number or price of Shares subject to any Award.

(b)          Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company other than as part of a Change of Control but subject to the terms of any Award Agreements or employment-related agreements between the Company or any of its Affiliates and any Participant, each Award will terminate immediately prior to the consummation of such dissolution or liquidation, subject to the ability of the Committee to exercise any discretion authorized in the case of a Change in Control.

(c)          Change in Control. In the event of a Change in Control but subject to the terms of any Award Agreements or employment-related agreements between the Company or any of its Affiliates and any Participant, each outstanding Award shall be assumed, or a substantially equivalent award shall be substituted, by the surviving or successor company or a parent or subsidiary of such successor company (in each case, the “Successor Company”) upon consummation of the Change in Control. Notwithstanding the foregoing, instead of having outstanding Awards be assumed or replaced with equivalent awards by the Successor Company, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s shareholders or any Participant with respect to his or her outstanding Awards, take one or more of the following actions (with respect to any or all of the Awards, and with discretion to differentiate between individual Participants and Awards for any reason):

(i)          accelerate the vesting of Awards so that Awards shall vest (and, to the extent applicable, become exercisable) as to the Shares that otherwise would have been unvested and provide that repurchase rights of the Company with respect to Shares issued pursuant to an Award shall lapse as to the Shares subject to such repurchase right;

(ii)         arrange or otherwise provide for the payment of cash or other consideration to Participants in exchange for the satisfaction and cancellation of all or some outstanding Awards (based on the Fair Market Value, as of the date of the Change in Control, of the Award being cancelled, based on any reasonable valuation method selected by the Committee, and with the Committee having full discretion to cancel either all Awards or only select Awards (such as only those that have vested on or before the Change in Control), provided, that no payment of cash or other consideration shall be made for Options that have an exercise price in excess of Fair Market Value;

(iii)        terminate all or some Awards upon the consummation of the Change in Control, provided that the Committee shall provide for vesting of such Awards in full as of a date immediately prior to consummation of the Change in Control. To the extent that an Award is not exercised, settled, or cancelled prior to consummation of a transaction in which the Award is not being assumed or substituted, such Award shall terminate upon such consummation; and/or

(iv)        make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate, subject to the terms set forth above and Section 17.

Notwithstanding the above and unless otherwise provided in an Award Agreement or in any employment-related agreement between the Company or any of its Affiliates and the Participant, in the event a Participant is Involuntarily Terminated on or within twelve (12) months (or any other period set forth in an Award Agreement) following a Change in Control, then any Award that is assumed or substituted pursuant to this Section above shall accelerate and become fully vested (and become exercisable in full in the case of Options and SARs), and any repurchase right applicable to any Shares underlying the Award shall lapse in full. The acceleration of vesting and lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the effective date of the Participant’s Involuntary Termination.

13.          Recoupment of Awards. Unless otherwise specifically provided in an Award Agreement, and to the extent permitted by Applicable Law, the Committee may in its sole and absolute discretion, without obtaining the approval or consent of the Company’s shareholders or of any Participant, require that any Participant reimburse the Company for all or any portion of any Awards granted under this Plan (“Reimbursement”), or the Committee may require the termination of any outstanding, unexercised, unexpired Awards (“Termination”), or rescission of any exercise, payment, or delivery pursuant to the Award (“Rescission”), or the recapture of any Shares (“Recapture”), if and to the extent:

(a)          the granting, vesting, or payment of such Award was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement;

(b)          in the Committee’s view, the Participant either benefited from a calculation that later proved to be materially inaccurate, or engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company or any Affiliate; and lower granting, vesting, or payment of such Award would have occurred based upon the conduct described in clause (a) of this Section.

In each instance, the Committee shall, to the extent practicable and allowable under Applicable Laws, require Reimbursement, Termination, or Rescission of, or Recapture relating to, any such Award granted to a Participant; provided that the Company will not seek Reimbursement, Termination, or Rescission of, or Recapture relating to, any such Awards that were paid or vested more than three (3) years prior to the first date of the applicable restatement period. Notwithstanding any other provision of the Plan, all Awards shall be subject to Reimbursement, Termination, Rescission, and/or Recapture to the extent required by Applicable Law, including but not limited to Section 10D of the Exchange Act. In addition, without limiting anything in this Section 13, all Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

14.         Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any of its Affiliates except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

15.          Administration of the Plan. The Committee shall administer the Plan in accordance with its terms, provided that the Board may act in lieu of the Committee on any matter. The Committee shall hold meetings at such times and places as it may determine from time to time and may prescribe, amend, and rescind such rules, regulations, and procedures for the conduct of its business as it deems advisable. In the absence of a duly appointed Committee, the Board shall function as the Committee for all purposes of the Plan.

(a)          Committee Composition. The Board shall appoint the members of the Committee. The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without Cause, and fill vacancies on the Committee however caused.

(b)          Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority, in its sole discretion:

(i)          to grant Awards and to determine Eligible Persons to whom Awards shall be granted from time to time and the number of Shares, units, or dollars to be covered by each Award;

(ii)         to determine, from time to time, the Fair Market Value of Shares;

(iii)        to determine, and to set forth in Award Agreements, the terms and conditions of all Awards, including, but not limited to, any applicable exercise or purchase price, the installments and conditions under which an Award shall become vested (which may be based on performance), terminated, expired, cancelled, or replaced, and the circumstances for vesting acceleration or waiver of forfeiture restrictions, and other restrictions and limitations;

(iv)        to approve the forms of Award Agreements and all other documents, notices, and certificates in connection therewith which need not be identical either as to type of Award or among Participants;

(v)         to construe and interpret the terms of the Plan and any Award Agreement, to determine the meaning of their terms, and to prescribe, amend, and rescind rules and procedures relating to the Plan and its administration;

(vi)        to the extent consistent with the purposes of the Plan and without amending the Plan, to modify, to cancel, or to waive the Company’s rights with respect to any Awards, to adjust or to modify Award Agreements for changes in Applicable Law, and to recognize differences in foreign law, tax policies, or customs;

(vii)       to require, as a condition precedent to the grant, vesting, exercise, settlement, and/or issuance of Shares pursuant to any Award, that a Participant agree to execute a general release of claims (in any form that the Committee may require, in its sole discretion, which form may include any other provisions (e.g. confidentiality and restrictions on competition) that are found in general claims release agreements that the Company utilizes or expects to utilize);

(viii)      in the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting, settlement, or exercise of an Award, such as a system using an internet website or interactive voice response, to implement paperless documentation, granting, settlement, or exercise of Awards by a Participant, may be permitted through the use of such an automated system; and

(ix)        to make all interpretations and to take all other actions that the Committee may consider necessary or advisable to administer the Plan or to effectuate its purposes.

Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are Trustees or Employees.

(c)          Local Law Adjustments and Sub-Plans. To facilitate the making of any grant of an Award under this Plan, the Committee may adopt rules and provide for such special terms for Awards to Participants who are (i) located within the United States, (ii) foreign nationals, or (iii) employed by the Company or any of its Affiliates outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Without limiting the foregoing, the Company is specifically authorized to adopt rules and procedures regarding local currency conversion, taxes, withholding procedures, and handling of stock certificates, which vary with the customs and requirements of particular countries. The Company may adopt sub-plans and establish escrow accounts and trusts, and settle Awards in cash in lieu of shares, as may be appropriate, required or applicable to particular locations and countries.

(d)          Action by Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by an officer or other employee of the Company or any of its Affiliates, the Company’s independent certified public accounts, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

(e)          Deference to Committee Determinations. The Committee shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of the Plan or Award Agreements. The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee’s interpretation and construction of any provision of the Plan or of any Award or Award Agreement, and all determinations that the Committee makes pursuant to the Plan, shall be final, binding, and conclusive. The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly made in bad faith or materially affected by fraud.

(f)          No Liability; Indemnification. Neither the Board nor any Trustee or Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction, or determination made in good faith with respect to the Plan, any Award, or any Award Agreement. The Company and its Affiliates shall pay or reimburse any Committee member, Trustee, Employee, or Consultant who in good faith takes action on behalf of the Plan for all expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties on behalf of the Plan. The Company and its Affiliates may, but shall not be required to, obtain liability insurance for this purpose.

(g)         Claims Limitations Period. Any Participant who believes he or she is being denied any benefit or right under this Plan or under any Award may file a written claim with the Committee. Any claim must be delivered to the Committee within sixty (60) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within 120 days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision, including any deemed denial, is final, binding and conclusive on all persons. No lawsuit relating to this Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied, and any permitted lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

(h)         Expenses. The expenses of administering the Plan shall be borne jointly and severally by the Company and its Affiliates.

16.          Time of Granting Awards. The date of grant (“Grant Date”) of an Award shall be the date on which the Committee makes the determination granting such Award or such other date as is determined by the Committee, provided that in the case of an ISO, the Grant Date shall be the later of the date on which the Committee makes the determination granting such ISO or the date of commencement of the Participant’s employment relationship with the Company; and, provide further, that the grant date under generally accepted accounting principles as consistently applied by the Company may be different than the Grant Date hereunder.

17.          Modification of Awards and Substitution of Options. Within the limitations of the Plan, the Committee may modify an Award to accelerate the rate at which an Option or SAR may be exercised, to accelerate the vesting of any Award, to extend or renew outstanding Awards, to accept the cancellation of outstanding Awards to the extent not previously exercised, or to make any change that the Plan would permit for a new Award. However, except as approved by the Company’s shareholders for any period during which it is subject to the reporting requirements of the Exchange Act, any amendment to this Plan or any Award Agreement that results in the repricing of an Option or SAR issued under this Plan shall not be effective without prior approval of the shareholders of the Company. For this purpose, repricing includes a reduction in the exercise price of an Option or SAR or the cancellation of an Option or SAR in exchange for cash, Options, or SARs with an exercise price less than the exercise price of the cancelled Option or SAR, other awards under this Plan, or any other consideration provided by the Company. Notwithstanding the foregoing in this Section 17, and except as provided in Section 13, no modification of an outstanding Award may materially and adversely affect a Participant’s rights thereunder unless either (i) the Participant provides written consent to the modification, or (ii) before a Change in Control, the Committee determines in good faith that the modification is not materially adverse to the Participant.

18.          Plan Amendment and Termination. The Committee may amend or terminate the Plan as it shall deem advisable; provided that no change shall be made that increases the total number of Shares reserved for issuance pursuant to Awards (except pursuant to Section 12 above) unless such change is authorized by the shareholders of the Company. A termination or amendment of the Plan shall not materially and adversely affect a Participant’s vested rights under an Award previously granted to him or her, unless the Participant consents in writing to such termination or amendment. Notwithstanding the foregoing, the Committee may amend the Plan to comply with changes in tax, securities laws or regulations, or U.S. generally accepted accounting principles, or in the interpretation thereof.

19.          Term of Plan. If not sooner terminated by the Board, this Plan shall terminate at the close of business on the date ten (10) years after the earlier of the date on which the Board approved the Plan and the Effective Date of the Plan as determined under Section 1(b) above. No Awards shall be made under the Plan after its termination.

20.          Governing Law. The terms of this Plan shall be governed by the laws of the State of Maryland, within the United States of America, without regard to the State’s conflict of laws rules.

21.          Laws and Regulations.

(a)          General Rules. This Plan, the granting of Awards, the exercise of Options and SARs, and the obligations of the Company hereunder (including those to pay cash or to deliver, sell, or accept the surrender of any of its Shares or other securities) shall be subject to all Applicable Law. In the event that any Shares are not registered under any Applicable Law prior to the required delivery of them pursuant to Awards, the Company may require, as a condition to their issuance or delivery, that the persons to whom the Shares are to be issued or delivered make any written representations and warranties (such as that such Shares are being acquired by the Participant for investment for the Participant’s own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares) that the Committee may reasonably require, and the Committee may in its sole discretion include a legend to such effect on the certificates representing any Shares issued or delivered pursuant to the Plan.

(b)          Black-out Periods. Notwithstanding any contrary terms within the Plan or any Award Agreement, the Committee shall have the absolute discretion to impose a “blackout” period on the exercise of any Option or SAR, as well as the settlement of any Award, with respect to any or all Participants (including those whose Continuous Service has ended) to the extent that the Committee determines that doing so is either desirable or required in order to comply with applicable securities laws.

(c)          Severability; Blue Pencil. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

22.          No Shareholder Rights. Neither any Participant nor any transferee or Beneficiary of a Participant shall have any rights as a shareholder of the Company with respect to any Shares underlying any Award until the date of issuance of a share (by certificate or book-entry) to such Participant, transferee, or Beneficiary for such Shares in accordance with the Company’s governing instruments and Applicable Law. Prior to the issuance of Shares or Restricted Shares pursuant to an Award, a Participant shall not have the right to vote or to receive dividends or any other rights as a shareholder with respect to the Shares underlying the Award (unless otherwise provided in the Award Agreement for Restricted Shares), notwithstanding its exercise in the case of Options and SARs. No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date the stock certificate is issued, except as otherwise specifically provided for in this Plan or an Award Agreement.

23.          No Employment Rights. The Plan shall not confer upon any Participant any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way a Participant’s right or the Company’s right to terminate the Participant’s employment, service, or consulting relationship at any time, with or without Cause.

24.          Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 24 by and among, as applicable, the Company and its Affiliates for the purpose of implementing, administering, and managing this Plan and Awards and the Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage this Plan and Awards and the Participant’s participation in this Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting the Participant’s local human resources representative. The Company may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s sole and absolute discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

Appendix I: Definitions

As used in the Plan, the following terms have the meanings indicated when they begin with initial capital letters within the Plan:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or the power to elect directors, whether through the ownership of voting securities, by contract, or otherwise, and the terms “affiliated,” “controlling,” and “controlled” have meanings correlative to the foregoing.

“Applicable Law” means the legal requirements relating to the administration of options and share-based plans under any applicable laws of the United States, any other country, and any provincial, state, or local subdivision, any applicable stock exchange or automated quotation system rules or regulations, as such laws, rules, regulations and requirements shall be in place from time to time.

“Award” means any award made, in writing or by an electronic medium, pursuant to the Plan, including awards made in the form of an Option, a SAR, a Restricted Share, a RSU, an Unrestricted Share, a Performance Award, or Dividend Equivalent Rights, or any combination thereof, whether alternative or cumulative.

“Award Agreement” means any written document setting forth the terms of an Award that has been authorized by the Committee. The Committee shall determine the form or forms of documents to be used and may change them from time to time for any reason.

“Beneficiary” means the person or entity designated by the Participant, in a form approved by the Company, to exercise the Participant’s rights with respect to an Award or to receive payment or settlement under an Award after the Participant’s death.

“Board” means the Board of Trustees of the Company.

“Cause” for termination of a Participant’s Continuous Service will have the meaning set forth in any unexpired employment agreement between the Company and the Participant. In the absence of such an agreement, “Cause” will exist if the Participant is terminated from employment or other service with the Company or any of its Affiliates for any of the following reasons: (i) the Participant’s willful failure to substantially perform his or her duties and responsibilities to the Company or deliberate violation of a material Company policy; (ii) the Participant’s commission of any material act or acts of fraud, embezzlement, dishonesty, or other willful misconduct; (iii) the Participant’s material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful and material breach of any of his or her obligations under any written agreement or covenant with the Company.

The Committee shall in its discretion determine whether or not a Participant is being terminated for Cause. The Committee’s determination shall, unless arbitrary and capricious, be final and binding on the Participant, the Company, and all other affected persons. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time, and the term “Company” will be interpreted herein to include any Affiliate or successor thereto, if appropriate.

“Change in Control” means any of the following:

(i)           Acquisition of Controlling Interest. Any Person (other than Persons who are Employees at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the

Company’s then outstanding securities. In applying the preceding sentence, (i) securities acquired directly from the Company or its Affiliates by or for the Person shall not be taken into account, and (ii) an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be Change of Control, as reasonably determined by the Board.

(ii)          Change in Board Control. During a consecutive two (2)-year period commencing after the date of adoption of this Plan, individuals who constituted the Board at the beginning of the period (or their approved replacements, as defined in the next sentence) cease for any reason to constitute a majority of the Board. A new Trustee shall be considered an “approved replacement” Trustee if his or her election (or nomination for election) was approved by a vote of at least a majority of the Trustees then still in office who either were Trustees at the beginning of the period or were themselves approved replacement Trustees, but in either case excluding any Trustee whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board.

(iii)         Merger. The Company consummates a merger, or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person (other than Persons who are Employees at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities.

(iv)         Sale of Assets. The stockholders of the Company approve an agreement for the sale or disposition by the Company of all, or substantially all, of the Company’s assets.

(v)          Liquidation or Dissolution. The stockholders of the Company approve a plan or proposal for liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or its successor, provided that the term “Committee” means (i) the Board when acting at any time in lieu of the Committee and (ii) with respect to any decision relating to a Reporting Person, a committee consisting solely of two or more Trustees who are disinterested within the meaning of Rule 16b-3.

“Company” means LXP Industrial Trust, a Maryland real estate investment trust; provided that in the event the Company reincorporates to another jurisdiction, all references to the term “Company” shall refer to the Company in such new jurisdiction.

“Company Share” means a share of beneficial interest, $.0001 par value per share, of the Company classified as “common stock.” In the event of a change in the capital structure of the Company affecting the common stock (as provided in Section 12), the Shares resulting from such a change in the common stock shall be deemed to be Company Stock within the meaning of the Plan.

“Consultant” means any person (other than an Employee or Trustee), including an advisor, who is engaged by the Company or any Affiliate to render services and is compensated for such services.

“Continuous Service” means a Participant’s period of service in the absence of any interruption or termination, as an Employee, Trustee, or Consultant. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; (iv) changes in status from Trustee to advisory director or emeritus status; or (iv) transfers between locations of the Company or between the Company and its Affiliates. Changes in status between service as an Employee, Trustee, and a Consultant will not constitute an interruption of Continuous Service if the individual continues to perform bona fide services for the Company. The Committee shall have the discretion to determine whether and to what extent the vesting of any Awards shall be tolled during any paid or unpaid leave of absence; provided, however, that in the absence of such determination, vesting for all Awards shall be tolled during any such unpaid leave (but not for a paid leave).

“Disabled” will have the meaning set forth in any unexpired employment agreement between the Company and the Participant. In the absence of such an agreement, “Disabled” means (i) for an ISO, that the Participant is disabled within the meaning of Code Section 22(e) (3), and (ii) for other Awards, a condition under which that the Participant:

(i)           is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(ii)          is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, received income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.

“Dividend Equivalent Rights” means Awards pursuant to Section 9 of the Plan, which may be attached to other Awards.

“Effective Date” means the date on which the Company’s shareholders approve the Plan.

“Eligible Person” means any Consultant, Trustee, or Employee and includes non-Employees to whom an offer of employment has been or is being extended.

“Employee” means any person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes, whether or not that classification is correct. The payment by the Company of a director’s fee to a Trustee shall not be sufficient to constitute “employment” of such Trustee by the Company.

“Employer” means the Company and each Subsidiary and Affiliate that employs one or more Participants.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date (the “Determination Date”) means: (i) the closing price of a Share on the New York Stock Exchange or the American Stock Exchange (collectively, the “Exchange”), on the day before (or, with respect to a Grant Date, the day of) Determination Date, or, if shares were not traded on such day, then on the nearest preceding trading day during which a sale occurred; or (ii) if such stock is not traded on the Exchange but is quoted on NASDAQ or a successor quotation system, (A) the last sales price (if the stock is then listed as a National Market Issue under The Nasdaq National Market System) or (B) the mean between the closing representative bid and asked prices (in all other cases) for the stock on the day before the Determination Date as reported by NASDAQ or such successor quotation system; or (iii) if such stock is not traded on the Exchange or quoted on NASDAQ but is otherwise traded in the over-the-counter, the mean between the representative bid and asked prices on the day before the Determination Date; or (iv) if subsections (i)-(iii) do not apply, the fair market value established in good faith by the Board.

“Grant Date” has the meaning set forth in Section 16 of the Plan.

“Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

“Incentive Stock Option” (or “ISO”) means, an Option that qualifies for favorable income tax treatment under Code Section 422.

“Involuntary Termination” means termination of a Participant’s Continuous Service under the following circumstances occurring on or after a Change in Control:

(i)           termination without Cause by the Company or an Affiliate or successor thereto, as appropriate; or

(ii)          voluntary resignation by the Participant through the following actions: (1) the Participant provides the Company with written notice of the existence of one of the events, arising without the Participant’s consent, listed in clauses (A) through (C), below within thirty (30) days of the initial existence of such event; (2) the Company fails to cure such event within thirty (30) days following the date such notice is given; and (3) the Participant elects to voluntarily terminate employment within the ninety (90) day period immediately following such event. The events include: (A) a material reduction in the Participant’s authority, duties, and responsibilities, provided that a mere change in the Participant’s title shall not trigger an Involuntary Termination, (B) the Participant being required to relocate his place of employment, other than a relocation within fifty (50) miles of the Participant’s principal work site at the time of the Change in Control, or (C) a material reduction in the Participant’s Base Salary other than any such reduction consistent with a general reduction of pay for similarly-situated Participants.

“Non-ISO” means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable Award Agreement.

“Option Proceeds” shall mean the cash actually received by the Company for the exercise price in connection with the exercise of Options that are exercised after the Effective Date of the Plan, plus the maximum tax benefit that could be realized by the Company as a result of the exercise of such Options, which tax benefit shall be determined by multiplying (i) the amount that is deductible for Federal income tax purposes as a result of any such Option exercise (currently, equal to the amount upon which the Participant’s withholding tax obligation is calculated), times (ii) the maximum Federal corporate income tax rate for the year of exercise. With respect to Options, to the extent that a Participant pays the exercise price and/or withholding taxes with Shares, Option Proceeds shall not be calculated with respect to the amounts so paid in Shares

“Option” means a right to purchase Shares at a price and on terms and conditions determined in accordance with the Plan.

“Participant” means any Eligible Person who holds an outstanding Award.

“Performance Awards” mean Awards granted pursuant to Section 8 of the Plan.

“Performance Criteria” shall mean any quantitative and/or qualitative measures, as determined by the Committee, which may be used to measure the level of performance of the Company or any individual Participant during a Performance Period.

“Performance Period” shall mean any period as determined by the Committee in its sole discretion.

“Person” means any natural person, association, trust, business trust, cooperative, corporation, general partnership, joint venture, joint- stock company, limited partnership, limited liability company, real estate investment trust, regulatory body, governmental agency or instrumentality, unincorporated organization or organizational entity.

“Plan” means this LXP Industrial Trust 2022 Equity-Based Award Plan.

“Recapture”, “Rescission”, “Reimbursement” have the meanings set forth in Section 13 of the Plan.

“Recoupment” has the meaning set forth in Section 13 of the Plan.

“Reporting Person” means an Employee, Trustee, or Consultant who is subject to the reporting requirements set forth under Rule 16b-3.

“Restricted Share” means a Company Share awarded with restrictions imposed under Section 7.

“Restricted Share Unit” or “RSU” means a right granted to a Participant to receive Shares or cash upon the lapse of restrictions imposed under Section 7.

“Retirement” means a Participant’s termination of employment after age 65.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

“Share” means a share of Common Stock of the Company, as adjusted in accordance with Section 13 of the Plan.

“SAR” or “Share Appreciation Right” means a right to receive amounts awarded under Section 6.

“Ten Percent Holder” means a person who owns (within the meaning of Code Section 422) stock representing more than ten percent (10%) of the combined voting power of all classes of stock of the Company.

“Termination” has the meaning set forth in Section 15 of the Plan.

“Trustee” means a member of the Board, or a member of the board of directors of an Affiliate of the Company.

“Unrestricted Shares” mean Shares that are not subject to restrictions that are awarded pursuant to Section 7 of the Plan.

“Withholding Taxes” means the aggregate amount, up to maximum statutory limits as in effect from time to time, of federal, state, local and foreign income, payroll and other taxes that the Company and any of its Affiliates are required to withhold in connection with any Award.

YOUR VOTE IS IMPORTANT! SEE REVERSE SIDE FOR FOUR EASY WAYS TO VOTE VIA THE INTERNET, BY TELEPHONE OR BY MAIL YOU MAY VOTE VIA THE INTERNET OR BY TELEPHONE. YOUR INTERNET OR TELEPHONE VOTE MUST BE RECEIVED BY 11:59 P.M. EASTERN DAYLIGHT TIME ON MAY 23, 2022. IF YOU DO NOT VOTE VIA THE INTERNET OR TELEPHONE, THEN PLEASE MARK, SIGN, DATE AND RETURN THIS WHITE PROXY CARD PROMPTLY. YOUR MAIL VOTE MUST BE RECEIVED IN SUFFICIENT TIME BEFORE THE ANNUAL MEETING. If you have any questions, would like to request additional copies of proxy materials or need assistance voting your WHITE proxy card, please contact LXP Industrial Trust’s proxy solicitor: D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Banks and Brokers Call Collect: (212) 269-5550All Others Call Toll-Free: (866) 811-1442 Email: LXP@dfking.com • Please sign and date the WHITE proxy card below and fold and detach at the perforation before mailing. • LXP INDUSTRIAL TRUST WHITE PROXY CARD Proxy Solicited by Board of Trustees for 2022 Annual Meeting of Shareholders — May 24, 2022 The undersigned shareholder of LXP Industrial Trust, a Maryland real estate investment trust, hereby appoints Beth Boulerice and Joseph S. Bonventre, or either of them as proxies (“Proxies”) for the undersigned, each with the power of substitution, to attend the 2022 Annual Meeting of Shareholders of LXP Industrial Trust to be held on May 24, 2022, at 10:00 a.m., Eastern Time, virtually via the internet at www.cesonlineservices.com/lxp22_vm, or any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of 2022 Annual Meeting of Shareholders and of the accompanying proxy statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. Shares represented by this proxy will be voted as instructed on the reverse side. If no such instructions are indicated, but this proxy is properly executed, the Proxies will have authority to vote FOR the election of each of the nominees listed in Proposal 1 and FOR Proposals 2, 3, 4 and 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. (Items to be voted appear on reverse side)

LXP INDUSTRIAL TRUST c/o Corporate Election Services P.O. Box 3230 Pittsburgh, PA 15230 ANNUAL MEETING OF SHAREHOLDERS MAY 24, 2022 YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of LXP Industrial Trust for the 2022 annual meeting of shareholders. YOU CAN VOTE TODAY IN ONE OF FOUR WAYS: Your vote is important! Even if you plan to attend our virtual annual meeting, please cast your vote as soon as possible by: Internet QR Code Telephone Mail Access the Internet site and cast your vote: OR OR Call Toll-Free: ORReturn your WHITE proxy card in the postage-paid www.cesvote.com 1-888-693-8683 envelope provided Your Internet or telephone vote must be received by 11:59 p.m. Eastern Daylight Time on May 23, 2022. Scan with a mobile device Control Number • • Please sign and date the WHITE proxy card below and fold and detach at the perforation before mailing. • When properly executed, your WHITE proxy card will be voted in the manner you direct. If you do not specify your choices, yourshares will be voted FOR each of the nominees listed in Proposal 1, and FOR Proposals 2, 3, 4 and 5. The Board of Trustees unanimously recommends a vote The Board of Trustees unanimously recommends a vote FOR FOR each of the nominees listed in Proposal 1. Proposals 2, 3, 4 and 5. 1. Election of Trustees: FOR WITHHOLD FOR ALL 2. To consider and vote upon an advisory, non-binding resolution to approve ALL ALL EXCEPT the compensation of the named executive officers, as disclosed in the (1) T. Wilson Eglin accompanying proxy statement. ... .. (2) Richard S. Frary .. FOR . AGAINST . ABSTAIN (3) Lawrence L. Gray To withhold authority to vote for any 3. To consider and vote upon an amendment to our Declaration of Trust to (4) Arun Gupta individual nominee(s), mark “For All Except” and write the number(s) of the increase the number of authorized shares of beneficial interest. (5) Jamie Handwerker nominees in the space below. .. FOR . AGAINST . ABSTAIN (6) Claire A. Koeneman 4. To consider and vote upon a proposal to approve the LXP Industrial Trust (7) Nancy Elizabeth Noe 2022 Equity-Based Award Plan. (8) Howard Roth .. FOR . AGAINST . ABSTAIN 5. To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. .. FOR . AGAINST . ABSTAIN Signature Date Signature (Joint Tenant) Date INSTRUCTIONS: Please sign exactly as your name(s) appears(s) on this proxy card. When signing as an attorney, executor, administrator, trustee, guardian or other fiduciary please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.